  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996.


                                                     REGISTRATION NO. 33-95654
==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                               -----------------

                              AMENDMENT NO. 4 TO
                                  FORM SB-2


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                                INGENEX, INC.

(Name of small business issuer as specified in its charter)
-----------------------------------------------------------------------------

              DELAWARE                             2836                       94-3163294
  (State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
   incorporation or organization)      Classification Code Number)      Identification Number)

                              1505 O'BRIEN DRIVE
                         MENLO PARK, CALIFORNIA 94025
                                (415) 617-9570

(Address and telephone number of principal executive offices)
                               -----------------
                             MARK E. FURTH, PH.D.
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                INGENEX, INC.
                              1505 O'BRIEN DRIVE
                         MENLO PARK, CALIFORNIA 94025
                                (415) 617-9570

          (Name, address and telephone number of agent for service)

                               -----------------

                                  Copies to:

           CHARLES I. WEISSMAN, ESQ.               MARTIN H. LEVENGLICK, ESQ.
   SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP         JULIE M. ALLEN, ESQ.
                919 THIRD AVENUE                O'SULLIVAN GRAEV & KARABELL, LLP
            NEW YORK, NEW YORK 10022                  30 ROCKEFELLER PLAZA
                 (212) 758-9500                     NEW YORK, NEW YORK 10112
                                                         (212) 408-2400

                               -----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                  STATEMENT.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]








                       CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM
                                                    PROPOSED MAXIMUM     AGGREGATE
      TITLE OF EACH CLASS OF         AMOUNT TO BE    OFFERING PRICE       OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED      PER SHARE(1)        PRICE(1)      REGISTRATION FEE
---------------------------------  --------------  ----------------  ----------------  ----------------
Common Stock, $.001 par value(2)      2,127,500          $10.50        $22,338,750.00      $7,703.02
---------------------------------  --------------  ----------------  ----------------  ----------------

---------------
   (1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

   (2) Includes 277,500 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

                                INGENEX, INC.

                            CROSS REFERENCE SHEET
                SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                        REQUIRED BY ITEMS OF FORM SB-2

              FORM SB-2 ITEM NUMBER
                   AND HEADING                                 LOCATION IN PROSPECTUS
------------------------------------------------  ----------------------------------------------
1. Front of Registration Statement and Outside
   Front Cover of Prospectus .................... Outside Front Cover Page of Prospectus

2. Inside Front and Outside Back Cover Pages of   Inside Front and Outside Back Cover Pages of
   Prospectus ................................... Prospectus

3. Summary Information and Risk Factors  ........ Prospectus Summary; Risk Factors

4. Use of Proceeds .............................. Use of Proceeds

5. Determination of Offering Price .............. Underwriting

6. Dilution ..................................... Dilution

7. Selling Security Holders ..................... Not Applicable

8. Plan of Distribution ......................... Outside Front Cover Page of Prospectus; Risk
                                                  Factors; Underwriting

9. Legal Proceedings ............................ Business--Litigation

10. Directors, Executive Officers, Promoters and
    Control Persons ............................. Management

11. Security Ownership of Certain Beneficial
    Owners and Management ....................... Principal Stockholders

12. Description of Securities ................... Description of Capital Stock

13. Interest of Named Experts and Counsel  ...... Not Applicable

14. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities ................................. Management --Indemnification of Directors
                                                  and Officers

15. Organization Within Last Five Years  ........ Business

16. Description of Business ..................... Prospectus Summary; Management's Discussion
                                                  and Analysis of Financial Condition and
                                                  Results of Operations; Business

17. Management's Discussion and Analysis or Plan
    of Operation ................................ Management's Discussion and Analysis of
                                                  Financial Condition and Results of Operations

18. Description of Property ..................... Business --Facilities

19. Certain Relationships and Related
    Transactions ................................ Certain Transactions

20. Market for Common Equity and Related
    Stockholder Matters ......................... Prospectus Summary; Risk Factors; Dividend
                                                  Policy; Business; Principal Stockholders

21. Executive Compensation ...................... Management --Executive Compensation

22. Financial Statements ........................ Financial Statements

23. Changes In and Disagreements With
    Accountants on Accounting and Financial
    Disclosure .................................. Changes in Accountants

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY
    OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR
   THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE
 UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF
                               ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996


PROSPECTUS

 #############################################################################

                               GRAPHIC TO COME

 #############################################################################

                               1,850,000 SHARES

                                INGENEX, INC.

                                 COMMON STOCK

   The 1,850,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Ingenex, Inc. Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price of the Common Stock will be between $9.50 and $10.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for inclusion on The Nasdaq National Market under the symbol "INGX", subject to the satisfaction of certain conditions.

   Titan Pharmaceuticals, Inc. ("Titan"), a Delaware corporation that owns approximately 81% of the outstanding Common Stock, has expressed an interest in purchasing approximately 200,000 of the shares of Common Stock offered hereby at the initial public offering price. In addition, in consideration of a payment to the Company of $100,000, the Company has issued to Titan an option to purchase approximately an additional 300,000 shares of Common Stock at an exercise price per share equal to the initial public offering price (the "Titan Option") and an additional option and a right of first refusal with respect to future issuances of voting capital stock of the Company in order for Titan to maintain ownership of a majority of the outstanding voting capital stock of the Company. See "Certain Transactions."

 THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------
                               UNDERWRITING
                  PRICE TO     DISCOUNTS AND    PROCEEDS TO
                   PUBLIC     COMMISSIONS(1)     COMPANY(2)
--------------  ----------  -----------------  ------------
Per Share .....      $               $               $
--------------  ----------  -----------------  ------------
Total(3) ......      $               $               $
--------------  ----------  -----------------  ------------

-----------------------------------------------------------------------------

   (1) Excludes (i) a non-accountable expense allowance payable to the representative of the Underwriters (the "Representative") equal to 2% of the gross proceeds of the Offering, of which $25,000 has been paid to date, and (ii) warrants to be issued to the Representative to purchase up to 185,000 shares of Common Stock (the "Representative's Warrants"). In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (2) Before deducting expenses of the Offering payable by the Company, estimated at $1,020,000, including the Representative's non-accountable expense allowance.











   (3) The Company has granted to the Underwriters a 30-day option to purchase up to 277,500 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the
        Company will be $       , $       and $       , respectively. See
        "Underwriting."
                               -----------------

   The shares of Common Stock offered hereby are being offered by the Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the certificates for the shares of Common Stock
will be available for delivery on or about      , 1996 at the offices of
Kaufman Bros., L.P., New York, New York.

                               -----------------
                              KAUFMAN BROS., L.P.

                 The date of this Prospectus is        , 1996

MDRx1:   Genetic Enhancement of Chemotherapy

         Gene therapy with MDR-1, a human multidrug resistance gene, is intended to protect normal blood cells from damage by drugs used to treat cancer, potentially enabling more aggressive chemotherapy and improved treatment outcomes.

Cancer Patient with Chemotherapy Sensitive Bone Marrow.

         [INSERT FIGURE HERE]

         The initial clinical trial of MDRx1 involves patients with ovarian and breast cancer. Blood progenitor or stem cells are removed and purified from the cancer patient's bone marrow or blood.

         The MDR-1 gene is introduced to these cells using a viral delivery system.

         The photograph shows darkly stained blood cells, indicating successful delivery of the gene to blood cell precursors taken from a cancer patient in an ongoing clinical trial of MDRx1.

         The genetically modified progenitor cells are given back to the patient, where they can engraft in the bone marrow, multiply, and produce protected blood cells.

Same Cancer Patient with Protected Bone Marrow.

         [INSERT FIGURE HERE]

         Elevated expression of MDR-1 protects blood cells by increasing their ability to pump out various cytotoxic drugs used to treat cancer. This may allow patients to tolerate higher and/or more frequent doses of chemotherapy.

DNA analysis confirms the presence of the newly introduced MDR-1 gene in blood cells of a clinical trial patient.

         [INSERT FIGURE HERE]


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

RB94:    Genetic Tumor Suppression

         Injection of a tumor suppressor gene is intended to cause regression of localized, malignant tumors, such as those of the prostate gland.

               Introduce RB94 gene into tumor using a viral delivery system

               [INSERT FIGURE HERE]

               RB94 protein acts to inhibit the proliferation of cancer cells

               RB protein prevents the production of other proteins needed for cells to multiply. RB94, a shortened form of RB, appears more stable than the full-length protein and shows enhanced suppressive activity against tumors.

               Production of RB94 Protein in Human Tumor Cells

                           1. Human tumor cells with defective RB genes lack RB protein, as shown by absence of brown staining. These cells form tumors (marked by arrows in bottom photograph) when injected into immune deficient mice.

                               [INSERT FIGURE HERE]

                           2. After the injection of a virus carrying RB94 into tumors, the RB94 protein is found in cell nuclei, as shown by dark staining using an antibody. This leads to regression of certain human tumors in the mouse test system.

                               [INSERT FIGURE HERE]

               RB94 tumor suppressor gene therapy reverses growth of human tumors in mice.

               Treatment not only appears effective against cancer cells that have lost their normal RB genes, but also against certain cancer cells that retain a normal RB gene, suggesting the potential use of RB94 to treat a broad range of solid tumors.

               [INSERT FIGURE HERE]                       [INSERT FIGURE HERE]

GSX System:    Selection of Gene-Specific Inhibitors

This system identifies genes based on the specific inhibition of their function and is designed to pinpoint key steps in disease pathways for therapeutic intervention.

Find DNA fragments that inhibit function of corresponding gene.

1. General random gene fragment expression library oInsert small gene fragments into delivery vector

[INSERT FIGURE HERE]

2.     Transfer library into target cells
       oCells receive and express random gene fragments

3.     Select cells with desired property
       oResulting from specific inhibition of gene function


Cell with ineffectual fragment      Selected cell         Cell with ineffectual fragment
[INSERT FIGURE HERE]                [INSERT FIGURE HERE]  [INSERT FIGURE HERE]

4. Recover and characterize effective inhibitory gene fragments oIdentify target gene(s) by sequencing DNA fragments oDetermine inhibitory mechanisms

Develop Gene-Specific Inhibitory Drugs

[INSERT FIGURE HERE]              [INSERT FIGURE HERE]             [INSERT FIGURE HERE]

Antisense RNA                     Protein fragment interferes      Small molecule mimics
(oligonucleotide) blocks          with activity or interactions    inhibitory protein fragment
synthesis of target protein       of target protein

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus, including information under "Risk Factors" and the Financial Statements and Notes thereto. Unless otherwise indicated, all information contained in this Prospectus (i) reflects a 1.875-for-one stock split of the Common Stock effected in September 1994, (ii) reflects a 3.438924545-for-one reverse stock split of the Common Stock and the Series A Preferred Stock of the Company and a 2.328840417-for-one reverse stock split of the Series B Preferred Stock of the Company effected in May 1995, (iii) gives effect to the conversion (the "Preferred Stock Conversion") of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock of the Company (collectively, the "Preferred Stock") into 1,291,234 shares of Common Stock upon the consummation of the Offering, (iv) assumes no exercise of the Representative's Warrants and (v) assumes no exercise of the Underwriters' over-allotment option.

                                 THE COMPANY

   Ingenex, Inc. ("Ingenex" or the "Company") is a biopharmaceutical company engaged in the development of proprietary gene-based therapies and the application of functional genetics to pharmaceutical discovery. The Company's initial commercial strategy is to develop gene therapy products for the oncology market. The Company currently is sponsoring a Phase I/II clinical trial of MDRx1, a gene therapy product aimed at limiting the destruction by cytotoxic drugs of normal blood-forming cells in the bone marrow of cancer patients undergoing chemotherapy. The Company believes that MDRx1 will permit the administration of increased doses of cytotoxic drugs to cancer patients, resulting in the increased efficacy of chemotherapy. Ingenex also is developing a gene therapy product based on RB94, a modified form of RB, a tumor suppressor gene. This product is intended to cause the regression of localized, malignant cancers. In addition, the Company is building a new, proprietary genomics technology, the GSX System, which identifies genes based on the specific inhibition of their function and is designed to pinpoint key steps in a disease pathway for therapeutic intervention. Ingenex believes that the GSX System may be used to develop treatments for a wide range of diseases through the discovery of both gene therapy products and small molecule drugs.

   Genomics entails the identification and sequencing of human genes and the identification of genes implicated in particular diseases. Certain scientists in the public and private sectors are seeking to identify and sequence the approximately 100,000 human genes and to discover genes associated with human diseases. However, the knowledge of a gene's DNA sequence alone does not identify its biological role. Furthermore, the association of a gene with a disease process usually does not suggest a way to treat that disease. Ingenex's functional genetics strategy focuses on the identification of genes and fragments of genes that are capable of altering the genetic program of a cell or organism to facilitate the discovery of effective solutions to medical problems through gene therapy or drug discovery.


   MDRx1 Program. A significant limitation of cancer chemotherapy is the destruction by cytotoxic drugs of certain normal cells in the body, especially blood progenitor or stem cells in the bone marrow, which are responsible for the production of white blood cells, red blood cells and platelets. Ingenex is developing a product based on the insertion and expression of MDR-1, the human multidrug resistance gene, into blood progenitor or stem cells purified from bone marrow or blood. MDR-1 produces a protein that actively pumps many cytotoxic drugs out of cells. The introduction of MDR-1 into blood progenitor or stem cells is intended to make them less sensitive to such drugs, thereby potentially enabling more aggressive chemotherapy. In an ongoing Phase I/II clinical trial of MDRx1, the investigators sponsored by the Company at The University of Texas M.D. Anderson Cancer Center ("MD Anderson") have introduced MDR-1 into blood progenitor or stem cells removed from 20 patients with ovarian or breast cancer who have then undergone bone marrow transplantation with their own modified cells. The trial is intended to assess whether cells genetically modified for multidrug resistance can be safely reintroduced and maintained in patients as they undergo multiple cycles of chemotherapy at increasing doses. In addition, the results of such clinical trial may suggest whether the modified cells will improve cancer patients' ability to tolerate chemotherapy.

   RB94 Program. Tumor suppressor genes are generally believed to block cancer progression. The loss or inactivation of certain tumor suppressor genes, including RB, has been observed frequently in most of the common human cancers, and various scientists have proposed that the reintroduction of a functional tumor suppressor may halt the proliferation of such cancers. The investigators sponsored by Ingenex at MD Anderson, formerly affiliated with Baylor College of Medicine ("Baylor"), have reported that RB94 produces a shorter, more stable protein (the "RB94 protein") than the naturally-occurring, full-length RB gene. In preclinical studies conducted by these scientists, the addition of RB94 to RB-deficient cancer cells prevented tumor growth more completely than the addition of a full-length RB gene. Furthermore, the Company believes that RB94 may have broader clinical utility than RB because RB94 also blocks the growth of certain tumors that still contain a naturally-occurring, full-length RB gene. Ingenex believes that an important medical use of RB94 gene therapy may be as a supplemental or alternative procedure to surgery in the treatment of certain regionalized tumors.

   The GSX System. The GSX System identifies genes based on their functional roles in a biological or disease process. This system selects short gene fragments that inhibit a biological or disease process and confer a medically desirable cellular property, such as increased resistance of cells to a virus. Ingenex believes that the GSX System, because it selects genetic elements by virtue of their specific functions, represents an important advance over methods that identify gene sequences or disease-associated genes having no known cellular function. The GSX System has been employed by the Company and its scientific collaborators at the University of Illinois at Chicago ("UIC") both to gain insight into the specific functions of previously identified genes and to discover new genes and gene fragments. Ingenex has utilized the GSX System to identify gene fragments capable of blocking the replication of the Human Immunodeficiency Virus ("HIV"). The Company is also exploring the use of the GSX System to discover novel therapeutics for cancer and other diseases characterized by aberrant cellular function. In addition to identifying therapeutic genetic elements, the Company believes that information obtained using the GSX System may promote pharmaceutical discovery by demonstrating that intervention in a specific biochemical process will have a desired outcome.

   The Company's gene therapy products are currently in preclinical and clinical development. MDRx1 is being tested in a Phase I/II clinical trial. However, none of the Company's other proposed products is being tested in clinical trials or has been submitted for regulatory approval. While the Company anticipates that it will file an Investigational New Drug Application (an "IND") in late 1997 for the use of RB94 to treat prostate cancer, there can be no assurance that an IND will be filed within such anticipated time period, or at all. There also can be no assurance that the results of the clinical trial of MDRx1 or any future clinical trials will demonstrate the safety or efficacy of MDRx1 or RB94, or that any of the Company's proposed products will be successfully developed or will receive the necessary regulatory approvals, or that, even if such approvals are received, that such products will be commercialized. In addition, there can be no assurance that the GSX System will provide the basis for the development of additional gene-based therapeutic products. See "Risk Factors."

   Ingenex is a majority-owned subsidiary of Titan. Titan participates in the management of five operating biopharmaceutical companies, four of which are majority-owned subsidiaries, in the fields of central nervous system disorders, cancer therapy, blood and immune disorders and other life-threatening diseases. Titan has expressed an interest in purchasing approximately 200,000 of the shares of Common Stock offered hereby at the initial public offering price. Following the Offering, assuming Titan purchases these shares, Titan will own approximately 54% of the outstanding Common Stock (or approximately 51% if the Underwriters' over-allotment option is exercised in full). The Company has also granted to Titan the Titan Option and an additional option and a right of first refusal with respect to future issuances of voting capital stock of the Company in order for Titan to maintain ownership of a majority of the outstanding voting capital stock of the Company. Titan has agreed to certain restrictions with respect to its influence over the Company. See "Business --Relationship to Titan Pharmaceuticals, Inc." and "Underwriting."

   The Company was originally incorporated in New York under the name Pharm-Gen Systems, Ltd. in July 1991 and was reincorporated in April 1993 in Delaware as Ingenex, Inc. The Company's corporate headquarters are located at 1505 O'Brien Drive, Menlo Park, California 94025, and its telephone number is
(415) 617-9570.

                                 THE OFFERING

Common Stock offered
hereby .................         1,850,000 shares

Common Stock to be
outstanding after the
Offering ...............         4,844,391 shares (1)

Use of proceeds ........         Repayment of indebtedness, research and
                                 development, working capital and other
                                 general corporate purposes. See "Use of
                                 Proceeds."

Nasdaq National Market
symbol .................         INGX
------------

   (1) Excludes (i) 449,830 shares of Common Stock issuable upon the exercise of outstanding stock options at June 30, 1996, at a weighted average exercise price of $2.38 per share, (ii) 300,000 shares of Common Stock issuable upon the exercise of outstanding warrants, at an exercise price of $2.50 per share, (iii) 185,000 shares of Common Stock issuable upon the exercise of the Representative's Warrants and (iv) approximately 300,000 shares of Common Stock issuable upon the exercise of the Titan Option. See "Management --1994 Stock Option Plan," "Certain Transactions" and "Underwriting."

                                 RISK FACTORS

   An investment in the Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

-----------------------------------------------------------------------------

   MDRx1(Trademark) and GSX(Trademark) are trademarks of the Company. Taxol(Registered Trademark) is a registered trademark of Bristol-Myers Squibb Company.

                        SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                     PERIOD FROM
                                                                                    COMMENCEMENT
                                         YEAR ENDED           SIX MONTHS ENDED      OF OPERATIONS
                                        DECEMBER 31,              JUNE 30,         (JULY 25, 1991)
                                  ----------------------  ----------------------          TO
                                     1994        1995        1995        1996       JUNE 30, 1996
                                  ---------  -----------  ---------  -----------  ----------------
STATEMENT OF OPERATIONS DATA:
Revenue .........................   $    --   $      140    $    --   $       46       $    186
Loss from operations ............    (4,907)      (3,886)    (1,987)      (1,569)       (12,979)
Net loss ........................    (4,884)      (4,995)    (2,199)      (1,897)       (14,425)
Pro forma net loss per share(1)                    (1.56)                  (0.53)
Shares used in per share
 computations (1) ...............              3,211,192               3,258,571

                                                                   JUNE 30, 1996
                                                     ----------------------------------------
                                                                                 PRO FORMA AS
                                                        ACTUAL    PRO FORMA(2)   ADJUSTED(3)
                                                     ----------  ------------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents ..........................   $     --     $     --       $ 14,311
Working capital (deficiency) .......................       (925)        (925)        13,924
Total assets .......................................        199          199         14,510
Technology financing ...............................      1,504        1,504             --
Deficit accumulated during the development stage  ..    (14,425)     (14,425)       (14,425)
Total stockholders' equity (net capital deficiency)      (1,699)      (1,699)        14,116

------------

   (1) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing net loss per share.

   (2) Gives pro forma effect to the Preferred Stock Conversion.

   (3) Adjusted to give effect to the sale of the 1,850,000 shares of Common Stock by the Company in the Offering at an assumed initial public offering price of $10.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses) and the initial application of the net proceeds therefrom as set forth in "Use of Proceeds." See "Use of Proceeds."

                                 RISK FACTORS

   An investment in the Common Stock offered hereby involves a high degree of risk, and the Common Stock should not be purchased by persons who cannot afford the loss of their entire investment. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

   EARLY STAGE OF DEVELOPMENT. The Company's products are under development, with only one of the Company's planned products in the clinical trial phase. To date, no revenues have been generated by the Company from product sales nor are any product revenues expected for the foreseeable future. As a result, the Company must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with a development stage biopharmaceutical business, which include, but are not limited to, the possibilities that any or all of the Company's potential products will be found to be ineffective or toxic, or will fail to receive necessary regulatory clearances. To achieve profitable operations, the Company must successfully develop, obtain regulatory approvals for, introduce and commercialize products that are currently in the research and development phase. The substantial majority of the preclinical research and clinical development work and testing for the Company's product candidates remains to be completed. Moreover, the results of preclinical testing do not necessarily predict or prove safety or efficacy in humans. The Company currently is not profitable, and no assurance can be given that the Company's research and development efforts will be successful, that required regulatory approvals will be obtained, that any of the Company's proposed products will be safe and effective, that any such products, if developed and introduced, will be commercialized or that the Company will ever become profitable. Failure of the Company to successfully develop, obtain regulatory approvals for, introduce and commercialize its products under development would have a material adverse effect on the Company. See "Business."

   HISTORY OF OPERATING LOSSES; NEED FOR SUBSTANTIAL ADDITIONAL FINANCING. The Company has experienced significant operating losses since its inception in July 1991. As of June 30, 1996, the Company had incurred cumulative net operating losses of approximately $14,425,000 and its working capital deficiency was approximately $925,000. The Company will continue to incur substantial operating losses for the foreseeable future. Such losses have been and will be principally the result of the various costs associated with the Company's research and development activities. The Company's products are still in research and development, and the Company has not generated any revenues from the sale of products to date. The Company is dependent upon the net proceeds from the Offering to continue its business operations for the next 18 months, and it will be required to seek additional financing in the future to continue its research and development activities thereafter. The Company will seek to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources. The Company does not have any commitments or arrangements to obtain such financing, and there can be no assurance that the Company will not require additional financing prior to the end of such 18-month period or that it can obtain such financing on satisfactory terms, or at all. If such financing is not available, the Company may be required to modify its business development plans or reduce or cease certain or all of its operations. The Company also intends to seek and enter into collaborative arrangements with corporate partners to fund its research and development activities, but there can be no assurance that the Company will be able to find any such corporate partners or, if the Company finds any such partners, that it will be able to form a collaborative relationship on favorable terms. A failure by the Company to obtain additional financing or to enter into collaborative arrangements to fund its research and development activities would have a material adverse effect on the Company. See "--Dependence on License and Sponsored Research Agreements," "Use of Proceeds" and "Business." The report of the Company's independent accountants with respect to the Company's financial statements for the fiscal year ended December 31, 1995 includes an explanatory paragraph indicating that certain conditions raise substantial doubt as to the ability of the Company to continue as a going concern, although the Company believes that this explanatory paragraph would have been omitted if the Offering had been completed as of the date of such report. See Report of Ernst & Young LLP, Independent Auditors.

   DEPENDENCE ON LICENSE AND SPONSORED RESEARCH AGREEMENTS. The Company is dependent upon the license and/or sponsored research agreements that it has entered into with academic or other institutions, in particular Baylor, UIC, MD Anderson and the Massachusetts Institute of Technology ("MIT"). The Company is dependent upon its license agreements as the basis of its proprietary technology and on its sponsored research agreement with MD Anderson for the clinical trial of MDRx1.

   The license agreements that have been entered into by the Company typically require the payment of license fees and royalties based on sales of licensed products and processes with minimum annual royalties, the use of due diligence in bringing products to market, the achievement of funding milestones and, in some cases, the issuance of Common Stock to the licensor. The Company is also obligated under the licenses to indemnify its licensors against certain liabilities, including liabilities arising out of product liability claims. In those cases where the technology licensed to the Company was developed, at least in part, with federal funds, the license to the Company is subject to a statutory non-exclusive, non-transferable, irrevocable, paid-up license retained by the U.S. government for use by, or on behalf of, the U.S. government. The sponsored research agreement between the Company and MD Anderson currently requires periodic payments on a monthly basis. If the Company does not meet its financial or other obligations under its license agreements or its sponsored research agreement in a timely manner, the Company could lose the rights to its proprietary technology or the right to have MD Anderson conduct the clinical trial of MDRx1. From time to time in the past, the Company has failed to make payments to MD Anderson on a timely basis, although the Company is now current under its sponsored research agreement with MD Anderson and its license agreements. The Company anticipates that the net proceeds from the Offering will enable the Company to satisfy its financial obligations under its license and sponsored research agreements, as well as other anticipated operating expenses, for a period of 18 months after the consummation of the Offering. Upon the expiration of such 18-month period, substantial additional financing will be necessary for, among other things, the Company to timely honor its financial obligations under its license and sponsored research agreements. There can be no assurance that the Company will continue to have the funds necessary to satisfy its obligations under its license and sponsored research agreements. See "--History of Operating Losses; Need for Substantial Additional Financing." If the rights of the Company under its license and sponsored research agreements are terminated because it does not have the funds to timely meet its financial obligations thereunder, or for any other reason, such termination would have a material adverse effect on the Company.

   Further development of the Company's proposed products depends upon the Company's ability to maintain existing and establish new sponsored research relationships with scientific and corporate collaborators. The Company's MDRx1 product is currently being clinically tested by the investigators sponsored by the Company at MD Anderson. The Company's other gene therapy product, RB94, is in preclinical development, and the Company intends to continue to develop this product in collaboration with a partner with expertise in gene delivery. The Company's in-house research program is utilizing the GSX System to identify genes and/or gene fragments that potentially could lead to the development of additional gene therapy products and may seek to collaborate with other companies in such research and development. The Company is not able to exercise direct control over the conduct of its sponsored research and most likely will not be able to exercise direct control over the conduct of any other sponsored research relationships it may establish in the future. No assurance can be given as to the success of any sponsored research program of the Company or that the Company will be able to maintain or establish new sponsored research relationships. The failure by the Company to establish and maintain satisfactory sponsored research relationships would have a material adverse effect on the Company. See "Business --Product Research and Development" and "--Proprietary Rights."

   UNCERTAINTY RELATING TO PATENTS AND PROPRIETARY TECHNOLOGY. At the present time, Ingenex does not own any patents, although it does have one pending U.S. patent application. Currently, the Company relies on third-party licenses to obtain rights in respect of certain patents and patent applications and other proprietary rights owned by such third parties that are essential to the research and development of its proposed processes and products. See "--Dependence on License and Sponsored Research Agreements." The Company may, in the future, seek to patent other technologies and seek rights from third parties to other patents and patent applications. The success of the Company will depend in part on the ability of the Company and its licensors to obtain and maintain patent protection for any processes and products developed by the Company and on the ability of the Company to preserve its trade secrets. Patent positions in the field of biotechnology are generally highly uncertain and involve complex legal and scientific questions. To date, no consistent policy has been developed in the U.S. Patent and Trademark Office regarding the breadth of claims allowed in biotechnology patents. In addition, since patent applications in the U.S. are maintained in secrecy until patents are issued and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or its licensors were the first creators of the subject matter covered by the Company's patent application or licensed patents and patent applications, or that it or such licensors were the first to file patent applications in respect of such subject matter. Accordingly, there can be no assurance that patent applications owned by or licensed to the Company will result in the issuance of patents, or that, if issued, such patents will be valid or will afford the Company protection against competitors with similar technologies. In addition, no assurance can be given that any issued patents will provide competitive advantages for the processes and products of the Company or will not be successfully challenged or circumvented by competitors. Further, there can be no assurance that the patents of others will not be infringed by the Company's processes and products or that others will not independently develop processes and products similar to the Company's processes and products. The Company also relies upon unpatented proprietary technology. No assurance can be given that the Company can meaningfully protect its rights with regard to such unpatented proprietary technology or that competitors will not duplicate or independently develop substantially equivalent technology. Each of the Company's employees and service providers, and those of the Company's consultants and advisors who, to the Company's knowledge, have access to the Company's proprietary information, have entered into a proprietary information and inventions agreement with the Company. There can be no assurance that the obligation to maintain the confidentiality of such trade secrets or proprietary know-how set forth in such agreements will not be breached by such employees, service providers, consultants and advisors, or that the Company's trade secrets or proprietary know-how will not otherwise become known or be independently developed by competitors. Any failure (as described above or otherwise) by the Company to protect its rights to any product or process it develops could have a material adverse effect on the Company.

   The Company believes that there may be a significant amount of litigation in the industry involving patent and other intellectual property rights. If the Company were to become involved in such litigation, regardless of the outcome, a substantial portion of the Company's financial and human resources could be diverted. The Company's processes and products may be found to infringe patents which have been or will be granted to competitors or research institutions. The possibility of infringement becomes a growing concern as the biotechnology industry expands and more patents are issued. Should infringement occur, legal action could be brought against the Company, damages could be sought and certain of the Company's research, development and commercialization activities could be enjoined. If such actions were successful, in addition to any potential liability for damages, the Company could be required either to obtain a license to continue using the affected process or manufacturing or selling the affected product, or to cease using such process or manufacturing or selling such product. There can be no assurance that the Company could obtain any license required on terms acceptable to the Company, if at all. Alternatively, the Company's licensed patents could be infringed. There can be no assurance that the Company would prevail in (or have adequate resources to commence) any litigation based on the infringement of such licensed patents. A failure by the Company to obtain any such necessary licenses or to prevail in any such litigation could have a material adverse effect on the Company.

   The Company is aware of a U.S. patent issued to a third party (U.S. Patent 4,912,039) (the "Riordan patent") relating to multidrug resistance. The Riordan patent describes the isolation of two DNA molecules that code for fractional portions of the hamster protein associated with multidrug resistance (the "hamster MDR-1 gene"), whereas a patent licensed by the Company (U.S. Patent 5,206,352) (the "Roninson patent") describes (and claims) the entire human MDR-1 gene, which is the DNA that codes for the entire protein associated with multidrug resistance in human cells. Nonetheless, the Riordan patent claims a DNA molecule coding for a protein, or a fragment of a protein, that is associated with multidrug resistance in living cells, including human cells. The Riordan patent has an earlier effective filing date than the Roninson patent, and there can be no assurance that the Riordan patent will not be asserted against the Company. Thus, it may be necessary for the Company to obtain a license under the Riordan patent to pursue commercialization of its proposed gene therapy products utilizing the MDR-1 gene. There can be no assurance that such a license, if required, will be made available to the Company, if at all, on terms acceptable to the Company. Failure to obtain such a license, if required, could have a material adverse effect on the Company.

   The Company also is aware of a U.S. patent issued to a third party (U.S. Patent 5,399,346) (the "Anderson patent") relating to ex vivo (outside the body) gene therapy. The Anderson patent is reported to be exclusively licensed to Genetics Therapy, Inc. The Company believes that the Anderson patent could be asserted to cover gene therapeutics developed by the Company, to the extent that the introduction of a gene into a subject's cells is performed ex vivo. In January 1996, it was reported that an interference proceeding had been instituted in the U.S. Patent and Trademark Office between the issued Anderson patent and two pending patent applications. Depending on the outcome of the interference, it may or may not be necessary for the Company to obtain a license from a party to the interference (or its licensee) to pursue commercialization of its proposed gene therapy products utilizing ex vivo gene therapy. There can be no assurance that such a license, if required, will be made available to the Company, if at all, on terms acceptable to the Company. Failure to obtain such a license, if required, could have a material adverse effect on the Company.

   The Company has received notice that three companies, Chiron Corporation, Sandoz AG, and Introgene NV, are opposing the grant of a European patent corresponding to the Roninson patent, which the Company has licensed from UIC, with claims directed to the human MDR-1 gene and gene fragments. While the Company, through its licensor, intends to vigorously respond to the oppositions, no assurance can be given as to the scope of the claims, if any, which the European Patent Office ultimately will find patentable.

   The Company is aware of the existence of a prior art reference (European Patent Application 0 259 031) ("EP 0 259 031"), which discloses a DNA sequence corresponding to the sequence of the RB94 DNA molecule that is claimed in an issued U.S. patent licensed by the Company from Baylor (U.S. Patent 5,496,731) (the "Baylor patent"). The Baylor patent also contains claims directed to specific expression vectors containing the RB94 DNA molecule. Although an issued patent is presumed valid, there can be no assurance that the claims of the Baylor patent, if challenged, will not be found invalid. In any event, given that EP 0 259 031 relates to DNA sequences but not to methods of gene therapy, the existence of this reference alone would not, as a matter of U.S. law, be expected to affect the patentability of claims directed to the use of the RB94 DNA molecule in gene therapy for certain cancers, which gene therapy claims presently are pending in a related patent application licensed by the Company from Baylor. EP 0 259 031 further discloses the deduced amino acid sequence encoded by the disclosed DNA sequence, which amino acid sequence corresponds to that of the RB94 protein. The U.S. Patent and Trademark Office, in a Final Office Action rejection, has cited this reference as anticipating the claim directed to the RB94 protein, which claim presently is pending in a second, related patent application licensed by the Company from Baylor.

   TECHNOLOGICAL UNCERTAINTY. Gene therapy is a new and rapidly evolving field, and there is only limited preclinical and clinical data on the safety and efficacy of gene therapy. Data relating to the Company's specific gene therapy approaches is even more limited. There can be no assurance that unacceptable side effects will not be discovered during preclinical and clinical testing of the Company's potential products. Possible serious side effects of gene therapy include viral infections and the initiation of cancers in the patient. The Company's potential products are, or will be, delivered by a viral vector to patients' cells, and certain safety issues have been raised by the use of viral vectors for gene therapy. For example, it is possible that regeneration of an infectious virus may occur during the production or use of such vectors. Thus, production and quality assurance processes must be designed to reduce the possibility of infectious virus regeneration. In addition, any gene therapy approach that involves the random insertion of genetic material into the target cell's DNA could cause the activation of a gene involved in the development or spread of cancer or other harmful cells or the inactivation of a beneficial gene. Further, as with most other biopharmaceutical products, there is also a possibility of toxicity associated with a host immune response toward the vector. The possibility of such response may be increased if there is a need to deliver the vector repeatedly. There can be no assurance that the Company will be able to utilize viral vector enabling technology in a form, and in a manner, that mitigates such risks. In addition, the Company may begin development of in vivo (inside the body) approaches to gene therapy that will target specific cells. There can be no assurance that the desired specificity will be attained or that the Company's proposed products will not have serious side effects. If the Company's potential products have serious side effects, it would have a material adverse effect on the Company.

   There are many reasons why potential products that appear promising at an early stage of research or development do not result in commercialization. There can be no assurance that the Company will be permitted to undertake further clinical trials of any of its proposed products or that the results of such testing will demonstrate safety or efficacy. Even if clinical trials are successful, there is no assurance that the Company will obtain regulatory approval for any indication, or that an approved product can be produced in commercial quantities at reasonable costs or be commercialized at all. A failure by the Company to obtain such regulatory approval or to commercialize its proposed products would have a material adverse effect on the Company. See "Business."

   GOVERNMENT REGULATION. Because gene therapy is a relatively new technology and has not been extensively tested in humans, the regulatory requirements governing gene therapy products are uncertain and may be subject to change by various regulatory authorities in the U.S. and abroad. This uncertainty may result in extensive delays in initiating clinical trials and in the regulatory approval process. Regulatory requirements ultimately imposed could adversely affect the Company's ability to clinically test or commercialize products.

   The research, preclinical development and clinical trials conducted by the Company, and the manufacturing and marketing of its gene therapy products, are subject to regulation by the U.S. Food and Drug Administration (the "FDA") and similar health authorities in foreign countries. FDA approval of the Company's proposed products, as well as of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the U.S. The process of obtaining approvals from the FDA is costly, time consuming and often subject to unanticipated delays. There can be no assurance that required approvals of the Company's proposed products, processes or facilities will be granted on a timely basis, or at all. Many academic institutions and companies doing research in the gene therapy field are using a variety of approaches and technologies. Any adverse results obtained by such researchers in preclinical or clinical studies, even if not related to the Company's potential products, could adversely affect the regulatory environment for gene therapy products generally and possibly lead to delays in the approval process for the Company's potential products. Any future failure to obtain or delay in obtaining any such approvals will materially and adversely affect the ability of the Company to commercialize its proposed products. Moreover, even if such regulatory approvals are granted, such approvals may include significant limitations on indicated uses for which any such products could be marketed. Further, even if such regulatory approvals are obtained, a marketed drug or biological compound and its manufacturer are subject to continuous regulatory oversight, and later discovery of previously unknown problems may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. In addition, new government regulations may be established that could delay or prevent regulatory approvals of the Company's products, processes or facilities. Failure of the Company to obtain and maintain regulatory approvals of its products, processes or facilities would have a material adverse effect on the Company.

   On October 25, 1993, the vaccines and related biological products advisory committee to the Center for Biologics Evaluation and Research of the FDA met to review issues related to gene therapy, including the use of retroviruses and adenoviruses as viral vectors. The committee made certain recommendations that were expected to form a component of a revision of the FDA's 1991 "Points to Consider on Human Somatic Cell Therapy and Gene Therapy" document related to gene therapies and somatic cell therapies, but the committee made no formal recommendations limiting the use of viral vectors. In January 1996, the

FDA released a draft "Addendum to the Points to Consider on Human Somatic Cell and Gene Therapy (1991)." This draft document contains guidelines concerning the production and testing of vectors used in gene therapy. There can be no assurance, however, that new guidelines will not be instituted limiting the use of viral vectors, or that the Company will be able to continue to comply with existing or future regulations.

   The Company's research and development activities involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the financial resources of the Company. Although the Company believes that it is currently in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future, or that the Company will not be materially adversely affected by current or future environmental laws or regulations.

   The Company's proposed products, processes and facilities may also be subject to certain other federal, state and local government (as well as foreign) regulations, including, but not limited to, the Public Health Service Act, the Occupational Safety and Health Act and state, local and foreign counterparts to such acts. The Company cannot predict the extent of the adverse effect on its business or the financial and other costs that might result from any such existing or future government regulations. See "Business --Government Regulation."

   COMPETITION; RAPID TECHNOLOGICAL CHANGE. Competition in the biopharmaceutical industry from pharmaceutical companies, biotechnology companies, universities and others is intense and is expected to increase. Furthermore, related technologies are subject to rapid and significant change. Many of the Company's competitors and potential competitors have significantly greater research and development capabilities, experience in obtaining regulatory approvals, manufacturing and marketing expertise and technological, financial and managerial resources than the Company. Acquisitions of, or investments in, competing biotechnology companies by large pharmaceutical companies could enhance such competitors' financial and other resources. The Company also competes with universities and other research institutions in the development of technologies, processes and products. There can be no assurance that competitors of the Company will not succeed in developing technologies, processes or products that are more effective than those of the Company or that will render the Company's technologies, processes or proposed products obsolete or uneconomical. In addition, certain of the Company's competitors may achieve patent protection or product commercialization earlier than the Company. See "--Uncertainty Relating to Patents and Proprietary Technology."

   The Company is aware of a number of competitors that have commenced, or that are likely to commence shortly, clinical trials of the effects of the transfer of the MDR-1 gene into progenitor or stem cells. The Company believes that the focus of such trials and potential trials generally is the same as the clinical trial commenced by the investigators sponsored by the Company at MD Anderson in December 1994 (with respect to ovarian cancer) and January 1995 (with respect to breast cancer), in each case with respect to the MDR-1 gene and its effects on the suppression of multidrug resistance. There can be no assurance that competitors of the Company will not complete their clinical trials and obtain additional approvals required for later phases of development prior to the Company, or that the results of the Company's clinical trial will result in the issuance of such additional approvals for the Company's MDRx1 gene therapy product. Moreover, there can be no assurance that the Company will be able to keep pace with technological developments on a timely basis. The failure of the Company to compete successfully in the research, development and commercialization of its products, processes and technologies would have a material adverse effect on the Company. See "Business --Competition."

   DEPENDENCE ON KEY EMPLOYEES. The Company is highly dependent on its scientific staff, the loss of one or more of whom could substantially impair the Company's ability to achieve its goals as planned.

Because of the specialized nature of the Company's business, the Company's ability to maintain its competitive position will depend, in large part, upon its ability to attract and retain qualified scientific personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to hire sufficient qualified personnel on a timely basis or retain such personnel given the competition among numerous pharmaceutical and health care companies, universities and nonprofit research institutions for experienced scientists. The Company's future success also depends on its continuing ability to attract and retain highly qualified managerial and other personnel, especially since the Company's anticipated growth is expected to place increased demands on its resources, which will require the addition of new personnel. Competition for such personnel also is intense. The Company is currently seeking to hire a Vice President-Finance. The Company has an employment agreement with Dr. Mark E. Furth, its President and Chief Executive Officer; however, such agreement is terminable by either party without cause at any time and it does not assure the services of Dr. Furth. The Company does not currently maintain any "key person" insurance for any of its personnel. There can be no assurance that the Company can retain its key scientific, managerial and other employees or that it will be able to attract, assimilate or retain other highly qualified scientific, managerial and other personnel in the future. The failure to attract, assimilate or retain such persons would have a material adverse effect on the Company. See "Business --Employees" and "Management."

   DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND MARKETING. To date, the Company has not completed the development of or commercialized any products. To be commercialized, the Company's proposed products under development must be manufactured in compliance with regulatory requirements at acceptable costs and successfully marketed. The Company does not have any manufacturing or marketing experience nor does the Company anticipate having the resources in the foreseeable future to allocate to the commercial manufacture or marketing of its proposed products and, therefore, the Company intends to pursue collaborative arrangements with other companies with respect to the manufacture and marketing of such products in the future. The future success of the Company will depend, in part, on its ability to enter into and maintain relationships with such corporate collaborators and their success in manufacturing and marketing any such products. To the extent that the Company determines not to, or is unable to, enter into collaborative arrangements with respect to the manufacture and marketing of its proposed products, significant capital expenditures, management resources and time will be required for the Company to establish a manufacturing facility and develop a sales and marketing force. The Company has no experience in manufacturing or marketing. There can be no assurance that the Company will be able to enter into collaborative arrangements with respect to the manufacture and marketing of its proposed products, or, in lieu thereof, to establish a manufacturing facility or develop a sales and marketing force, or be successful in gaining market acceptance of its proposed products. The failure by the Company to enter into collaborative arrangements to manufacture and market its proposed products or to develop its own manufacturing and marketing capabilities would have a material adverse effect on the Company. See "Business --Manufacturing and Marketing."

   RISK OF PRODUCT LIABILITY. In the event that the Company successfully develops any products, the Company may face the risk of product liability claims alleging that such products produce adverse effects. The Company does not presently carry product liability insurance and product liability insurance for the biopharmaceutical industry, if available, generally is expensive. The Company expects to obtain product liability insurance prior to the commercial distribution or sale of any of its proposed products and, in most cases, is required to obtain such insurance prior to the commencement of production, sale or transfer of any products covered by its license agreements. There can be no assurance that the Company will avoid significant product liability claims and the attendant adverse publicity, or be able to obtain and retain product liability insurance at an acceptable cost, or, if obtained, that such insurance will be adequate to cover any or all litigation expenses and damage claims. The failure by the Company to avoid significant product liability claims or obtain and maintain adequate product liability insurance could have a material adverse effect on the Company.

   UNCERTAINTY OF HEALTH CARE REIMBURSEMENT. In both domestic and foreign markets, sales of the Company's potential products will depend in part upon the availability and amount of reimbursement from third-party health care payor organizations, including government agencies, private health care insurers and other health care payors. Third-party payors are attempting to control rising health care costs by limiting coverage of products and treatments and the level of reimbursement for products and services. There is considerable pressure to reduce the cost of drug products, and reimbursement may become more restricted in the future. The Company expects that the costs associated with its proposed products will be substantial. There can be no assurance that the Company's products, if successfully developed, will be considered cost-effective by third-party payors, or that reimbursement will be available, or, if available, that reimbursement will be at levels sufficient to allow the Company to sell such products on a profitable basis.

   GUARANTEES OF OBLIGATIONS OF OTHERS. In February 1994, the Company, along with Ansan, Inc., Geneic Sciences, Inc. and Theracell, Inc., subsidiaries of Titan (collectively, the "Sublessees"), entered into a sublease agreement (the "Sublease") with Titan whereby the Sublessees agreed to sublease from Titan certain equipment that Titan leases pursuant to a Master Equipment Lease (the "Master Lease"). Geneic Sciences, Inc. ceased operations in September 1995. Under the terms of the Master Lease, Titan is obligated to make monthly payments currently totaling approximately $31,000 per month. As of June 30, 1996, the amount outstanding under the Master Lease was approximately $865,000. The Sublessees have jointly and severally guaranteed all amounts payable by Titan and all other obligations of Titan under the Master Lease. Each of Titan and each Sublessee has experienced significant operating losses to date and is expected to continue to do so for the foreseeable future. The failure by Titan or any Sublessee to fulfill its obligations with respect to the Master Lease would have a material adverse effect on the Company. See "Business --Relationship to Titan Pharmaceuticals, Inc."

   CONTROL BY EXISTING STOCKHOLDER; RELATIONSHIP TO TITAN. Following the Offering, assuming that Titan purchases approximately 200,000 of the shares of Common Stock offered hereby, Titan will own approximately 54% of the outstanding Common Stock (51% if the Underwriters' over-allotment option is exercised in full). The Company and Titan have entered into a shareholders' agreement in which the Company and Titan have agreed that, among other things, (i) a majority of the Board of Directors of the Company shall consist of members who are unaffiliated with Titan (collectively, the "Independent Directors"); (ii) all future transactions between Titan , or any of its executive officers or directors, or any of its or their respective affiliates (collectively, the "Titan Affiliates"), and the Company must be approved by a majority of the Independent Directors; (iii) Titan shall have a right of first refusal with respect to future issuances of the Company of its voting capital stock (and securities convertible into or exchangeable for voting capital stock) in order to maintain a majority interest in the outstanding voting capital stock of the Company; (iv) no additional assets shall be added to the Master Lease; (v) neither Titan nor any of the Titan Affiliates will engage in a "going private transaction" with the Company unless such transaction is first approved by a majority of the Independent Directors following their receipt of a fairness opinion; (vi) the Board of Directors of the Company shall maintain a Nominating Committee of three directors, one of whom shall be designated by Titan; and (vii) Titan will not take any action to amend the Certificate of Incorporation of the Company unless such amendment is first approved by a majority of the Board of Directors of the Company and a majority of the Independent Directors. In addition, in consideration of a payment to the Company of $100,000, the Company has issued to Titan the Titan Option pursuant to the shareholders' agreement. Finally, pursuant to the shareholders' agreement, the Company has granted Titan an option, exercisable for a period of 60 days from the date upon which Titan's ownership interest in the outstanding voting capital stock of the Company falls below a majority, to purchase such number of shares of voting capital stock as necessary for Titan to maintain its majority interest at an exercise price per share equal to the then current fair market value of such securities. Titan has also agreed that, prior to the consummation of the Offering, the Certificate of Incorporation of the Company will be amended to provide, among other things, that the Company shall not merge or consolidate with, or sell, assign, lease or otherwise dispose of all or substantially all of its assets to Titan or any of its parents, subsidiaries and affiliates without the affirmative vote of stockholders holding at least two-thirds of the issued and outstanding shares of Common Stock (and such vote would also be required to amend such provision). Louis R. Bucalo, M.D., the Chairman of the Board of Directors of Ingenex, is the President, Chief Executive Officer and a director of Titan; a member of the Board of Directors of Theracell, Inc. ("Theracell"), a subsidiary of Titan; and the Chairman of the Board of Directors of each of Ansan, Inc. ("Ansan"), ProNeura, Inc. ("ProNeura") and Trilex Pharmaceuticals, Inc. ("Trilex"), each a subsidiary of Titan. John K.A. Prendergast, Ph.D., another director of the Company, is a Managing Director of The Castle Group Ltd., a principal stockholder of Titan. While Ingenex does not believe that such companies currently have any interests in conflict with those of the Company, there can be no assurance that such companies will not in the future have such conflicting interests. In July 1996, the Company and Titan also entered into a one-year Corporate Services Agreement wherein Titan has agreed to provide certain managerial, administrative and financial services to the Company for a fee of $10,000 per month. Furthermore, the Company is also indebted to Titan in the amount of $1,000,000 for certain working capital loans. See "Business --Relationship to Titan Pharmaceuticals, Inc.," "Certain Transactions" and "Principal Stockholders."

   NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; ARBITRARY DETERMINATION OF OFFERING PRICE OF THE COMMON STOCK. Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for inclusion on The Nasdaq National Market, subject to the satisfaction of certain conditions, there can be no assurance that an active trading market will develop or be sustained after the Offering. The absence of an active trading market would reduce the liquidity of an investment in the Common Stock. The initial public offering price of the Common Stock will be determined by the Company and the Representative, based in part on market factors, and may not necessarily be related to the Company's assets, book value, results of operations or other established and quantifiable criteria of value and should not be regarded as any indication of the future market price of the Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many biotechnology companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

   SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities. Of the 4,844,391 shares of Common Stock to be outstanding upon consummation of the Offering, the 1,850,000 shares of Common Stock offered hereby (2,127,500 shares if the Underwriters' over-allotment option is exercised in full) will be immediately freely tradeable without restriction (except by affiliates of the Company, including Titan) or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Any shares of Common Stock purchased in the Offering by Titan or any other affiliate of the Company will be subject to certain of the resale limitations of Rule 144 under the Securities Act ("Rule 144"). The remaining 2,994,391 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 and may only be sold if registered under the Securities Act or pursuant to an exemption from such registration requirement, including the exemption provided by Rule 144. Holders of 2,927,159 shares of Common Stock, including each director, officer, member of the Company's Scientific Advisory Board and principal stockholder of the Company (including Titan), have agreed that they will not offer to sell, contract to sell, sell, distribute, grant any option to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock for a period of 360 days after the date of this Prospectus without the prior written consent of the Representative. Taking into account the restrictions of Rule 144 and the lock-up agreements, 68,079 of the restricted shares will become eligible for sale in the public market beginning 90 days after the date of this Prospectus and 1,923,059 will become eligible for sale in the public market beginning 360 days after the date of this Prospectus. Additional shares of Common Stock, including shares issuable upon the exercise of options and warrants, will also become available for sale in the public market from time to time in the future.

   Certain of the holders of Common Stock and all of the holders of warrants to purchase shares of the Common Stock, including the Representative's Warrants, have demand and piggy-back registration rights.

If such holders, by exercising their registration rights, cause a large number of shares of Common Stock to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock. In addition, the exercise of such registration rights could involve substantial expense to the Company. Holders of the warrants to purchase an aggregate of 300,000 shares of Common Stock and holders of 1,463,695 shares of Common Stock have agreed not to exercise their registration rights prior to the expiration of one year from the date of this Prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

   ANTI-TAKEOVER EFFECTS OF RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW. Upon the consummation of the Offering, the Board of Directors of the Company will have the authority to issue up to 4,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and for other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of preferred stock. Further, certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock --Preferred Stock" and "--Anti-takeover Effects of Provisions of the Restated Certificate of Incorporation, Bylaws and Delaware Law."

   DILUTION. The Offering will result in immediate dilution of $7.09 or 71% in the pro forma net tangible book value per share to new investors, assuming an initial public offering price of $10.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. To the extent that currently outstanding or subsequently granted options or warrants to purchase shares of Common Stock are exercised, there will be further dilution. See "Dilution."

   BROAD DISCRETION IN APPLICATION OF PROCEEDS. Substantially all of the estimated net proceeds from the Offering have been allocated to fund the Company's research and development activities and for working capital and other general corporate purposes. Accordingly, the Company will have broad discretion as to the application of the net proceeds from the Offering. See "Use of Proceeds."

   NO DIVIDENDS. The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying such dividends in the future. The Company anticipates that all earnings and other resources of the Company, if any, will be retained by the Company for investment in its business. See "Dividend Policy."

   LACK OF UNDERWRITING HISTORY. The Representative became registered as a broker-dealer in July 1995 and to date has co-managed one public offering. Prospective purchasers of shares of Common Stock offered hereby should consider the limited experience of the Representative in evaluating the Offering. See "Underwriting."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,850,000 shares of Common Stock offered by the Company hereby are estimated to be $15,815,000 ($18,284,750 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $10.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses.

   The Company intends to use approximately $1,504,000 of the net proceeds to repay all of its outstanding indebtedness under a License Agreement and License Assignment, dated January 31, 1995, as amended (the "ACM Agreement"), between the Company and Aberlyn Capital Management Limited Partnership ("ACM"). Pursuant to the ACM Agreement, the Company assigned its rights under four licenses (the "Assigned Licenses") to ACM in exchange for the payment of $2,000,000 from ACM to the Company. The Company's products that are being developed using technology covered by the Assigned Licenses include MDRx1 and the GSX System. Under the ACM Agreement, the rights under the Assigned Licenses are sublicensed-back to Ingenex by ACM in consideration for the Company making six monthly payments of $25,000 beginning in February 1995 and 42 monthly payments of $60,060 thereafter (collectively, the "License Payments"). As of June 30, 1996, the unpaid balance of the License Payments aggregated approximately $1,504,000.

   The remainder of the net proceeds are expected to be used to fund the Company's research and development activities, including clinical trials of the MDRx1 gene therapy product, preclinical studies of the RB94 gene therapy product and further development of the GSX System, and for working capital and other general corporate purposes, including the opening of an additional research and development facility in North Carolina.

   Over the next 18 months, the Company intends to engage in both clinical trials and research and development activities. The Company estimates (based on its current operating budget) that approximately $7,800,000 will be expended over the next 18 months in the clinical trial relating to MDRx1 and further research and development of RB94 and of the GSX System. There can be no assurance, however, that such budgeted amounts will not be adjusted in the future. Further, the Company expects to pay approximately $180,000 under its services agreement with Titan over the next 18 months and approximately $360,000 under the Sublease over the next 18 months. In addition, the Company anticipates paying approximately $500,000 in the aggregate over the next 18 months for the opening of an additional research and development facility in North Carolina. The Company will use the balance of the net proceeds for working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources" and "Business--Product Research and Development," "--Proprietary Rights" and "--Relationship to Titan Pharmaceuticals, Inc."

   The cost, timing and amount of funds required for specific uses by the Company cannot be determined precisely at this time and will be based on the rate of the Company's progress in research and development, the results of preclinical studies and clinical trials, the timing of regulatory approvals, payments due under existing and any future license, sponsored research or other collaborative agreements, competitive developments and the availability of alternate methods of financing. Pending such uses, the net proceeds from the Offering will be invested in short-term, investment-grade, interest-bearing securities.

   Future events, including the problems, delays, expenses and complications frequently encountered by development stage companies, as well as changes in economic, regulatory or competitive conditions, or changes in the Company's planned business and the success or lack thereof, or changes in the Company's research and development activities, may require reallocation of funds or may require the delay, abandonment or reduction of the Company's research and development efforts. There can be no assurance that the Company's estimates will prove accurate, that research and development efforts will not require considerable additional expenditures or that unforeseen expenses will not be incurred.

                               DIVIDEND POLICY

   The Company has not paid any cash dividends on the Common Stock since its inception. The Company does not expect to pay cash dividends on the Common Stock in the future. The payment of dividends, if any, in the future is within the discretion of the Company's Board of Directors and will depend on the Company's earnings, capital requirements and financial condition. See "Risk Factors --No Dividends."

                                CAPITALIZATION

   The following table sets forth (i) the capitalization of the Company as of June 30, 1996; (ii) the pro forma capitalization of the Company as of such date to reflect the Preferred Stock Conversion; and (iii) the pro forma capitalization of the Company as of such date as adjusted to reflect the sale of the 1,850,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses) and the initial application of the proceeds therefrom as set forth in "Use of Proceeds." See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                   JUNE 30, 1996
                                                     ---------------------------------------
                                                                  (IN THOUSANDS)
                                                                                PRO FORMA AS
                                                        ACTUAL     PRO FORMA    ADJUSTED(1)
                                                     ----------  -----------  --------------
Technology financing(2) ............................   $  1,504    $  1,504       $      --
                                                     ----------  -----------  --------------
Stockholders' equity (capital deficiency)(2):
Preferred Stock: $.001 par value, 7,465,866 shares
 authorized (4,000,000 shares authorized pro forma
 as adjusted); 1,291,234 shares issued and
 outstanding actual; no shares issued and
 outstanding pro forma as adjusted .................      6,565          --             --
Common Stock: $.001 par value, 25,000,000 shares
 authorized; 1,703,157 shares issued and
 outstanding actual; and 4,844,391 shares issued
 and outstanding pro forma as adjusted .............      5,561      12,126         27,941
  Additional capital ...............................        600         600            600
  Accumulated deficit ..............................    (14,425)    (14,425)       (14,425)
                                                     ----------  -----------  --------------
   Total stockholders' equity (net capital
    deficiency) ....................................     (1,699)     (1,699)        14,116
                                                     ----------  -----------  --------------
    Total capitalization (net deficiency)  .........   $   (195)   $    (195)     $  14,116
                                                     ==========  ===========  ==============


------------

   (1) Excludes (i) 449,830 shares of Common Stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $2.38 per share, (ii) 300,000 shares of Common Stock issuable upon the exercise of outstanding warrants, at an exercise price of $2.50 per share, (iii) 185,000 shares of Common Stock issuable upon the exercise of the Representative's Warrants and (iv) approximately 300,000 shares of Common Stock issuable upon the exercise of the Titan Option. See "Management --1994 Stock Option Plan," "Certain Transactions" and "Underwriting."

   (2) See Note 4 of Notes to Financial Statements.

                                   DILUTION

   Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after consummation of the Offering. Net tangible book value per share represents the amount of the Company's total assets minus the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding (assuming conversion of the Preferred Stock). At June 30, 1996, the Company had a negative net tangible book value of $(1,699,000) or $(0.57) per share. After giving retroactive effect to the sale of 1,850,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses) and the initial application of the proceeds therefrom as set forth in "Use of Proceeds," the net tangible book value of the Company, as adjusted, at June 30, 1996 would have been $14,116,000 or $2.91 per share, resulting in an immediate dilution to the public investors of $7.09 per share (or 71%). The following table illustrates this per share dilution:

 Assumed public offering price per share .......................             $10.00
 Negative net tangible book value per share as of June 30,
  1996 ........................................................   $(0.57)
 Increase per share attributable to new investors  ............     3.48
                                                                ---------
Pro forma net tangible book value per share after the Offering                 2.91
                                                                           --------
Dilution per share to new investors(1) ........................              $ 7.09
                                                                           ========

------------

   (1) If the over-allotment option is exercised in full, the net tangible book value after the Offering would be approximately $3.24 per share, resulting in dilution to new investors in the Offering of $6.76 per share (or 68%).

   The following table summarizes, on a pro forma basis, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company (before deducting costs of issuance) and the average price per share paid by existing stockholders and by new investors at an assumed initial public offering price of $10.00 per share (before deducting underwriting discounts and commissions and estimated offering expenses):


                            SHARES PURCHASED     TOTAL CONSIDERATION PAID   AVERAGE PRICE
                        ----------------------  ------------------------         PER
                           NUMBER      PERCENT      AMOUNT       PERCENT        SHARE
                        -----------  ---------  -------------  ---------    --------------
Existing stockholders     2,994,391      61.8%    $12,436,000      40.2%       $ 4.15
New investors .........   1,850,000      38.2%    $18,500,000      59.8%       $10.00
                        -----------  ---------  -------------  ---------  ---------------
Total .................   4,844,391     100.0%    $30,936,000     100.0%
                        ===========  =========  =============  =========

   The foregoing does not give effect to the exercise of any outstanding options or warrants and excludes (i) 449,830 shares of Common Stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $2.38 per share, (ii) 300,000 shares of Common Stock issuable upon the exercise of outstanding warrants, at an exercise price of $2.50 per share, (iii) 185,000 shares of Common Stock issuable upon the exercise of the Representative's Warrants and (iv) approximately 300,000 shares of Common Stock issuable upon the exercise of the Titan Option. See "Management --1994 Stock Option Plan," "Certain Transactions" and "Underwriting."

                           SELECTED FINANCIAL DATA
               (In thousands, except share and per share data)

   The following selected financial data should be read in conjunction with the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The statement of operations data for the fiscal years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1995 are derived from, and are qualified by reference to, the financial statements of the Company which have been audited by Ernst & Young LLP, Independent Auditors, included elsewhere in this Prospectus. The statements of operations data for the six-month periods ended June 30, 1995 and 1996 and for the period from the Company's inception through June 30, 1996 and the balance sheet data as of June 30, 1996 have been derived from unaudited financial statements of the Company and, in the opinion of the Company's management, include all normal, recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for those periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results which may be expected for the entire fiscal year ending December 31, 1996.


                                                                                              PERIOD FROM
                                                                           SIX MONTHS         COMMENCEMENT
                                                 YEAR ENDED                 ENDED             OF OPERATIONS
                                                 DECEMBER 31,               JUNE 30,        (JULY 25, 1991)
                                           -----------------------  ----------------------         TO
                                               1994        1995         1995        1996      JUNE 30, 1996
                                           ----------  -----------  ----------  ----------  ---------------
STATEMENT OF OPERATIONS DATA:
Revenue ..................................   $    --   $       140   $     --     $      46     $    186

Cost and expenses:
 Research and development ................     3,988         2,501      1,436         1,067        9,318
 Research and development--stockholders  .       369           321        133            --        1,437
 General and administrative ..............       550         1,204        418           548        2,410
                                           ----------  -----------  ----------  ----------  ---------------
Total costs and expenses .................     4,907         4,026      1,987         1,615       13,165
                                           ----------  -----------  ----------  ----------  ---------------
Loss from operations .....................    (4,907)       (3,886)    (1,987)       (1,569)     (12,979)
Interest income (expense), net ...........        23        (1,109)      (212)         (328)      (1,446)
                                           ----------  -----------  ----------  ----------  ---------------
Net loss .................................   $(4,884)   $   (4,995)   $(2,199)   $   (1,897)    $(14,425)
                                           ==========  ===========  ==========  ==========  ===============
Pro forma net loss per share (1)  ........              $    (1.56)              $    (0.53)
                                                       ===========              ==========
Shares used in per share computations (1)                3,211,192                3,258,571
                                                       ===========              ==========

                                                       DECEMBER 31, 1995   JUNE 30, 1996
                                                      -----------------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents ...........................      $     38          $     --
Working capital (deficiency) ........................        (4,091)             (925)
Total assets ........................................           209               199
Payable to parent ...................................         1,313                --
Technology financing ................................         1,783             1,504
Deficit accumulated during the development stage  ...       (12,528)          (14,425)
Total stockholders' equity (net capital deficiency)          (5,209)           (1,699)

------------

   (1) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing net loss per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   The Company is a development stage company. Since its inception in July 1991, the Company's efforts have been principally devoted to research and development and raising capital to fund these activities. To date, the Company has not generated any revenues from the sale of products nor does it expect to generate any revenues from the sale of products for the foreseeable future, if at all. The Company has experienced significant operating losses since its inception. As of June 30, 1996, the Company had incurred cumulative net operating losses of approximately $14,425,000. Such losses have been principally the result of the various costs associated with the Company's research and development activities. The Company expects to continue to incur substantial research and development costs in the future due to ongoing research and development programs, patent and regulatory related expenses and preclinical and clinical testing of the Company's products. The Company also expects that general and administrative costs (including legal and other professional fees) related to financing activities necessary to support its research and development activities will increase in the future. Accordingly, the Company expects to incur increasing operating losses for the foreseeable future. There can be no assurance that the Company will ever achieve profitable operations.

   The Company estimates that the proceeds from the sale of the Common Stock offered hereby will be sufficient to fund its operations for 18 months, depending on the amount of research and development actually conducted by the Company during such period. The Company will require additional funds to support its continued research and development activities, preclinical studies and clinical trials and to obtain regulatory approvals for and to commercialize its proposed products. The Company will seek to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources. There can be no assurance that such additional financing can be obtained on desirable terms, if at all. See "Risk Factors --History of Operating Losses; Need for Substantial Additional Financing."

RESULTS OF OPERATIONS

 Six months ended June 30, 1996 compared to six months ended June 30, 1995

   Revenue. The Company's revenue consists of revenue from government grants that support the Company's research efforts in specific research projects. These grants generally provide for reimbursement of approved costs incurred as defined in the various grants. The Company recognizes revenue when paid. For the six months ended June 30, 1996, the Company recognized revenue of approximately $46,000 relating to its Phase I Small Business Innovation Research ("SBIR") grant from the National Institutes of Health ("NIH") associated with its MDRx1 program. The Company did not recognize any revenue for the six months ended June 30, 1995.

   Research and Development Expenses. During the six months ended June 30, 1996 and June 30, 1995, the Company expended approximately $1,067,000 and $1,569,000, respectively, on its research and development activities. Approximately $120,000 and $293,000 of these expenses, respectively, was paid to Titan. See "Certain Transactions." The decrease was primarily due to reduced scientific payroll and personnel expenses in connection with the implementation of cost reductions as a result of financing constraints and a decrease in lab lease payments related to the termination in March 1995 of the lease of a certain research facility.

   General and Administrative Expenses. General and administrative expenses for the six months ended June 30, 1996 and June 30, 1995 were approximately $548,000 and $418,000, respectively. Such expenses primarily reflect legal, accounting and other professional expenses principally related to the Company's financing activities and non-scientific personnel expenses.

   Interest Expense. Interest expense for the six months ended June 30, 1996 and June 30, 1995 was approximately $329,000 and $239,000, respectively. The increase primarily represents interest payable on certain bridge notes issued in May 1995, interest payable on certain indebtedness of the Company to Titan in connection with its repayment in January and February 1996 of such bridge notes and interest payable under the ACM Agreement.

 Fiscal year ended December 31, 1995 compared to fiscal year ended December 31, 1994

   Revenue. For the fiscal year ended December 31, 1995, the Company recognized revenue of approximately $140,000 relating to its Phase I SBIR grants from the NIH associated with its MDRx1 program and GSX System. The Company did not recognize any revenue for the fiscal year ended December 31, 1994.

   Research and Development Expenses. During the fiscal years ended December 31, 1995 and December 31, 1994, the Company expended approximately $2,821,000 and $4,357,000, respectively, on its research and development activities. Approximately $471,000 and $515,000 of these expenses, respectively, was paid to Titan. See "Certain Transactions." The decrease was primarily due to reduced expenditures related to the Company's sponsored research agreement with MD Anderson in accordance with the terms of such agreement and decreases in lab supplies expenses and lab lease payments related to the termination in March 1995 of the lease of a certain research facility.

   General and Administrative Expenses. General and administrative expenses for the fiscal years ended December 31, 1995 and December 31, 1994 were approximately $1,204,000 and $550,000, respectively. Such expenses primarily reflect legal, accounting and other professional expenses principally related to the Company's financing activities and non-scientific personnel expenses. The increase primarily relates to expenses incurred as a result of a bridge financing in May 1995 and the initial public offering contemplated in 1995. See "Certain Transactions."

   Interest Expense. Interest expense for the fiscal year ended December 31, 1995 was approximately $1,150,000. The Company did not incur any interest expense for the fiscal year ended December 31, 1994. Such expense primarily represents amortization of the debt discount relating to certain bridge warrants issued in May 1995, amortization of deferred financing costs and interest payable under the ACM Agreement.

LIQUIDITY AND CAPITAL RESOURCES

   The Company has financed its operations since inception principally through advances from and investments by Titan and private placements of its securities, which placements resulted in net proceeds of approximately $3,199,000 to date; the assignment and sublicense-back transaction entered into by the Company in January 1995 with ACM; and SBIR grants from the NIH, which grants have aggregated approximately $186,000 to date. Titan's advances and investments and the proceeds from the private placements, the ACM Agreement and the SBIR grants have been used to fund approximately $13,165,000 of the Company's operating expenses as of June 30, 1996, including approximately $3,392,000 in payments associated with its license, sponsored research and consulting agreements.

   Under the ACM Agreement, the Company assigned its rights under four licenses to ACM in exchange for ACM's payment to the Company of $2,000,000. Under the ACM Agreement, the Company is obligated to make 48 monthly license payments (which commenced in February 1995), the first six of which are in the amount of $25,000 each and the last 42 of which are in the amount of $60,060 each. As of June 30, 1996, the outstanding balance of the Company's payment obligations (including interest) under such agreement was approximately $1,504,000. The Company intends to use approximately $1,504,000 of the net proceeds from the Offering to repay all of its outstanding indebtedness under the ACM Agreement. See "Use of Proceeds."

   The Company has also financed the lease of certain equipment pursuant to the Sublease. In February 1994, the Company, together with the other Sublessees, entered into the Sublease with Titan whereby the Sublessees agreed to sublease from Titan certain equipment that it leases pursuant to the Master Lease. Under the terms of the Master Lease, Titan is obligated to make monthly payments currently totaling approximately $31,000 per month. As of June 30, 1996, the amount outstanding under the Master Lease was approximately $865,000. The Sublessees have jointly and severally guaranteed all amounts payable by Titan and all other obligations of Titan under the Master Lease. Each of Titan and each Sublessee has experienced significant operating losses to date and is expected to continue to do so for the foreseeable future. The failure by Titan or any Sublessee to fulfill its obligations in respect of the Master Lease would have a material adverse effect on the Company. See "Risk Factors --Guarantees of Obligations of Others" and "Business --Relationship to Titan Pharmaceuticals, Inc."

   During the period from July through September 1996, the Company borrowed an aggregate of $1,000,000 from Titan for working capital purposes. This loan is evidenced by a convertible note (the "Titan Note") that bears interest at the rate of 9% per annum and is due and payable on September 30, 1998. For a one-year period commencing on the consummation of this Offering, Titan is entitled to convert the Titan Note into shares of Common Stock at a conversion price per share equal to the initial public offering price in conjunction with Titan's exercise of the Titan Option. See "Risk Factors --Control by Existing Stockholder; Relationship to Titan" and "Business --Relationship to Titan Pharmaceuticals, Inc."

   At June 30, 1996, the Company had no cash and cash equivalents, and a working capital deficit of approximately $925,000.


   The Company is a party to several license agreements and a sponsored research agreement. See "Business --Product Research and Development" and "--Proprietary Rights." The Company may terminate its rights under such license agreements at any time upon prior notice to the relevant licensors. In the event that Ingenex elects to continue to license the technology covered by all such existing licenses, the fixed annual license fees payable by it would be $99,000 in fiscal 1996, $136,500 in fiscal 1997, $138,500 in fiscal 1998, $153,500 in fiscal 1999, $178,500 in fiscal 2000 and $221,000 per fiscal year thereafter. The actual fixed annual license fees paid by Ingenex may vary if Ingenex terminates any of its current license agreements and/or enters into new license agreements. In addition to such annual license fees, Ingenex is obligated to pay approximately $240,000 (in the aggregate) under its extended sponsored research agreement with MD Anderson related to the clinical trials of MDRx1.


   The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to conduct its research and development programs, preclinical studies and clinical trials of its potential pharmaceutical products (including MDRx1 and RB94), and the commercialization of pharmaceutical products that are developed, if any. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish and maintain collaborative arrangements and the development of commercialization activities and arrangements.

   The report of the Company's independent accountants with respect to the Company's financial statements for the fiscal year ended December 31, 1995 includes an explanatory paragraph indicating that certain conditions raise substantial doubt as to the ability of the Company to continue as a going concern, although the Company believes that this explanatory paragraph would have been omitted if the Offering had been completed as of the date of such report. The Company expects that the net proceeds from the Offering will be sufficient to fund its planned operations for the next 18 months. Over the next 18 months, the Company intends to engage in both clinical trials and research and development activities. The Company estimates (based on its current operating budget) that approximately $7,800,000 will be expended over the next 18 months in the clinical trial relating to MDRx1 and further research and development of RB94 and of the GSX System. There can be no assurance, however, that such budgeted amounts will not be adjusted in the future. Further, the Company expects to pay approximately $180,000 under its services agreement with Titan over the next 18 months and approximately $360,000 under the Sublease over the next 18 months. In addition, the Company anticipates paying approximately $500,000 in the aggregate over the next 18 months for the opening of an additional research and development facility in North Carolina. The Company will use the balance of the net proceeds for working capital and other general corporate purposes. See "Use of Proceeds," "Business --Product Research and Development," "--Proprietary Rights" and "--Relationship to Titan Pharmaceuticals, Inc."

   The Company will be required to seek additional financing in the future to continue its research and development activities. The Company will seek to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources. The Company does not have any commitments or arrangements to obtain such financing, and there can be no assurance that the Company will not require such additional financing prior to the end of the next 18 months, or that it can obtain such financing on satisfactory terms, or at all. In the event that the Company fails to raise any funds it requires, it may be necessary for the Company to significantly curtail its activities or cease operations. See "Risk Factors --History of Operating Losses; Need for Substantial Additional Financing" and "Use of Proceeds."

   In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for financial accounting and reporting for income taxes. There was no effect on the Company's financial statements as a result of its adoption of this SFAS since the Company has incurred losses since its inception.

   At December 31, 1995, the Company had net operating loss carryforwards of approximately $11,600,000 and research and development tax credit carryforwards of approximately $300,000 for federal income tax purposes available to offset future taxable income. Such carryforwards expire at various dates between fiscal 2007 and 2010. The Tax Reform Act of 1986 contains certain provisions that may limit the Company's ability to utilize net operating loss and tax credit carryforwards in any given year if certain events occur, including cumulative changes in ownership interests in excess of 50% over a three-year period. Assuming Titan purchases 200,000 shares of Common Stock in the Offering, consummation of the Offering will not result in such change in ownership.

   In October 1995, the FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock-based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this new standard for financial statement reporting will have to make pro forma disclosure of net loss and net loss per share in the footnotes to the financial statements as if the fair value-based method of accounting required by this standard had been applied. The accounting requirements of this standard are effective for fiscal 1996. The pro forma disclosures are required for fiscal 1995 and 1996. The Company expects to adopt the pro forma disclosure requirements.

                                   BUSINESS

   Ingenex is a biopharmaceutical company engaged in the development of proprietary gene-based therapies and the application of functional genetics to pharmaceutical discovery. The Company's initial commercial strategy is to develop gene therapy products for the oncology market. The Company currently is sponsoring a Phase I/II clinical trial of MDRx1, a gene therapy product aimed at limiting the destruction by cytotoxic drugs of normal blood-forming cells in the bone marrow of cancer patients undergoing chemotherapy. The Company believes that MDRx1 will permit the administration of increased doses of cytotoxic drugs to cancer patients, resulting in the increased efficacy of chemotherapy. Ingenex also is developing a gene therapy product based on RB94, a modified form of RB, a tumor suppressor gene. This product is intended to cause the regression of localized, malignant cancers. In addition, the Company is building a new, proprietary genomics technology, the GSX System, which identifies genes based on the specific inhibition of their function and is designed to pinpoint key steps in a disease pathway for therapeutic intervention. Ingenex believes that the GSX System may be used to develop treatments for a wide range of diseases through the discovery of both gene therapy products and small molecule drugs.

GENE DISCOVERY AND GENE THERAPY

 Gene Discovery: Genomics and Functional Genetics

   The activities of all living cells are controlled by the genetic programs encoded within their DNA. DNA is organized into segments called genes, with each gene containing the information required to express, or produce, a specific protein. The DNA code contained in a gene is copied to first produce an intermediate, called "messenger RNA," which serves as a template to direct the correct assembly of the appropriate protein. Proteins are the fundamental components of living cells and are essential to their structure, growth, metabolism and specialized function. In higher organisms, which contain a variety of types of cells (such as nerve, muscle, blood and epithelial), many proteins are produced only in particular sets of cells.

   Abnormalities in genes and their expression contribute to many diseases. Some diseases, such as cystic fibrosis, can be attributed to specific genetic abnormalities, or mutations, in one out of the approximately 100,000 human genes. Such gene mutations may cause the production of aberrant proteins or the complete absence of particular proteins. Other diseases, such as cancer, cardiovascular disease, diabetes and Alzheimer's Disease, appear to involve mutations or variations in multiple genes. Cancer, in particular, displays a very strong genetic influence. Some individuals inherit mutations that predispose them to develop various cancers, such as those of the breast, colon or kidney. In addition, mutations can occur in growing cells of the body that cause the transformation of normal cells into cancer cells and that promote the progressive growth and spread of malignant tumors. There is also a strong genetic influence in the progression of viral diseases. Viruses introduce their own genes into host cells in order to reproduce. Mutations in such viral genes may allow the virus to overcome both host defense mechanisms and anti-viral drugs.

   Numerous scientists in the public and private sectors are currently working to identify and patent genes and gene sequences involved in disease processes. In particular, some companies and academic laboratories are using high-throughput automated DNA sequencing and computerized database techniques in an attempt to sequence all expressed human genes and to catalogue the types of cells in which particular genes are expressed. Other companies and academic laboratories are concentrating primarily on the use of genetic mapping and "positional cloning" strategies to find genetic mutations or variants associated with increased susceptibility to various diseases. Collectively, such studies of gene organization, structure and disease association are referred to as "genomics." Despite the recent dramatic advances in human genomics, the knowledge of a gene's DNA sequence alone does not identify its biological role. Furthermore, the identification of a gene that appears to be associated with a disease process usually does not suggest a way to treat that disease.

   A gene is a discrete DNA sequence with a specific biological function. A short piece or fragment of a gene may also exert a specific biological effect. Gene fragments may act via any of several mechanisms to suppress or inhibit a biological process. Some produce "antisense" RNA molecules that interfere with the proper expression of the corresponding full-length gene. Others appear to produce short RNA molecules or fragments of proteins that interfere or compete with the action of intact proteins. Functional genetics focuses on the identification of genetic elements displaying properties thought to be predictive of a beneficial therapeutic outcome. The isolation of functional genetic elements capable of affecting a disease process does not depend on having prior knowledge of the genetic basis of that disease.

 Gene Therapy

   Gene therapy involves the insertion of genetic material into cells in an attempt to produce a medically beneficial outcome. In some cases, the goal of gene therapy is to produce a specific protein needed to correct or modulate a disease condition. For instance, if a disease results from a mutation that inactivates a particular human gene, then the goal of gene therapy would be to insert a normal copy of that gene into those cells in which the corresponding protein is required. Such gene replacement may not be effective for the treatment of infectious diseases or for many other major human diseases that generally do not arise from mutations in a single gene. However, a gene or gene fragment capable of introducing a new functional capacity to a cell or actively blocking a key step in a disease process may provide the basis for effective gene therapy.

   Gene therapy products require both a therapeutic genetic element and a delivery system, or "vector," to transfer that element into, and allow it to be expressed by, the correct target cells. The process of gene transfer can be accomplished ex vivo, in which cells are removed from the body, genetically modified and then restored to the patient, or in vivo, in which the vector carrying the therapeutic gene is injected directly into the patient's circulation or into a specific organ or tumor. A number of gene therapy vectors have been derived from viruses, including retroviruses, adenoviruses, adeno-associated viruses and herpes viruses, among others, and nonviral delivery systems also are under development. To ensure safety, viral vectors generally are crippled to prevent replication in the patient's body, while still allowing the efficient transfer of therapeutic genes. See "Risk Factors --Technological Uncertainty."

TECHNOLOGICAL AND COMMERCIAL STRATEGY

   Ingenex's functional genetics strategy is designed not only to discover novel therapeutic genetic elements, but also to enable the discovery of small molecule drugs. The Company focuses on the identification of genes and gene fragments that are capable of altering the genetic program of a cell or organism so as to effect a desired change in its properties or behavior. Ingenex's proprietary GSX System utilizes functional selection to identify gene fragments that may confer medically useful properties to cells, such as resistance to viruses, or increased sensitivity to therapeutic drugs. In some instances, the application of such discoveries may be as gene therapy products. However, in other cases it may prove more effective to employ the information obtained from the GSX approach to screen for chemical inhibitors that mimic the effect of a selected gene fragment on a disease process. In such a drug discovery strategy, the principal value of the genetic information is to define and validate biochemical targets and assays prior to the inception of expensive and time-consuming searches for chemical leads.

   Ingenex intends to develop gene therapy products, primarily for the oncology market. Because of the substantial financial requirements to support larger scale clinical testing, the Company anticipates that it will seek alliances with larger corporations for later stage development programs. In its development of gene therapy products, Ingenex concentrates on the identification of therapeutic genetic elements. The Company believes that various vectors have advantages and disadvantages for particular applications, and that it will be beneficial to choose a delivery system well-matched to each therapeutic genetic element and anticipated use. Ingenex therefore intends to access multiple delivery systems by seeking collaborative relationships and/or licensing agreements with institutions or companies developing such systems. With respect to small molecule discovery programs, the Company intends to enter into collaborative relationships with biopharmaceutical companies engaged in drug discovery in order to access their medicinal chemistry resources.

PRODUCT RESEARCH AND DEVELOPMENT

   Ingenex currently has one gene therapy product for cancer, MDRx1, in clinical development and a second, RB94, in preclinical development. The Company also is utilizing its GSX System in an in-house research program to attempt to identify genetic suppressors of HIV replication that potentially could lead to the development of a gene therapy product for the treatment of Acquired Immunodeficiency Syndrome ("AIDS"). The following table summarizes the potential target indications and status of the Company's current research and development programs. Due to the early stage of the research and development of the Company's potential products and the new and evolving nature of gene therapy technology generally, the Company cannot predict with any certainty when it will be able to commercialize any of its potential products, if at all. Moreover, the Company's research and development activities are dependent upon the Company maintaining existing, and establishing new, collaborative arrangements, and there can be no assurance that the Company will be able to maintain or enter into such collaborative arrangements or that any such collaborative arrangements will lead to the development of a successful product. There can also be no assurance that, even if a product is developed, required regulatory approvals will be obtained, such product will be safe and effective or such product will be commercialized. See "Risk Factors," including "--Early Stage of Development," "--Dependence on License and Sponsored Research Agreements," "--Technological Uncertainty" and "--Government Regulation."

 PROGRAM              DEVELOPMENT STATUS                 INITIAL INDICATION
--------------------  ---------------------------------  --------------------------------------
MDRx1                     Phase I/II Clinical Testing(1) Protection against toxicity of
 Gene Therapy                                            chemotherapeutic drugs in patients
                                                         with ovarian and breast cancer
RB94                      Preclinical Development(2)     Treatment of prostate cancer
 Tumor Suppressor
GSX System                Research(3)                    Treatment of viral infections (HIV)

------------

   (1) Initial clinical testing of MDRx1 at MD Anderson commenced in December 1994 (in connection with the treatment of ovarian cancer) and January 1995 (in connection with the treatment of breast cancer). The purpose of such testing is to determine whether cells modified by MDRx1 can be safely reintroduced and maintained in cancer patients as they undergo multiple cycles of chemotherapy at increasing doses. The Company expects such trial to be completed in late 1996 or early 1997.

   (2) Preclinical development includes pharmacological testing in animals, toxicology testing, formulation work and manufacturing scale-up.

   (3) Research includes research related to identification of drugs and/or therapeutic genetic elements.

 MDRX1

   Chemotherapy has been one of the oncologists' primary weapons in combating cancer. There is, however, wide variation in tumor susceptibility to chemotherapy. Some cancers, such as childhood acute lymphocytic leukemia, choriocarcinoma, Hodgkin's disease and diffuse large cell lymphoma, are relatively sensitive to cytotoxic drugs. Other cancers, such as melanoma, renal cancer and pancreatic cancer, appear much more resistant to chemotherapy. However, many of the most common cancers, such as bladder, breast, colon, lung and ovarian cancer, display moderate sensitivity to chemotherapy and would potentially respond more completely to higher doses of cytotoxic drugs, if such higher doses could be tolerated by the patient.

   The major impediment to administering higher, potentially more efficacious doses of available cytotoxic drugs is that, in addition to destroying cancer cells, such drugs also damage certain healthy cells in the body. The drugs used in cancer therapy often are particularly toxic to those normal cells that proliferate most actively, especially progenitor or stem cells of white blood cells, red blood cells and platelets. As a result, significant side effects of cancer chemotherapy include infection, bleeding and anemia.

   Another significant problem that limits the effectiveness of current chemotherapy is the simultaneous resistance of certain tumor cells to several structurally unrelated classes of cytotoxic drugs, such as doxorubicin, etoposide (VP-16), Taxol(Registered Trademark) (paclitaxel) and vinca alkaloids, while other tumors develop similarly broad resistance during the course of treatment. The phenomenon of cross resistance to multiple classes of drugs is known as "multidrug resistance."

   The gene responsible for the multidrug resistance of many human cancer cells, MDR-1, has been identified largely through the work of Dr. Igor Roninson, a consultant to the Company and an original member of its Scientific Advisory Board, and his collaborators. See "--Scientific Advisory Board." A characteristic feature of multidrug resistance is the decreased intracellular accumulation of cytotoxic drugs due to the pumping of these drugs back across the cell membrane. This active extrusion of drugs out of potentially susceptible cells is mediated by a transport protein, P-glycoprotein, which is produced by the MDR-1 gene. The resistance of many cancer cells to chemotherapeutic drugs appears to result from overproduction of P-glycoprotein.

   The identification and molecular cloning of the human MDR-1 gene suggests a potential gene therapy to facilitate more effective chemotherapy. Normal cells that are especially susceptible to destruction by chemotherapeutic drugs appear to express low or undetectable levels of P-glycoprotein. Ingenex believes that if normal bone marrow progenitor or stem cells could be genetically modified so as to produce significantly elevated levels of P-glycoprotein, then such cells, and the mature blood cells they produce, would become less susceptible to destruction by cytotoxic drugs. This, in turn, might allow more aggressive chemotherapy and improved treatment outcomes for certain cancers. MDRx1 is based on the insertion and expression of MDR-1 into progenitor or stem cells, purified from bone marrow or blood, in order to produce P-glycoprotein. The introduction of MDR-1 into bone marrow progenitor or stem cells is intended to make blood cells less sensitive to destruction by cytotoxic drugs, thereby potentially enabling more aggressive chemotherapy. There can be no assurance, however, that MDRx1 will allow such protection, that other dose-limiting toxicities of the chemotherapeutic drugs will not occur or that the MDR-1 gene will not be inadvertently delivered to tumor cells, thereby enhancing the resistance of such cells to the relevant chemotherapeutic drug.

   As the following graph illustrates, a preclinical study in mice performed by the investigators sponsored by Ingenex at MD Anderson demonstrated that the treatment of bone marrow stem cells with MDRx1 led to a significant increase in the resistance of white blood cell production to treatment with the cytotoxic drug, Taxol(Registered Trademark).

  INSERTION OF INGENEX'S MDRX1 INTO BONE MARROW STEM CELLS PROTECTS AGAINST DESTRUCTION OF WHITE BLOOD CELLS IN MICE TREATED WITH TAXOL(REGISTERED
                                  TRADEMARK)

 #############################################################################

                               GRAPHIC TO COME

 #############################################################################

   Mice were given transplants of bone marrow cells genetically modified with the human MDR-1 gene. These mice were treated with Taxol(Registered Trademark), and white blood cell counts were measured. After recovery, bone marrow cells were transplanted into a new mouse, and Taxol(Registered Trademark) treatment was repeated. This process was repeated for up to six cycles. Increased resistance to destruction of white blood cells by Taxol(Registered Trademark) was observed after each treatment cycle, indicating that MDRx1-modified stem cells retained the ability to repopulate the bone marrow.

   Based on these preclinical studies, the United States Recombinant DNA Advisory Committee (the "RAC") and the FDA approved the commencement of a clinical trial of MDRx1 in patients with ovarian and breast cancer. This Phase I/II clinical trial began in December 1994 (with respect to ovarian cancer) and January 1995 (with respect to breast cancer). The investigators sponsored by the Company at MD Anderson have introduced MDR-1 via a retrovirus vector into blood progenitor or stem cells removed from 20 patients with ovarian or breast cancer who have then undergone bone marrow transplantation with their own modified cells in order to assess whether cells genetically modified for multidrug resistance can be safely reintroduced and maintained in cancer patients as they undergo multiple cycles of chemotherapy with Taxol(Registered Trademark). The results of such clinical trial may suggest whether the modified cells will improve patients' ability to tolerate chemotherapy. The Company expects such trial to be completed in late 1996 or early 1997.

   The Phase I/II clinical trial of MDRx1 at MD Anderson is funded by the Company pursuant to a sponsored research program with MD Anderson. Dr. Albert Deisseroth, an original member of the Company's Scientific Advisory Board, is the principal investigator of the trial. See "--Scientific Advisory Board." Pursuant to the Company's sponsored research agreement with MD Anderson, the initial term of which was set to expire in March 1996, the Company has paid MD Anderson approximately $1,240,000 for costs and expenses of the program. The Company and MD Anderson have agreed to extend the sponsored research agreement from March 1996 through December 1996 in return for the Company's payment of $240,000 in ten equal monthly installments beginning in March 1996. If Ingenex fails to make such payments in accordance with the terms of the sponsored research agreement or fails to comply with certain other terms and conditions, MD Anderson may terminate the agreement. Through its sponsored research agreement with MD Anderson, Ingenex has an option to exclusively license any patentable technology that may be developed by MD Anderson under the program. The sponsored research agreement with MD Anderson will expire in December 1996 unless extended by the Company, in its sole discretion, to March 1998. See "Risk Factors --Dependence on License and Sponsored Research Agreements."

 RB94

   Normal cell division is tightly controlled by the interaction of growth promoting signals counterbalanced by growth constraining signals. Cancer is thought to result from the accumulation in growing cells of mutations that disrupt this genetic system of checks and balances, so that cells can proliferate in an uncontrolled manner. Altered genes that actively drive the growth of cancer cells are called oncogenes. Genes that help to maintain normal regulation of cellular proliferation are called tumor suppressors. The development of many types of cancers appears to result from both the activation of oncogenes and the inactivation of tumor suppressor genes. The mutation or loss of specific tumor suppressor genes has been linked to the progression of several common human cancers. For example, inactivation of the RB tumor suppressor gene has been observed in a significant fraction of a diverse group of common solid tumors. Mutations affecting other tumor suppressor genes, such as p53, also appear in many human cancers.

   It is widely believed that a potential gene therapy for the treatment of cancer would be to restore to malignant cells a normal, functional copy of a specific tumor suppressor gene that had been inactivated during the progression of a particular tumor. Studies in cell cultures and in animal models have provided encouraging support for this approach. Various scientists have demonstrated that the transfer of a normal tumor suppressor gene (e.g., RB or p53) to certain cancer cell lines in which that gene had been inactivated results in growth inhibition and tumor suppression.

   Growth arrest by tumor suppressor genes is often transient or incomplete. This phenomenon, termed "tumor suppressor gene resistance," represents a significant challenge to cancer treatment based on the restoration of tumor suppressor genes. As shown in the figures below, the investigators sponsored by the Company at MD Anderson, formerly affiliated with Baylor, have reported that cancer cells treated with RB94, a truncated form of the RB tumor suppressor gene, appear much less susceptible to tumor suppressor gene resistance than cells treated with the naturally-occurring, full-length RB gene. Furthermore, these scientists have reported that RB94 appears to block the growth of other human tumors that retain the naturally-occurring, full-length RB gene.

   EFFECTIVENESS OF INGENEX'S RB94 IN CAUSING REGRESSION OF AN RB-NEGATIVE HUMAN TUMOR

 #############################################################################

                               GRAPHIC TO COME

 #############################################################################

   Human cancer cells lacking a functional RB gene were grown in mice, and the tumors were injected with either the RB gene or RB94, each using the same delivery vector. "Control" refers to tumors injected with no tumor suppressor gene.

        INGENEX'S RB94 CAUSES REGRESSION OF AN RB-POSITIVE HUMAN TUMOR

 #############################################################################

                               GRAPHIC TO COME

 #############################################################################

   Human cancer cells containing a functional RB gene were injected with RB94. "Control" refers to tumors injected with no tumor suppressor gene.

   There can be no assurance that the positive results of these studies would correlate to similar results in human subjects.

   Ingenex has exclusively licensed patent rights relating to RB94 from Baylor and is developing a product that incorporates RB94 into a suitable delivery system, such as one based on a human adenovirus, for the treatment of localized tumors. Ingenex believes that an important medical use of RB94 gene therapy may be as a supplemental or alternative procedure to surgery in the treatment of certain regionalized tumors such as those of the prostate gland and bladder. The Company intends to focus its research and development efforts on methods to introduce effective doses of RB94 into such tumors. Ingenex intends to continue to develop RB94 in collaboration with a partner with expertise in gene delivery and anticipates filing an IND in late 1997 for the use of RB94 to treat prostate cancer. However, there can be no assurance that an IND will be filed within the anticipated time period, or at all.

 THE GSX SYSTEM

   The Company's proprietary platform technology in functional genetics, the GSX System, identifies genes based on their functional roles in a biological or disease process through the isolation of short gene fragments that confer a medically desirable cellular property, such as increased resistance of cells to a virus. Ingenex believes that the GSX System, because it selects genetic elements by virtue of their specific functions, represents an important advance over methods that identify gene sequences or disease-associated genes having no known cellular function.

   Gene fragments selected by the GSX System may be utilized to develop new gene therapy products. In addition, Ingenex believes that the GSX System can facilitate the discovery of small molecule drugs. One of the key steps in many drug discovery programs is the choice of a biochemical target, usually a specific protein such as an enzyme or a receptor, that a drug may inhibit or activate to cause a pharmacological effect. However, target selection is an uncertain trial and error process, often based on best guesses and unproven assumptions about how to intervene to slow or halt a disease process. Because the GSX System selects from a random collection of fragments only those gene fragments that effect desired changes in cellular properties, the Company believes that it provides a tool for the unbiased selection of valid drug targets. The Company believes that a fragment of a given gene acting to block a disease process can facilitate the discovery of small molecule drugs that are capable of achieving the same outcome and are directed against the protein encoded by that gene.

   The Company has initially focused its efforts to develop and validate the GSX System on the discovery and characterization of protective gene fragments capable of interfering with the replication of HIV. The Company has employed functional selection to identify specific, potentially therapeutic genetic suppressor elements ("GSEs") from libraries of random fragments of the HIV genome. The Company believes that such GSEs could potentially be incorporated into a gene therapy product to protect cells of the immune system in patients with AIDS. A key goal of future research will be to identify the most potent gene fragments, derived from the HIV genome and/or human genes, capable of blocking either the activation of HIV in latently infected cells or the replication of HIV in previously uninfected cells. The Company believes that a particular benefit of the GSX System is that GSEs of short length can be identified so that it may be possible to combine several therapeutic genetic elements in a single product without exceeding the capacity of available delivery systems. As illustrated in the graph below, several gene fragments, each derived from a different HIV gene, limit HIV infection in human cells. The three examples shown in this illustration are representative of a larger set and were not necessarily chosen to be the most effective. The Company believes that a combination in a single product of multiple GSEs directed at different target genes of HIV in a single product potentially could increase such product's efficacy and reduce the chances of acquired viral resistance by mutation.

    INGENEX'S ANTI-HIV GSES LIMIT HIV INFECTION OF HUMAN CELLS IN CULTURE

 #############################################################################

                               GRAPHIC TO COME

 #############################################################################

   Three different anti-HIV GSEs derived from HIV (IGX-009, IGX-004 and IGX-230) were inserted into uninfected human cells in culture. The cells were then exposed to a virulent strain of HIV, and the percentage remaining free of active virus was measured over time. "Control" refers to a cell culture lacking a protective GSE.

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

   The Company has recently been awarded by the NIH a two year Phase II SBIR grant in the amount of approximately $716,000 to fund its development of a gene therapy product for AIDS. The Company intends to collaborate with scientists at the Duke University School of Medicine, Durham, N.C., including Dr. Eli Gilboa, a member of the Company's Scientific Advisory Board, in connection with such development, and a portion of the grant was designated for such collaboration. See "--Scientific Advisory Board."

   Ingenex believes that the GSX System may have other important medical applications, including the identification of novel antiviral targets useful in drug discovery. The Company has carried out preliminary experiments to demonstrate the feasibility of selecting gene fragments protective against the Hepatitis B Virus. In addition, studies utilizing the GSX technology to identify genetic elements and drug targets of potential value for the treatment of cancer already have been reported by Ingenex's academic collaborators at UIC, and the Company has licensed certain of their inventions. In an in-house research project supported by a Phase I SBIR grant from the NIH, the Company has selected GSEs that appear to reverse multidrug resistance in human cells.

   The Company anticipates that it will continue to apply the GSX System to attempt to identify novel targets for the treatment of cancer and other diseases, both in-house and in collaboration with academic institutions and other companies. It is likely that other disease targets also will be chosen, as appropriate libraries, selection strategies and academic and corporate collaborations are developed. However, there can be no assurance that the discoveries, if any, made with the GSX System will result in the successful development of gene therapies or drugs.

SCIENTIFIC ADVISORY BOARD

   The Company has a Scientific Advisory Board ("SAB") comprised of individuals with extensive experience in the Company's fields of interest. The SAB members meet as a board with management and key scientific employees of the Company on a semi-annual basis and in smaller groups or individually on an informal basis from time to time. The members of the SAB are not compensated for attending meetings (except that each of Drs. J. Levy, R. Levy, D. Nathan and A. Varshavsky receives $2,000 for each SAB meeting attended), are not employees of the Company and are not obligated to devote any specified amount of time to the affairs of the Company. See "Management --Consulting Agreements." The Company anticipates that the SAB members will assist the Company in identifying scientific and product development opportunities, in reviewing and evaluating with management the progress of research programs and in recruiting and evaluating scientists and other employees. Certain members of the SAB have been granted options to purchase shares of Common Stock. See "Management --1994 Stock Option Plan."

   The SAB presently consists of the following members:

   RICHARD L. DAVIDSON, PH.D., is the Benjamin Goldberg Professor and the Head of the Department of Genetics at UIC. Dr. Davidson is an original member of the SAB. Dr. Davidson's laboratory at UIC is currently investigating molecular mechanisms of gene regulation and mutagenesis in mammalian cells. Dr. Davidson's research involves a combination of the techniques of somatic cell genetics with those of molecular biology. Dr. Davidson was the recipient of the University of Illinois College of Medicine Faculty of the Year Award in 1991. He has been the Editor-in-Chief of the journal entitled Somatic Cell and Molecular Genetics since 1983. Dr. Davidson is also the editor of the book entitled Somatic Cell Hybridization and has been an Associate Editor of the journal entitled Cancer Research since 1991. He was the Editor-in-Chief of the journal entitled Somatic Cell Genetics from 1974 to 1983. Dr. Davidson received both his B.A. in Chemistry and his Ph.D. in Biology from Case Western Reserve University.

   ALBERT DEISSEROTH, M.D., PH.D., is the Ensign Professor of Medicine and Chief of the Medical Oncology Section in the Department of Medicine at the Yale University School of Medicine. He is also the Associate Director for Clinical Research at the Yale Cancer Center. Before joining Yale in September 1995, Dr. Deisseroth was the Anderson Professor of Cancer Treatment and Research and Chairman of the Department of Hematology at MD Anderson. Dr. Deisseroth is an original member of the SAB. He has published over 300 scientific papers and has written extensively in the area of bone marrow and peripheral blood transplantation and in the area of leukemias, lymphomas and solid tumors. Dr. Deisseroth received his B.A. in Chemistry, his Ph.D. in Biochemistry and his M.D. from the University of Rochester.

   ELI GILBOA, PH.D., is a Professor in the Departments of Surgery and Immunology at the Duke University Medical Center. Dr. Gilboa's work is currently focused in the area of gene therapy applications to HIV and cancer. Dr. Gilboa is the author of numerous scientific publications. He received the CapCURE Foundation Research Award for Gene Therapy for Prostate Cancer in 1993 and the NIH M.E.R.I.T. Award in 1992. Dr. Gilboa received his B.S. in Biochemistry from Hebrew University in Israel and his Ph.D. in Molecular Biology from the Weizmann Institute in Israel.

   ANDREI GUDKOV, PH.D., is an Assistant Professor in the Department of Genetics at UIC. Dr. Gudkov is the former Head of the Laboratory of Molecular Genetics at the Cancer Research Center in Moscow. He has published over 60 scientific articles and reviews. Dr. Gudkov received his M.S. in Virology from Moscow State University, his Ph.D. in Experimental Oncology from the Cancer Research Center in Moscow and his D.Sci. in Molecular Biology from Moscow State University.

   JAY A. LEVY, M.D., is a Professor of Medicine at the Cancer Research Institute at the University of California School of Medicine in San Francisco. He is an original member of the SAB. Dr. Levy has received numerous awards and honors as a distinguished lecturer, most recently as the Henry T. Finch, Jr. Lecturer at the Regional HIV AIDS Consortium in Charlotte, North Carolina in 1995. He received the Award of Distinction from the American Foundation for AIDS Research in 1994. Dr. Levy is the editor of a textbook on AIDS and has served on the editorial boards of numerous scientific journals. Dr. Levy received his B.A. from Wesleyan University and his M.D. from Columbia University.

   RONALD LEVY, M.D., is a Professor of Medicine and the Chief of the Division of Oncology at the Stanford University School of Medicine. Dr. Levy is an original member of the SAB. Dr. Levy has published over 200 scientific papers. He received his A.B. in Biochemistry from Harvard University and his M.D. from Stanford University School of Medicine.

   DAVID G. NATHAN, M.D., is a Professor of Pediatrics and holds the Richard and Susan Smith Professor of Medicine Chair at Harvard Medical School. Dr. Nathan is an original member of the SAB. He has been the President of the Dana-Farber Cancer Institute since 1995 and served as the Physician-in-Chief at Children's Hospital in Boston from 1984 to 1995. Dr. Nathan was awarded the National Medal of Science in 1990. He is the author of over 250 scientific papers and has served on the editorial board of many medical journals, including the Journal of Clinical Investigation, Blood and the New England Journal of Medicine. He is the hematology editor for Cecil's Textbook of Medicine and is the primary editor of a textbook entitled Hematology of Infancy and Childhood, now in its fourth edition. Dr. Nathan received his B.A. in English Literature from Harvard College and his M.D. from Harvard Medical School.

   IGOR B. RONINSON, PH.D., is the Chairman, and an original member, of the SAB. He is a Professor in the Department of Genetics and the Head of the Division of Molecular Oncology at UIC. Dr. Roninson is currently researching the molecular biology of cancer. Dr. Roninson is one of the scientists credited with the discovery of the multidrug resistance gene, MDR-1, and the inventor of the subject matter covered by certain patents licensed to the Company by UIC. He is the author of over 80 articles and book chapters and the editor of a book on multidrug resistance in cancer. Dr. Roninson was the 1994 recipient of the C.P. Rhoads Award from the American Association for Cancer Research. He received his Ph.D. in Biochemistry from MIT.

   ALEXANDER J. VARSHAVSKY, PH.D., is the Howard and Gwen Laurie Smits Professor of Cell Biology at the California Institute of Technology. Dr. Varshavsky has published over 120 scientific papers on topics such as gene expression and chromosome structure, DNA replication, drug resistance and gene amplification. Dr. Varshavsky received his B.S. in Chemistry from Moscow University and his Ph.D. in Biochemistry from the Institute of Molecular Biology in Moscow.

   Members of the SAB may be employed by, or have consulting agreements with, entities other than the Company, some of which may conflict or compete with the Company, or which may limit a particular member's availability to the Company. In particular, certain of the institutions with which the SAB members are affiliated may have regulations or policies with respect to the ability of such personnel to act as part-time consultants or in other capacities for a commercial enterprise. Regulations or policies now in effect or adopted in the future might limit the ability of the SAB members to consult with the Company. The loss of the services of certain of the SAB members could adversely affect the Company.

   Inventions or processes discovered by any SAB member, unless otherwise agreed, will not become the property of the Company but will remain the property of such person or of such person's full-time employers. However, each current SAB member has entered into a consulting agreement with the Company that provides that any inventions discovered by the consultant while performing services for the Company will be the sole property of the Company (except as may otherwise be provided by the policies of such SAB member's full-time employer). See "Management --Consulting Agreements." The institutions with which the SAB members are affiliated may make available the research services of their scientific and other skilled personnel, including the SAB members, to entities other than the Company. In rendering such services, such institutions may be obligated to assign or license to a competitor of the Company patents and other proprietary information which may result from such services.

PROPRIETARY RIGHTS

   At the present time, Ingenex does not own any patents, although it does have pending one U.S. patent application filed in December 1995 relating to certain GSEs associated with HIV. Currently, the Company relies on third-party licenses to obtain rights in respect of certain patents and patent applications and other proprietary rights owned by such third parties that are essential to the research and development of its proposed processes and products. The license agreements that have been entered into by the Company typically require the payment of license fees and royalties based on sales of licensed products and processes with minimum annual royalties, the use of due diligence in bringing products to market, the achievement of funding milestones and, in some cases, the issuance of Common Stock to the licensor. The Company intends to enter into collaborative arrangements with respect to the manufacturing and marketing of its proposed products. See "--Manufacturing and Marketing." The Company is also obligated under the licenses to indemnify its licensors against certain liabilities, including liabilities arising out of product liability claims. In those cases where the technology licensed to the Company was developed, at least in part, with federal funds, the license to the Company is subject to a statutory non-exclusive, non-transferable, irrevocable, paid-up license retained by the U.S. government for use by, or on behalf of, the U.S. government. A summary of the Company's material licenses is set forth below. The Company's failure to comply with the terms of the licenses could lead to their termination. Termination of one or more of the licenses would have a material adverse effect on the Company. See "Risk Factors--Dependence on License and Sponsored Research Agreements."

 UIC Licenses

   In May 1992, the Company acquired two exclusive worldwide licenses (the "May 1992 UIC Licenses") from UIC regarding patent properties relating to the GSX System and the human MDR-1 gene. Each of the May 1992 UIC Licenses continues in effect until the expiration of the last to expire patent covered by such license or, if earlier, termination by UIC for cause or by Ingenex upon notice to UIC. The exclusive nature of the May 1992 UIC Licenses is subject to certain reservations, including the use of all or part of the subject matter of the licenses for research, educational and other non-commercial purposes. In addition, Ingenex's rights under the license relating to the human MDR-1 gene are subject to a non-exclusive right granted to Glaxo-Wellcome, PLC to introduce the MDR-1 gene into the cell lines by transfection and to use such transfectants to conduct research in producing drugs for research purposes. Glaxo does not, however, have the right to sell or transfer to any third party the transfectants, or any derivatives thereof, without the written authorization of UIC. The May 1992 UIC Licenses provide for the payment of license issue fees totaling, in the aggregate, approximately $145,000 (all of which have been paid through June 30, 1996), royalties based on sales of products and processes incorporating the licensed technology, subject to certain minimum royalty payments, royalties based on sublicensing income, a percentage of revenues from research relating to the subject matter of each May 1992 UIC License that is performed on a contract basis for third parties and all costs and expenses associated with patent prosecution and maintenance. Under the May 1992 UIC Licenses, Ingenex must use its best efforts to bring any products developed under the May 1992 UIC Licenses to market, deliver and comply with a detailed business plan, obtain all necessary government approvals and timely pay all license and royalty fees. Additionally, the Company must use its best efforts to ensure that products incorporating the licensed technology which are sold in the U.S. are substantially manufactured or assembled in the U.S.

 MIT License

   In September 1992, Ingenex acquired an exclusive license (the "MIT License") under a patent (issued in March 1993) assigned to MIT. The patent covers the use of MDR genes for creating and selecting drug resistant mammalian cells. The MIT License continues in effect until the expiration of the underlying patent covered by such license or, if earlier, termination by MIT for cause or by Ingenex upon notice to MIT. The MIT License is subject to prior grants of non-exclusive licenses to Eli Lilly & Co. and Genetics Institute, Inc. (a biotechnology company) for research purposes and non-exclusive, commercial licenses that may be granted pursuant to options granted to Eli Lilly and Genetics Institute to use aspects of the licensed technology solely to manufacture and sell products that do not incorporate genes claimed in the patent, proteins expressed by such genes or probes, antibodies and inhibitors to such genes. The MIT License provides for the payment of royalties based on net sales of products and processes incorporating the licensed technology, subject to certain minimum annual amounts, and a percentage of sublicensing income arising from the license of such products and processes. In connection with the execution of the MIT License, the Company issued to MIT 13,630 shares of Common Stock. An aggregate of $13,500 has been paid to MIT in connection with the MIT License through June 30, 1996. Under the MIT License, Ingenex must also use its reasonable best efforts to bring any products developed under the MIT License to market, deliver and comply with a detailed business plan and make timely payment of all license and royalty fees.

 Baylor License

   In October 1992, Ingenex acquired an exclusive worldwide license (the "Baylor License") under U.S. and foreign patent applications assigned to Baylor relating to a modified tumor suppressor gene. The Baylor License continues in effect until the expiration of the last to expire patent covered by such license, or, if earlier, termination by Baylor for cause or by Ingenex upon notice to Baylor. The Baylor License provides for royalties based on net sales of products and processes incorporating the licensed technology, subject to certain minimum annual amounts, and a percentage of sublicensing income arising from the license of such products and processes. In connection with the execution of the Baylor License, the Company issued to Baylor and its designees an aggregate of 34,011 shares of Common Stock. An aggregate of $38,000 has been paid to Baylor under the Baylor License through June 30, 1996. Under the Baylor License, Ingenex must use its reasonable best efforts to bring any products developed under the Baylor License to market, deliver and comply with a detailed business plan, make timely payment of all royalty fees and pay all costs and expenses incurred in patent filing, prosecution and maintenance.

 Proprietary Rights of Others

   The Company is aware of a U.S. patent issued to a third party (U.S. Patent 4,912,039) (the "Riordan patent") relating to multidrug resistance. The Riordan patent describes the isolation of two DNA molecules that code for fractional portions of the hamster protein associated with multidrug resistance (the "hamster MDR-1 gene"), whereas a patent licensed by the Company (U.S. Patent 5,206,352) (the "Roninson patent") describes (and claims) the entire human MDR-1 gene, which is the DNA that codes for the entire protein associated with multidrug resistance in human cells. Nonetheless, the Riordan patent claims a DNA molecule coding for a protein, or a fragment of a protein, that is associated with multidrug resistance in living cells, including human cells. The Riordan patent has an earlier effective filing date than the Roninson patent, and there can be no assurance that the Riordan patent will not be asserted against the Company. Thus, it may be necessary for the Company to obtain a license under the Riordan patent to pursue commercialization of its proposed gene therapy products utilizing the MDR-1 gene. There can be no assurance that such a license, if required, will be made available to the Company, if at all, on terms acceptable to the Company. Failure to obtain such a license, if required, could have a material adverse effect on the Company.

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

   The Company also is aware of a U.S. patent issued to a third party (U.S. Patent 5,399,346) (the "Anderson patent") relating to ex vivo gene therapy. The Anderson patent is reported to be exclusively licensed to Genetics Therapy, Inc. The Company believes that the Anderson patent could be asserted to cover gene therapeutics developed by the Company, to the extent that the introduction of a gene into a subject's cells is performed ex vivo. In January 1996, it was reported that an interference proceeding had been instituted in the U.S. Patent and Trademark Office between the issued Anderson patent and two pending patent applications. Depending on the outcome of the interference, it may or may not be necessary for the Company to obtain a license from a party to the interference (or its licensee) to pursue commercialization of its proposed gene therapy products utilizing ex vivo gene therapy. There can be no assurance that such a license, if required, will be made available to the Company, if at all, on terms acceptable to the Company. Failure to obtain such a license, if required, could have a material adverse effect on the Company.

   The Company has received notice that three companies, Chiron Corporation, Sandoz AG, and Introgene NV, are opposing the grant of a European patent corresponding to the Roninson patent, which the Company has licensed from UIC, with claims directed to the human MDR-1 gene and gene fragments. While the Company, through its licensor, intends to vigorously respond to the oppositions, no assurance can be given as to the scope of the claims, if any, which the European Patent Office ultimately will find patentable.

   The Company is aware of the existence of a prior art reference (European Patent Application 0 259 031) ("EP 0 259 031"), which discloses a DNA sequence corresponding to the sequence of the RB94 DNA molecule that is claimed in an issued U.S. patent licensed by the Company from Baylor (U.S. Patent 5,496,731) (the "Baylor patent"). The Baylor patent also contains claims directed to specific expression vectors containing the RB94 DNA molecule. Although an issued patent is presumed valid, there can be no assurance that the claims of the Baylor patent, if challenged, will not be found invalid. In any event, given that EP 0 259 031 relates to DNA sequences but not to methods of gene therapy, the existence of this reference alone would not, as a matter of U.S. law, be expected to affect the patentability of claims directed to the use of the RB94 DNA molecule in gene therapy for certain cancers, which gene therapy claims presently are pending in a related patent application licensed by the Company from Baylor. EP 0 259 031 further discloses the deduced amino acid sequence encoded by the disclosed DNA sequence, which amino acid sequence corresponds to that of the RB94 protein. The U.S. Patent and Trademark Office, in a Final Office Action rejection, has cited this reference as anticipating the claim directed to the RB94 protein, which claim presently is pending in a second, related patent application licensed by the Company from Baylor.

   Further development of the Company's products depends upon the Company's ability to maintain existing and establish new relationships with scientific and corporate collaborators. The Company's MDRx1 product is currently being clinically tested by the investigators sponsored by the Company at MD Anderson. The Company's other gene therapy product, RB94, is in preclinical development, and the Company intends to continue to develop this product in collaboration with a partner with expertise in gene delivery. The Company's in-house research program is utilizing the GSX System to identify genes and/or gene fragments that potentially could lead to the development of additional gene therapy products and may seek to collaborate with other companies in such research and development. There can be no assurance that the Company will be able to maintain or enter into any such collaborations, or that any commercially valuable products or processes will be developed as a result of any existing or proposed collaborations, or that Ingenex will be able to successfully commercialize, exploit or protect any inventions or discoveries arising out of such collaborations. Further, there can be no assurance that any of Ingenex's licensed patent applications will result in issued patents or that, upon issuance, any of its licensed patents will afford protection against a competitor. Such competitors may include companies with substantially greater financial and other resources than those of the Company, and, therefore, with a potentially greater ability to commercialize, exploit or protect their inventions and discoveries. See "Risk Factors --Dependence on License and Sponsored Research Agreements" and "--Competition; Rapid Technological Change."

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

MANUFACTURING AND MARKETING

   The Company does not have any manufacturing or marketing experience nor does the Company anticipate having the resources in the foreseeable future to allocate to the commercial manufacture or marketing of its proposed products and, therefore, the Company intends to pursue collaborative arrangements with other companies with respect to the manufacture and marketing of its proposed products in the future. The future success of the Company will depend, in part, on its ability to enter into and maintain relationships with such corporate collaborators and their success in manufacturing and marketing any products developed by the Company. To the extent that the Company determines not to, or is unable to, enter into collaborative arrangements with respect to the manufacture and marketing of its proposed products, significant capital expenditures, management resources and time will be required for the Company to establish a manufacturing facility and develop a sales and marketing force. The Company has no experience in manufacturing or marketing. There can be no assurance that the Company will be able to enter into collaborative arrangements with respect to the manufacture and marketing of its proposed products or, in lieu thereof, to establish a manufacturing facility or develop a sales and marketing force, or be successful in gaining market acceptance of its proposed products. The failure by the Company to enter into collaborative arrangements to manufacture and market its proposed products or to develop its own manufacturing and marketing capabilities would have a material adverse effect on the Company.

GOVERNMENT REGULATION

   The research, preclinical development and clinical trials conducted by the Company, and the product manufacturing and marketing to be conducted for or by the Company, are subject to regulation by the FDA and similar health authorities in foreign countries. Preclinical testing in the U.S. is generally conducted in the laboratory to evaluate the potential safety and efficacy of a biological product. The results of these tests must be submitted to the FDA as part of an IND before clinical testing can begin. Typically, clinical testing involves a three-phase process, although in some cases a single study may encompass more than one phase. Phase 1 consists of testing the product in a small number of humans to determine its preliminary safety and tolerable dose range. Phase 2 involves larger studies to evaluate the effectiveness of the product in humans having the disease or medical condition for which the product is indicated and to identify possible common side effects in a larger group of subjects. Phase 3 consists of additional controlled testing to establish clinical safety and effectiveness in an expanded patient population of geographically dispersed test sites, to evaluate the overall benefit-risk relationship for administering the product and to provide an adequate basis for product labeling.

   Among the conditions for clinical studies and IND approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to "good manufacturing practices" that must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure full technical compliance.

   FDA approval of the Company's proposed products, as well as the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the U.S. The process of obtaining approvals from the FDA is costly, time consuming and often subject to unanticipated delays. There can be no assurance that required approvals of the Company's proposed products, processes or facilities will be granted on a timely basis, or at all. Many academic institutions and companies doing research in the gene therapy field are using a variety of approaches and technologies. Any adverse results obtained by such researchers in preclinical or clinical studies, even if not related to the Company's potential products, could adversely affect the regulatory environment for gene therapy products generally and possibly lead to delays in the approval process for the Company's potential products. Any future failure to obtain or delay in obtaining such approvals will materially and adversely affect the ability of the Company to commercialize its proposed products. Moreover, even if regulatory approvals are granted, such approvals may include significant limitations on indicated uses for which any such products could be marketed. Further, even if such regulatory approvals are obtained, a marketed drug or biological compound and its manufacturer are subject to continuous regulatory oversight, and later discovery of previously unknown problems may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. In addition, new government regulations may be established that could delay or prevent regulatory approval of the Company's products, processes or facilities. Failure of the Company to obtain and maintain regulatory approvals of its products, processes or facilities would have a material adverse effect on the Company.

   The Company's research and development activities involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposing of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the financial resources of the Company. Although the Company believes that it is currently in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future, or that the Company will not be materially adversely affected by current or future environmental laws or regulations.

   The proposed products, processes and facilities of the Company may also be subject to certain other federal, state and local government (as well as foreign) regulations, including, but not limited to, the Public Health Service Act, the Occupational Safety and Health Act and state, local and foreign counterparts to certain of such acts. The Company cannot predict the extent of the adverse effect on it or the financial and other costs that might result from any such existing or future government regulations.

   For marketing outside of the United States, the Company is also subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

   Under guidelines established by the NIH, deliberate transfers of recombinant DNA into human subjects conducted within NIH laboratories or with NIH funds must be approved by the Director of the NIH (the "NIH Director"). The NIH Director may approve a procedure if it is determined that no significant risk to health or the environment is presented. The NIH has established the RAC to advise the NIH Director concerning approval of NIH-supported research involving the use of recombinant DNA. A proposal will be considered by the RAC only after the protocol has been approved by a clinical investigator's local Institutional Review Board and other committees. Although the jurisdiction of the NIH applies only when NIH-funded research or facilities are involved in any aspect of the protocol, the RAC encourages all gene transfer protocols to be submitted for its review. The Company intends to comply with RAC and NIH guidelines.

   See also "Risk Factors --Government Regulation" and "--Uncertainty of Health Care Reimbursement."

COMPETITION

   The Company faces competition both from companies investigating gene therapy and companies that have developed or are developing treatments for diseases targeted by the Company. The Company is aware of several development stage and established enterprises that are exploring the field of human gene therapy, such as Genetics Therapy, Inc., Somatix Therapy Corp. and Targeted Genetics Inc., or are actively engaged in research and development in areas including multidrug resistance and tumor suppressor genes, such as subsidiaries of Chiron Corporation and Sandoz AG (multidrug resistance) and Intragene and Schering-Plough Corporation (tumor suppressors). Other companies, such as Systemix, Inc. and Viagene, Inc., are also developing gene-based therapies for the treatment of HIV. Numerous other companies, such as Human Genome Sciences Inc., InCyte Pharmaceuticals Inc., Millenium Pharmaceuticals Inc., Myriad Genetics, Inc. and Sequana Therapeutics, Inc., are engaged in gene discovery. As the field of human gene therapy receives increasing public exposure and as human trials proposed or now underway become increasingly visible, other competitors may enter the field, and competition in this field will intensify.

   Certain competitors and potential competitors of the Company, including major multinational pharmaceutical and biotechnology firms and other companies, non-profit research institutions and U.S. or foreign government-financed entities, have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and human and other corporate resources than the Company. These competitors may succeed in discovering genes and developing products faster than the Company or its collaborators, obtaining local, state and federal approvals for such products more rapidly or developing products that are more effective or less costly than those developed by the Company or its collaborators. Certain of these competitors at the current time may be further advanced in product development than the Company is with its proposed products. Moreover, potential competitors have or may have patent or other rights with respect to genes and technology which may be used in gene therapy, some of which may conflict with the patent position of the Company. See "--Proprietary Rights." It may be difficult or impossible for the Company to obtain appropriate licenses covering such genes and technology, which would thereby hamper or prevent the commercialization of the Company's proposed products. The failure to obtain such licenses could have a material adverse effect on the Company. In addition, other companies may succeed in developing and commercializing products earlier than the Company. There can be no assurance that the Company will be able to keep pace with technological developments on a timely basis, that the efforts of others will not render the Company's proposed products obsolete or uneconomical or result in treatments or cures superior to any therapy that may be developed by the Company, or that any therapy that may be developed by the Company will be preferred to any existing or newly developed technologies.

   Competition is based on product efficacy, safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. See "Risk Factors --Technological Uncertainty" and "--Competition; Rapid Technological Change."

RELATIONSHIP TO TITAN PHARMACEUTICALS, INC.

   Titan is a biopharmaceutical holding company founded to advance therapeutic product development and commercialization for cancer, central nervous system disorders, blood and immune disorders and other life-threatening diseases. Titan currently has four operating companies in which it owns a majority interest, Ingenex, ProNeura, Theracell and Trilex, and one operating company, Ansan, in which it owns a 44% interest. Titan has provided initial financing and management services to its operating companies.

   As of June 30, 1996, Titan has provided approximately $10,724,000 in financing for Ingenex and currently owns approximately 81% of the outstanding Common Stock. See "Risk Factors --Control by Existing Stockholder; Relationship with Titan." Ingenex's association with Titan helps the Company obtain management resources, facilities and capital equipment and other assets in a cost-effective manner, but there can be no assurance that Titan will provide direct financing to the Company in the future. Dr. Bucalo, the Chairman of the Company's Board of Directors, is the President, Chief Executive Officer and a director of Titan; a member of the Board of Directors of Theracell: and the Chairman of the Board of Directors of each of Ansan, ProNeura and Trilex. Dr. Prendergast, another director of the Company, is a Managing Director of The Castle Group Ltd., a principal stockholder of Titan.

   In February 1994, the Company, together with the other Sublessees, entered into the Sublease with Titan whereby the Sublessees agreed to sublease from Titan certain equipment which it leases from Phoenix Leasing Incorporated ("Phoenix") pursuant to the Master Lease. Under the terms of the Master Lease, Titan is obligated to make monthly payments to Phoenix currently totaling approximately $31,000 per month. As of June 30, 1996, the amount outstanding under the Master Lease was approximately $865,000. The Sublessees have jointly and severally guaranteed all amounts payable by Titan and all other obligations of Titan under the Master Lease. Each of Titan and each Sublessee has experienced significant operating losses to date and is expected to continue to do so for the foreseeable future. The failure by Titan or any Sublessee to fulfill its obligations in respect of the Master Lease would have a material adverse effect on the Company. See "Risk Factors --Guarantees of Obligations of Others."

   On August 1, 1994, the Company entered into an Amended Services Agreement with Titan pursuant to which Titan, at the request of and under the direction of the Company, provided executive and administrative, financial, human resources, business development and regulatory services to the Company.

The Company paid Titan for such services on a quarterly basis. The amount billed to the Company for each quarter was based on the total operating expenses of each department of Titan to the extent such expenses were allocable to the services provided by such department under the Services Agreement. Such allocation was based on the percentage of time expended by each such department's personnel and the percentage of each such department's other resources utilized in providing the services. The percentage was determined at the beginning of each calendar year by the head of each such department of Titan providing the services to the Company. The Company also paid for any out-of-pocket expenses incurred by Titan in providing the services to the Company. In October 1995, the allocation was changed to a flat fee per year of approximately $119,500. In July 1996, the Company and Titan entered into a new one-year Corporate Services Agreement pursuant to which the Company will pay Titan a fee of $10,000 per month for such managerial, administrative and financial services.

   In addition, the Company previously used certain facilities leased by Titan and reimbursed Titan on a quarterly basis for the expenses incurred by Titan with respect to such use. Moreover, the Company reimburses Titan on a quarterly basis for its use of certain equipment leased by Titan pursuant to the Master Lease. During fiscal 1994 and 1995, the Company made payments aggregating $948,000 and $839,000, respectively, to Titan for corporate services and the lease of such facilities and equipment. In March 1996, the Company entered into a lease directly with the lessor of such facilities.

   The Company and Titan have entered into a shareholders' agreement in which the Company and Titan have agreed that, among other things, (i) a majority of the Board of Directors of the Company shall consist of Independent Directors;
(ii) all future transactions between Titan or any Titan Affiliate and the Company must be approved by a majority of the Independent Directors; (iii) Titan shall have a right of first refusal with respect to future issuances of the Company of its voting capital stock (and securities convertible into or exchangeable for voting capital stock) in order to maintain a majority interest in the outstanding voting capital stock of the Company; (iv) no additional assets shall be added to the Master Lease; (v) neither Titan nor any of the Titan Affiliates will engage in a "going private transaction" with the Company unless such transaction is first approved by a majority of the Independent Directors following their receipt of a fairness opinion; (vi) the Board of Directors of the Company shall maintain a Nominating Committee of three directors, one of whom shall be designated by Titan; and (vii) Titan will not take any action to amend the Certificate of Incorporation of the Company unless such amendment is first approved by a majority of the Board of Directors of the Company and a majority of the Independent Directors. In addition, in consideration of a payment to the Company of $100,000, the Company has issued to Titan the Titan Option pursuant to the shareholders' agreement. Finally, pursuant to the shareholders' agreement, the Company has granted Titan an option, exercisable for a period of 60 days from the date upon which Titan's ownership interest in the outstanding voting capital stock of the Company falls below a majority, to purchase such number of shares of voting capital stock as necessary for Titan to maintain its majority interest at an exercise price per share equal to the then current fair market value of such securities. The shareholders' agreement remains in effect so long as Titan owns at least 33 1/3% of the outstanding voting capital stock of the Company on a fully-diluted basis. Titan has also agreed that, prior to the consummation of the Offering, the Certificate of Incorporation of the Company will be amended to provide, among other things, that the Company shall not merge or consolidate with, or sell, assign, lease or otherwise dispose of all or substantially all of its assets to Titan or any of its parents, subsidiaries and affiliates without the affirmative vote of stockholders holding at least two-thirds of the issued and outstanding shares of Common Stock (and such vote would also be required to amend such provision).

   During the period from July through September 1996, the Company borrowed an aggregate of $1,000,000 from Titan for working capital purposes. This loan is evidenced by the Titan Note. For a one-year period commencing on the consummation of this Offering, Titan is entitled to convert the Titan Note into shares of Common Stock at a conversion price per share equal to the initial public offering price in conjunction with Titan's exercise of the Titan Option. See "Certain Transactions."

EMPLOYEES

   As of June 24, 1996, the Company had a total of 16 employees, 14 of whom were full-time employees. Of the total, 14 were in research and development and 2 were in administration and finance. The

Company's future success depends in significant part upon the continued service of its key scientific and senior management personnel and its continuing ability to attract and retain highly qualified scientific and managerial personnel. See "Risk Factors --Dependence on Key Employees." Competition for such personnel is intense, and there can be no assurance that the Company can retain its key scientific and managerial employees or that it can attract, assimilate or retain other highly qualified scientific and managerial personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be satisfactory. Each of the Company's employees are parties to a confidentiality agreement with the Company.

FACILITIES

   The Company's principal administrative, sales, marketing, support, research and development facility is currently located in a building in Menlo Park, California providing approximately 22,000 square feet of available space. The Company's current monthly lease payment for this facility is approximately $27,200 per month. The Company intends to lease an additional research and development facility in North Carolina within the next several months. The Company has not entered into any arrangements or understandings in connection with such lease nor has it identified any potential facilities. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources."

LITIGATION

   The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

OFFICERS AND DIRECTORS

   The officers and directors of the Company, and their ages as of July 1, 1996, are as follows:

 NAME                                       AGE                      POSITION
----------------------------------------  -----  -----------------------------------------------
Mark E. Furth, Ph.D.                        45   President, Chief Executive Officer and Director
Louis R. Bucalo, M.D.                       37   Chairman of the Board of Directors
Robert T. Abbott, Ph.D. (2)                 49   Director
Vincent T. DeVita, Jr., M.D. (1)            61   Director
John K.A. Prendergast, Ph.D. (1)            42   Director
Wilhelm F. Schaeffler, Ph.D., D.V.M. (2)    64   Director

------------

   (1)  Member of Audit Committee

   (2)  Member of Compensation Committee

   MARK E. FURTH, PH.D., became the President and Chief Executive Officer of the Company effective August 14, 1995 and a director of the Company in November 1995. Until the Company hires a Vice President-Finance, Dr. Furth is also the acting Principal Financial and Accounting Officer. From May 1993 to August 1995, Dr. Furth was Vice President, Molecular Sciences, of Glaxo Wellcome, Inc., a multinational pharmaceutical company. From January 1992 to May 1993, Dr. Furth was Vice President, Technology, of Regeneron Pharmaceuticals, Inc., a biotechnology company ("Regeneron"). From July 1988 to January 1992, Dr. Furth was Program Director, Molecular and Cell Biology, of Regeneron. From January 1987 to July 1988, Dr. Furth was Program Director, Diagnostics, of Oncogene Science, Inc., a biotechnology company. From November 1982 to December 1986, Dr. Furth was an assistant member of the Sloan-Kettering Institute of the Memorial Sloan-Kettering Cancer Center and, concurrently, an assistant professor at the Sloan-Kettering Division of the Cornell University Graduate School of Medical Sciences. He held post-graduate fellowships with the National Cancer Institute in Bethesda, Maryland and the Medical Research Council Laboratory of Molecular Biology in Cambridge, England. Dr. Furth received his Ph.D. in Molecular Biology from the University of Wisconsin-Madison and B.A. in Biochemical Sciences from Harvard University.

   LOUIS R. BUCALO, M.D., is a co-founder of the Company and has served as a director of the Company since February 1993 and as the Chairman of the Board of Directors of the Company since May 1994. From February 1993 to August 14, 1995, Dr. Bucalo was the Company's President and Chief Executive Officer. Since January 1993, Dr. Bucalo has been the President and Chief Executive Officer and a director of Titan, and is also a director of Theracell and the Chairman of the Board of Directors of Ansan, ProNeura and Trilex. From July 1990 to April 1992, Dr. Bucalo was the Associate Director of Clinical Research at Genentech, Inc., a biotechnology company. Dr. Bucalo received his M.D. from Stanford University and B.A. in Biochemistry from Harvard University.

   ROBERT T. ABBOTT, PH.D., has served as a director of the Company since February 1996. Since January 1996, Dr. Abbott has been the President and Chief Executive Officer and a director of Angiotech Pharmaceuticals, Inc., a biotechnology company. From January 1991 to December 1995, Dr. Abbott was the President and Chief Executive Officer and a director of Viagene, Inc., a gene therapy company that was acquired by Chiron Corporation in September 1995. From May 1984 to May 1990, Dr. Abbott was the President and Chief Executive Officer of NeoRx Corporation, a biotechnology company that he founded and that was involved in the development of monoclonal antibody-based cancer imaging and therapeutic products. Dr. Abbott received his Ph.D. in Pathology from McGill University and M.B.A. from the University of Missouri at St. Louis.

   VINCENT T. DEVITA, JR., M.D., has served as a director of the Company since June 1996. Since July 1993, Dr. DeVita has been the Director of the Yale Cancer Center. From September 1988 to July 1993, he was successively Physician-in-Chief, Attending Physician and Member in the Program of Molecular Pharmacology and Therapeutics at Memorial Sloan-Kettering Cancer Center. From July 1980 to September 1988, Dr. DeVita was the Director of the National Cancer Institute. Dr. DeVita has been the recipient of numerous scientific awards, including the Medal of Honor from the American Cancer Society in 1985 and the Albert and Mary Lasker Medical Research Award in 1972. In 1985, he was elected to the Institute of Medicine at the National Academy of Sciences. Dr. DeVita has been a member of the Board of Directors of ImClone Systems Incorporated, a biotechnology company, since 1991. Dr. DeVita received his B.S. in Chemistry from the College of William and Mary and M.D. with Distinction from The George Washington University School of Medicine.

   JOHN K.A. PRENDERGAST, PH.D., is a co-founder of the Company and has served as a director since February 1993. Since October 1991, Dr. Prendergast has been a Managing Director of The Castle Group Ltd., a biotechnology venture capital firm ("The Castle Group"). Prior to joining The Castle Group, Dr. Prendergast was an associate of D.H. Blair & Co., Inc., an investment bank, for several months. Dr. Prendergast also is a co-founder and director of a number of other corporations, including the following publicly-held corporations: Avigen Inc.; Atlantic Pharmaceuticals Inc.; Avax Technologies Inc.; Palatin Technologies Inc.; and Xenometrix Inc. Dr. Prendergast received his M.Sc. in Microbiology and Ph.D. in Molecular Pathology from the University of New South Wales, Sydney, Australia and C.S.S. in Administration and Management from Harvard University. Dr. Prendergast held post-doctoral fellowships at Harvard University with Dr. Jack Strominger, who was awarded the 1995 Lasker Award for Medicine, and with Dr. Jean Dausset, the 1980 Nobel Prize winner in Physiology and Medicine.

   WILHELM F. SCHAEFFLER, PH.D., D.V.M., has served as a director of the Company since September 1994. Since September 1994, Dr. Schaeffler has been a private consultant to biotechnology and pharmaceutical companies. From January 1986 to August 1994, Dr. Schaeffler was an Executive Vice President, Business Development of Miles, Inc., the U.S. subsidiary of Bayer AG, a German pharmaceutical company. Dr. Schaeffler received his D.V.M. from the University of Giessen and M.Sc. and Ph.D., each in Veterinary Medicine, from the University of Illinois.

   Certain of the officers and directors of the Company may from time to time serve as officers and/or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not in the future have interests in conflict with those of the Company.

   The number of directors of the Company is presently fixed at six. Each director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified. The Company's officers serve at the discretion of the Board of Directors.

SIGNIFICANT EMPLOYEES

   Significant employees of the Company include the following persons:

   TANYA HOLZMAYER, PH.D., 41, became the Director of Research of the Company in June 1995. From August 1993 to June 1995, Dr. Holzmayer was a Senior Scientist for the Company. From July 1989 to August 1993, Dr. Holzmayer was an Instructor in the Department of Genetics at UIC. She received her Ph.D. in Molecular Biology from the Institute of Genetics and Selection of MicroOrganisms in Moscow.

   ANDREW DAYN, PH.D., 35, became the Director of Development of the Company in June 1995. From October 1994 to June 1995, Dr. Dayn was a Group Leader at Pangene Corporation, a biotechnology company. From June 1992 to October 1994, Dr. Dayn was a Senior Scientist in the Division of Research and Development of Abbott Laboratories, a multinational pharmaceutical company. From June 1990 to June 1992, Dr. Dayn conducted post-doctoral research in the Department of Genetics at UIC. Dr. Dayn received his Ph.D. in Microbiology from the Institute of Epidemiology and Microbiology of the Russian Academy of Sciences.

BOARD COMMITTEES

   The Company's Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee sets (subject to the approval of the full Board of Directors) the compensation for certain of the Company's personnel and administers the Company's 1994 Stock Option Plan. See "--1994 Stock Option Plan." The Compensation Committee consists of Drs. Abbott and Schaeffler.

   The Audit Committee reviews, with the Company's independent auditors and management, the scope and results of the annual audit, the scope of other services provided by the Company's independent auditors, the Company's significant accounting principles, policies and practices and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and makes recommendations to the Board of Directors on the engagement of the independent auditors, as well as other matters that may come before it or as directed by the Board of Directors. The Audit Committee consists of Drs. DeVita and Prendergast.

DIRECTOR COMPENSATION

   Directors of the Company do not receive compensation for services provided as a director (except for grants of stock options under the Company's 1994 Stock Option Plan and except that each of Drs. Abbott, DeVita and Schaeffler receive $2,500 for each meeting of the Board of Directors he attends). The Company also does not pay compensation for committee participation or special assignments undertaken by a director at the request of the Board of Directors (except that during fiscal 1995 the Company paid $5,000 to Dr. Schaeffler for certain consulting services).

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Company's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

   The Company believes that it is the position of the Securities and Exchange Commission (the "SEC") that, insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, such provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

   The Company intends to enter into indemnification agreements (the "Indemnification Agreements") with each of its directors and officers prior to the consummation of the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against any and all expenses (including attorneys' fees), witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative (including an action by or in the right of the Company) to which he is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that he is, was, or at any time becomes a director, officer, employee or agent of the Company, or is or was serving, or at any time serves, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification will be available, subject to certain exceptions, if the indemnitee's conduct is not finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a breach of his duty of loyalty to the Company, or to have resulted in him personally having gained a financial profit or other advantage to which he was not legally entitled. The Indemnification Agreements will also require that the Company indemnify the director or officer in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is a party thereto to bring suit to seek recovery or amounts due under the Indemnification Agreement and to recover the expenses of such a suit if successful.

   The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), and the Company shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability. The Company has not currently purchased any such insurance policy on behalf of any of its directors, officers, employees or agents but intends to do so prior to, or as soon as possible after, the consummation of the Offering.

   At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

   The following Summary Compensation Table sets forth the compensation earned in fiscal 1994 and 1995 by certain former and present executive officers of the Company (collectively, the "Named Officers") for services rendered in all capacities to the Company for such fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                 ANNUAL COMPENSATION        COMPENSATION
                                            ----------------------------  --------------
                                                                               AWARDS
                                                                          --------------
                                                                             SECURITIES
              NAME AND                                     OTHER ANNUAL      UNDERLYING
         PRINCIPAL POSITION           YEAR    SALARY($)   COMPENSATION($)    OPTIONS(#)
----------------------------------  ------  -----------  ---------------  --------------
Dr. Mark E. Furth .................   1994          --             --              --
                                      1995      73,125             --         144,000
 President and Chief
 Executive Officer since
 August 1995

Dr. Louis R. Bucalo ...............   1994      48,351(1)          --          25,099
                                      1995      45,269             --              --
 former President and
 Chief Executive Officer (from
 January 1993 to August 1995)

Dr. Gregory R. Reyes ..............   1994     144,585       68,142(2)         13,967
 former Vice President,               1995      85,809       49,165(2)         32,737
 Research and Development
 (from September 1993 to June
 1995)



------------

   (1) Dr. Bucalo's cash compensation for fiscal 1994 and 1995 was paid by Titan pursuant to an employment agreement between Dr. Bucalo and Titan. Titan was reimbursed by the Company for such compensation. The amount listed herein does not include compensation paid to Dr. Bucalo by Titan for services rendered other than with respect to the Company.

   (2) Represents moving and relocation costs paid by the Company on Dr. Reyes' behalf.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended December 31, 1995. No stock appreciation rights were granted to these individuals during such year.

                                              INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                           NUMBER OF      % OF TOTAL
                           SECURITIES      OPTIONS       EXERCISE
                           UNDERLYING     GRANTED TO     OR BASE
                            OPTIONS      EMPLOYEES IN     PRICE
NAME                      GRANTED (#)   FISCAL YEAR(2)  ($/SH)(3)   EXPIRATION DATE
-----------------------  ------------  --------------  ----------  ---------------
Dr. Mark E. Furth(1)  ..    144,000          52.3%       2.00           7/31/05
Dr. Louis R. Bucalo  ...         --            --          --                --
Dr. Gregory R. Reyes(1)      27,737          11.9%       0.86           EXPIRED
                              5,000                      3.50          11/01/05

------------

   (1) Dr. Furth's options were granted on July 31, 1995 and Dr. Reyes' options were granted on January 20, 1995 and November 1, 1995, respectively. All of the options are immediately exercisable upon grant; however, the shares of Common Stock purchasable thereunder are subject to a right of repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to his vesting in such shares. Such shares vest over a four-year period. The repurchase right has lapsed as to the following number of shares as of June 30, 1996: Dr. Furth --0 and Dr. Reyes --5,000. Dr. Reyes' options to purchase 27,737 shares of Common Stock were terminated upon his resignation in June 1995. See "--1994 Stock Option Plan."

   (2) The percentage of options granted to each Named Officer is based on a total number of options granted during fiscal 1995 of 275,361.

   (3) The exercise price may be paid in cash, in shares of Common Stock valued at their fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The exercise prices equalled the fair market value of the Common Stock on the grant date as determined by the Compensation Committee of the Company's Board of Directors.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

   The following table sets forth information concerning option exercises and option holdings for the fiscal year ended December 31, 1995 with respect to each of the Named Officers. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                                                                                      VALUE OF
                                                           NUMBER OF                 UNEXERCISED
                                                     SECURITIES UNDERLYING          IN-THE-MONEY
                                                      UNEXERCISED OPTIONS              OPTIONS
                        SHARES                         AT FY-END (#)(2)            AT FY-END($)(3)
                       ACQUIRED         VALUE     -------------------------  -------------------------
       NAME         ON EXERCISE (#) REALIZED(1)($) EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
-----------------  ---------------  ------------  -------------------------  -------------------------
Dr. Mark E. Furth           --              --             144,000/0                  72,000/0
Dr. Louis Bucalo            --              --              25,099/0                  60,444/0
Dr. Gregory Reyes        4,422          10,649               5,000/0                      --/0

------------

   (1) Market value at exercise less exercise price.

   (2) Options are immediately exercisable for all the underlying shares, but any shares purchased under the options will be subject to a right of repurchase by the Company at the original exercise price per share upon the optionee's cessation of service prior to vesting in such shares. See "--1994 Stock Option Plan." The repurchase right has lapsed as to the following number of shares as of June 30, 1996: Dr. Furth --0; Dr. Bucalo --13,073; and Dr. Reyes --5,000.

   (3) Represents the value of unexercised, in-the-money options at December 31, 1995 using the $2.50 fair market value as of such date as determined by the Compensation Committee of the Company's Board of Directors.

EMPLOYMENT AGREEMENTS

   Ingenex has entered into an employment agreement, dated as of July 25, 1995, with Dr. Mark E. Furth (the "Furth Employment Agreement"), the Company's President and Chief Executive Officer. Such agreement is terminable by Dr. Furth or Ingenex at any time. Pursuant to the terms of the Furth Employment Agreement, Dr. Furth is entitled to an annual salary of $195,000 and an annual performance bonus of 15% to 25% of his base salary upon the Company's achievement of certain targets. In addition, in connection with the execution of the Furth Employment Agreement, Dr. Furth received options to acquire 144,000 shares of Common Stock at an exercise price of $2.00 per share. Dr. Furth is also eligible to be awarded additional options based upon outstanding performance. In the event of a sale or transfer of substantially all of the assets of Ingenex, the vesting of the shares of Common Stock underlying Dr. Furth's options will automatically accelerate immediately prior to such event such that 100% of such shares will become vested. The Furth Employment Agreement also prohibits Dr. Furth from engaging in any activity that is competitive with the Company during the term of his employment with the Company.

   The Company entered into an employment agreement with Dr. Gregory R. Reyes in September 1993 (the "Reyes Employment Agreement"). Dr. Reyes resigned from his position as Vice President, Research and Development of the Company in June 1995. Pursuant to the terms of the Reyes Employment Agreement, during his employment, Dr. Reyes received an annual salary of $145,000 and was eligible to receive an annual performance bonus up to 10% of his base salary. In addition, Dr. Reyes received certain stock options.

1994 STOCK OPTION PLAN

   The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Company's directors in December 1993 and the Company's stockholders in December 1994. In October 1996, the Company amended the 1994 Plan so that options granted thereunder would meet the requirements of Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), for exemption from the restrictions of Section 16(b) of the 1934 Act and increased the number of shares of Common Stock authorized for issuance under the 1994 Plan to 847,500. The 1994 Plan provides for grants of stock options to directors, employees and consultants of the Company, its parent and subsidiaries. As of June 30, 1996, options to purchase an aggregate of 433,069 shares of Common Stock were outstanding under the 1994 Plan at a weighted average price of $2.47, all of which were immediately exercisable. All options granted under the Plan are immediately exercisable; however, shares of Common Stock purchasable upon the exercise of options are generally subject to repurchase by the Company at the original price paid per share upon the optionee's cessation of service prior to his vesting in such shares. Such shares generally vest in 25% increments over four years. There is no limitation on the number of options which may be granted to any individual under the Plan. As of June 30, 1996, 373,236 of the shares of Common Stock issuable upon the exercise of such options are subject to a right of repurchase by the Company at the original exercise price in the event of termination of employment of the option holder.

   As amended, the 1994 Plan is administered by the Compensation Committee of the Company's Board of Directors that will consist of at least two non-employee directors (as defined by Rule 16b-3 promulgated under the 1934
Act); provided, however, that grants of options under the 1994 Plan to the members of the Compensation Committee will be determined and administered by the full Board of Directors of the Company. Eligible individuals may, at the discretion of the Compensation Committee, be granted incentive stock options to purchase shares of Common Stock at not less than the fair market value (110% of the fair market value in the case of 10% stockholders) of such shares on the grant date or non-statutory options to purchase shares of Common Stock at not less than 85% of the fair market value of such shares on the grant date. The Compensation Committee will determine the vesting or exercise schedule (if any) for each granted option (which vesting or exercise schedule shall not be more restrictive than 20% per year beginning one year after the date of grant). The Compensation Committee may accelerate the vesting and/or exercisability of any outstanding option in whole or in part at any time.

   Each option granted under the 1994 Plan has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company. Options are not assignable or transferable by the optionee except by will or the laws of inheritance following the optionee's death or as otherwise permitted by the 1994 Plan. An optionee will have no stockholder rights with respect to the shares subject to his or her outstanding options until such options are exercised and the purchase price is paid for the shares.

   In the event that the Company is acquired by merger or asset sale, each outstanding option under the 1994 Plan which is not to be assumed or replaced with a comparable option from the successor corporation will automatically terminate. The Company's outstanding repurchase rights under the 1994 Plan also will terminate, and the shares subject to those repurchase rights will become fully vested upon the merger or asset sale, unless such repurchase rights are assigned to the successor corporation.

   The Compensation Committee has the authority to effect, at any time and from time to time, with the consent of the affected option holder, the cancellation of outstanding options under the 1994 Plan in return for the grant of new options for the same or different number of shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

   The Company's Board of Directors may amend or modify the 1994 Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options without their consent. In addition, to the extent required under applicable law or by any securities exchange on which the securities of the Company are traded, no amendment of the 1994 Plan may, without the approval of the Company's stockholders, (i) materially increase the benefits accruing to participants or modify the class of individuals eligible for participation or otherwise materially modify the 1994 Plan, or
(ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure. The 1994 Plan will terminate on December 2003, unless sooner terminated in accordance with its terms.

CONSULTING AGREEMENTS

   The Company has entered into consulting agreements with the following individuals who are experts in their fields of interest (in each case subject to the approval of such person's full-time employer, if applicable). Such individuals generally will consult with the Company on such projects as may be specifically agreed. The consultants work for the Company on an as required basis and receive compensation in the form of cash, shares of Common Stock, or options to purchase shares of Common Stock under the 1994 Plan. The Company may retain additional special consultants as the need arises.

   William F. Benedict, M.D., is a member of the staff of MD Anderson. In August 1993, the Company entered into a two-year consulting agreement with Dr. Benedict, which was renewed for an additional one-year period in August 1995. The agreement will be extended for an additional one-year period unless either party provides prior notice of non-renewal. Annual compensation under the agreement is $22,000.

   Richard Davidson, Ph.D., is a member of the SAB. See "Business --Scientific Advisory Board." In May 1992, the Company entered into a three-year consulting agreement with Dr. Davidson, which was renewed for an additional three-year term in May 1995. Annual compensation under the agreement is $25,000. The agreement may be terminated by either party under certain circumstances. Pursuant to the agreement, the Company issued 28,743 shares of Common Stock to Dr. Davidson, which shares are subject to a right of repurchase by the Company upon the occurrence of certain events, including Dr. Davidson's termination for cause as a consultant to the Company.

   Eli Gilboa, Ph.D., is a member of the SAB. See "Business --Scientific Advisory Board." In January 1994, the Company entered into a three-year consulting agreement with Dr. Gilboa. The agreement will be automatically extended for consecutive periods of one-year each unless either party gives prior notice of non-renewal. The agreement may be terminated by either party upon written notice. Annual compensation under the agreement is $15,000. Additionally, in connection with the execution of the agreement, Dr. Gilboa was granted options to purchase 1,888 shares of Common Stock at an exercise price of $0.918 per share for a three-year period under the 1994 Plan. See "--1994 Stock Option Plan."

   Richard E. Giles, Ph.D., is a member of the staff at MD Anderson. In September 1993, the Company entered into a one-year consulting agreement with Dr. Giles which was renewed for two consecutive one-year periods and expired in September 1996. The Company intends to extend the agreement beyond that date. Either party may terminate the agreement upon prior notice. Annual compensation under the agreement is $40,000.

   Andrei Gudkov, Ph.D., is a member of the SAB. See "Business --Scientific Advisory Board." In September 1993, the Company entered into a one-year consulting agreement with Dr. Gudkov, which was renewed for an additional two-year period in September 1994. The Company intends to extend the agreement beyond the current expiration date of September 1996. Annual compensation under the agreement is $15,000 (subject to increase by the Company's Board of Directors).

   Igor B. Roninson, Ph.D., is a member of the SAB. See "Business --Scientific Advisory Board." In May 1992, the Company entered into a three-year consulting agreement with Dr. Roninson, which was renewed for an additional three-year period in May 1995. Annual compensation under the agreement is $30,000. Additionally, the Company paid Dr. Roninson's legal fees aggregating $12,900 incurred in connection with the agreement. The agreement may be terminated by either party under certain circumstances. Pursuant to the agreement, the Company issued 143,718 shares of Common Stock to Dr. Roninson, which shares are subject to a right of repurchase by the Company upon the occurrence of certain events, including Dr. Roninson's termination for cause as a consultant to the Company.

   Hong J. Xu, M.D., is a member of the staff of MD Anderson. In August 1993, the Company entered into a two-year consulting agreement with Dr. Xu, which was renewed for an additional one-year period in August 1995. Annual compensation under the agreement is $22,500.

                             CERTAIN TRANSACTIONS

   The Company believes that all of the transactions set forth below were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company anticipates that all future transactions, including loans, between the Company and its officers, directors and principal stockholders (and their respective affiliates) will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

   In May 1994, Titan purchased 1,007,834 shares of the Company's Series A Preferred Stock for $5.28 per share. See "Principal Stockholders." In connection with Titan's purchase of the Series A Preferred Stock, Titan was granted the right, exercisable in prescribed circumstances, to demand or to participate in certain registrations of the Company's securities under the Securities Act. Titan has waived such right to the extent that it may have been exercisable in connection with the Offering and has agreed not to exercise such registration rights for a period of one year from the date of this Prospectus. See "Shares Eligible for Future Sale --Registration Rights."


   In September 1994, four purchasers purchased an aggregate of 283,400 shares of the Company's Series B Preferred Stock for $5.82 per share. Such purchasers included certain entities affiliated with Invesco Trust Company who purchased 257,637 of such shares and who, as a result thereof, collectively beneficially own in excess of 9% of the outstanding Common Stock. See "Principal Stockholders." In connection with such purchase, such purchasers were granted the right, exercisable in prescribed circumstances, to demand or to participate in certain registrations of the Company's securities under the Securities Act. Such purchasers have waived such right to the extent that it may have been exercisable in connection with the Offering and have agreed not to exercise such registration rights for a period of one year from the date of this Prospectus. See "Shares Eligible for Future Sale --Registration Rights."


   On August 1, 1994, the Company entered into an Amended Services Agreement with Titan pursuant to which Titan, at the request of and under the direction of the Company, provided executive and administrative, financial, human resources, business development and regulatory services to the Company. The Company paid Titan for such services on a quarterly basis. The amount billed to the Company for each quarter was based on the total operating expenses of each department of Titan to the extent such expenses were allocable to the services provided by such department under the Services Agreement. Such allocation was based on the percentage of time expended by each such department's personnel and the percentage of each such department's other resources utilized in providing the services. The percentage was determined at the beginning of each calendar year by the head of each such department of Titan providing the services to the Company. The Company also paid for any out-of-pocket expenses incurred by Titan in providing the services to the Company. In October 1995, the allocation was changed to a flat fee per year of approximately $119,500. In July 1996, the Company and Titan entered into a new one-year Corporate Services Agreement pursuant to which the Company will pay Titan a fee of $10,000 per month for such managerial, administrative and financial services.

   In addition, the Company previously used certain facilities leased by Titan and reimbursed Titan on a quarterly basis for the expenses incurred by Titan with respect to such use. Moreover, the Company reimburses Titan on a quarterly basis for its use of certain equipment leased by Titan pursuant to the Master Lease. During fiscal 1994 and 1995, the Company made payments aggregating $948,000 and $839,000, respectively, to Titan for corporate services and the lease of such facilities and equipment. In March 1996, the Company entered into a lease directly with the lessor of such facilities.

   The Company and Titan have entered into a shareholders' agreement in which the Company and Titan have agreed that, among other things, (i) a majority of the Board of Directors of the Company shall consist of Independent Directors;
(ii) all future transactions between Titan or any Titan Affiliate and the Company must be approved by a majority of the Independent Directors; (iii) Titan shall have a right of first refusal with respect to future issuances of the Company of its voting capital stock (and securities convertible into or exchangeable for voting capital stock) in order to maintain a majority interest in the outstanding voting capital stock of the Company; (iv) no additional assets shall be added to the Master

Lease; (v) neither Titan nor any of the Titan Affiliates will engage in a "going private transaction" with the Company unless such transaction is first approved by a majority of the Independent Directors following their receipt of a fairness opinion; (vi) the Board of Directors of the Company shall maintain a Nominating Committee of three directors, one of whom shall be designated by Titan; and (vii) Titan will not take any action to amend the Certificate of Incorporation of the Company unless such amendment is first approved by a majority of the Board of Directors of the Company and a majority of the Independent Directors. In addition, in consideration of a payment to the Company of $100,000, the Company has issued to Titan the Titan Option pursuant to the shareholders' agreement. Finally, pursuant to the shareholders' agreement, the Company has granted Titan an option, exercisable for a period of 60 days from the date upon which Titan's ownership interest in the outstanding voting capital stock of the Company falls below a majority, to purchase such number of shares of voting capital stock as necessary for Titan to maintain its majority interest at an exercise price per share equal to the then current fair market value of such securities. The shareholders' agreement remains in effect so long as Titan owns at least 33 1/3% of the outstanding voting capital stock of the Company on a fully-diluted basis. Titan has also agreed that, prior to the consummation of the Offering, the Certificate of Incorporation of the Company will be amended to provide, among other things, that the Company shall not merge or consolidate with, or sell, assign, lease or otherwise dispose of all or substantially all of its assets to Titan or any of its parents, subsidiaries and affiliates without the affirmative vote of stockholders holding at least two-thirds of the issued and outstanding shares of Common Stock (and such vote would also be required to amend such provision). See "Business --Relationship to Titan Pharmaceuticals, Inc." and "Principal Stockholders."

   During the period from July through September 1996, the Company borrowed an aggregate of $1,000,000 from Titan for working capital purposes. This loan is evidenced by the Titan Note which bears interest at the rate of 9% per annum and is due and payable on September 30, 1998. For a one-year period commencing on the consummation of this Offering, Titan is entitled to convert the Titan Note into shares of Common Stock at a conversion price per share equal to the initial public offering price in conjunction with Titan's exercise of the Titan Option. See "Risk Factors --Control by Existing Stockholder; Relationship to Titan" and "Business --Relationship to Titan Pharmaceuticals, Inc."

   On May 31, 1995, the Company consummated a private placement of its securities pursuant to which the Company issued notes in the aggregate principal amount of $1,500,000 (the "Bridge Notes") and warrants to acquire an aggregate of 300,000 shares of Common Stock at an exercise price of $2.50 per share, subject to anti-dilution adjustment (the "Bridge Warrants"). The Bridge Notes bore interest at the rate of 9% per annum and were due on the earlier of December 31, 1995 or the fifth business day following the closing of an initial public offering of securities of the Company. In connection with such purchase, the holders of the Bridge Warrants were granted the right, exercisable in prescribed circumstances, to demand or to participate in certain registrations of the Company's securities under the Securities Act. Such holders have waived such right to the extent that it may have been exercisable in connection with the Offering and have agreed not to exercise such registration rights for a period of one year from the date of this Prospectus. See "Shares Eligible for Future Sale --Registration Rights." In January and February 1996, Titan used $1,588,000 of the net proceeds from an initial public offering of its securities to repay the Bridge Notes on behalf of the Company. In June 1996, the Company issued an aggregate of 981,818 shares of Common Stock to Titan in consideration of such repayment and the cancellation by Titan of certain other indebtedness of the Company aggregating $5,400,000.

   In February 1994, the Company entered into the Sublease with Titan whereby the Sublessees agreed to sublease from Titan certain equipment that Titan leases pursuant to the Master Lease. Under the terms of the Master Lease, Titan is obligated to make monthly payments currently totaling approximately $31,000 per month. As of June 30, 1996, the amount outstanding under the Master Lease was approximately $865,000. The Sublessees have jointly and severally guaranteed all amounts payable by Titan and all other obligations of Titan under the Master Lease. Each of Titan and each Sublessee has experienced significant operating losses to date and is expected to continue to do so for the foreseeable future. The failure by Titan or any Sublessee to fulfill its obligations with respect to the Master Lease would have a material adverse effect on the Company. See "Business --Relationship to Titan Pharmaceuticals, Inc."

   In connection with the purchase of the Company's Class B Common Shares in May 1992 (which class has since been eliminated and all of which shares have been converted into shares of Common Stock), Drs. Roninson and Davidson were granted the right to have 65,427 shares of Common Stock included in any registration of the Company's securities under the Securities Act, except for an initial public offering of the Company's securities and subject to certain underwriter cutbacks. Drs. Roninson and Davidson have agreed not to exercise such registration rights for a period of one year from the date of this Prospectus. See "Shares Eligible for Future Sale --Registration Rights."

   Ray Dirks Research Advisory ("RDRA") received a $140,000 finders' fee in connection with the ACM Agreement. Michael Hsu, a director of Titan, is also the Director of Corporate Finance for RDRA.

   In connection with the ACM Agreement, Titan issued to ACM a warrant to purchase 112,375 shares of Titan's common stock at a price of $3.56 per share. The warrant expires January 31, 2002. Titan also guaranteed payment of Company's obligations under the ACM Agreement and issued warrants to RDRA and Mr. Hsu to purchase an aggregate of 7,395 shares of Titan's common stock at an exercise price of $3.25 per share. The warrants expire in January 2002.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of the Common Stock as of August 31, 1996, and as adjusted to reflect the sale of the 1,850,000 shares of Common Stock offered hereby, by
(i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Officers and (iv) all current executive officers and directors of the Company as a group. In addition to information regarding direct ownership of the Common Stock, information regarding the ownership of Titan's common stock has been included in the footnotes to the following table to reflect any indirect ownership of the Common Stock through direct ownership of Titan's common stock.

                                              NUMBER OF SHARES          PERCENT BENEFICIALLY
                                           BENEFICIALLY OWNED (2)            OWNED (3)
                                      ------------------------------  ----------------------
                                         BEFORE THE      AFTER THE       BEFORE      AFTER
NAME OF BENEFICIAL OWNER (1)              OFFERING        OFFERING      OFFERING    OFFERING
------------------------------------  --------------  --------------  ----------  ----------
Titan Pharmaceuticals, Inc. .........    2,416,024(4)    2,916,024(5)      81%         57%
 400 Oyster Point Boulevard,
 Suite 315
 South San Francisco, CA 94080
Funds controlled by INVESCO Trust
 Company(6) .........................      257,637         257,637          9%          5%
 7800 East Union Avenue,
 Suite 800
 Denver, CO 80237
Dr. Igor Roninson ...................      143,718         143,718          5%          3%
 University of Illinois at Chicago
 Department of Genetics
 (M/C 669)
 880 S. Wood Street
 Chicago, IL 60612
Dr. Mark E. Furth(7) ................      200,000         200,000          6%          4%
Dr. Louis R. Bucalo .................    2,456,024(8)    2,956,024(9)      81%         57%
Dr. Gregory R. Reyes(10) ............        9,422           9,422          *           *
Dr. Robert T. Abbott(11) ............       15,000          15,000          *           *
Dr. Vincent T. DeVita, Jr.(12)  .....       15,000          15,000          *           *
Dr. John K.A. Prendergast(13)  ......       40,000          40,000          1%          *
Dr. Wilhelm F. Schaeffler(14)  ......       20,000          20,000          *           *
All executive officers and directors
 as a group (6 persons)(15) .........    2,746,024       3,272,339         83%         60%

------------

    *   Less than 1%.

   (1) Unless otherwise indicated, the address of all persons named in the table is c/o the Company, 1505 O'Brien Drive, Menlo Park, California 94025.

   (2) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to the table.

   (3) Applicable percentage of ownership of the Common Stock is based on 2,994,391 shares of Common Stock outstanding as of August 31, 1996, together with applicable exercisable options or warrants for such stockholder. Assumes conversion of 1,007,834 shares of Series A Preferred Stock and 283,400 shares of Series B Preferred Stock into shares of Common Stock on a one-for-one basis.

   (4) Includes 1,007,834 shares of Common Stock issuable upon conversion of the same number of shares of Series A Preferred Stock upon consummation of the Offering.

                                            (Footnotes continued on next page)

   (5) Includes 1,007,834 shares of Common Stock issuable upon conversion of the same number of shares of Series A Preferred Stock upon consummation of the Offering. Assumes Titan's purchase of 200,000 shares of Common Stock in the Offering. Includes 300,000 shares of Common Stock which may be acquired upon exercise of the Titan Option within 60 days of August 31, 1996. See "Risk Factors --Control by Existing Stockholder; Relationship to Titan."

   (6) Includes 103,055 shares of Common Stock owned by Global Health Sciences Fund, 103,055 shares of Common Stock owned by Invesco Strategic Portfolios, Inc. --Health Sciences and 51,527 shares of Common Stock owned by Invesco Strategic Portolios, Inc. --Technology (in each case issuable upon conversion of the same number of shares of Series B Preferred Stock upon consummation of the Offering). INVESCO Trust Company is also a principal stockholder of Titan.

   (7) Represents 200,000 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. 155,187 of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --1994 Stock Option Plan."

   (8) Includes 40,000 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. 25,882 of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --1994 Stock Option Plan." Includes 2,416,024 shares held by Titan, which Dr. Bucalo, as the President and Chief Executive Officer and a director of Titan, may be deemed to beneficially own. Dr. Bucalo is the holder of record and beneficial owner of approximately 2.7% of Titan's common stock. See footnote (4) above.

   (9) Includes 40,000 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. 25,882 of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --1994 Stock Option Plan." Includes 2,916,024 shares deemed to be beneficially held by Titan, which Dr. Bucalo, as the President and Chief Executive Officer and a director of Titan, may be deemed to beneficially own. Dr. Bucalo is the holder of record and beneficial owner of approximately 2.7% of Titan's common stock. See footnote (5) above.

   (10) Includes 5,000 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. None of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --Executive Compensation" and " --1994 Stock Option Plan."

   (11) Represents 15,000 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. 11,250 of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --1994 Stock Option Plan."

   (12) Represents 15,000 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. 13,750 of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --1994 Stock Option Plan."

   (13) Includes 21,463 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. All of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --1994 Stock Option Plan."

   (14) Represents 20,000 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. 11,171 of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --1994 Stock Option Plan."

   (15) Includes 321,463 shares of Common Stock which may be acquired upon exercise of options within 60 days of August 31, 1996. 217,240 of the shares issuable upon exercise of such options are subject to the Company's right of repurchase. See "Management --1994 Stock Option Plan." See footnotes (4), (5), (7), (8), (9), (11), (12), (13), (14)
        and (15) above.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value per share. After giving effect to the amendment of the Company's Certificate of Incorporation to delete references to the Series A and Series B Preferred Stock, which will occur upon conversion of such Preferred Stock into Common Stock upon the consummation of the Offering, the Company will have authorized 4,000,000 shares of preferred stock.

   As of August 31, 1996, there were 2,994,391 shares of Common Stock outstanding, which were held of record by 23 stockholders (after giving effect to the conversion of the Series A and Series B Preferred Stock into Common Stock upon the consummation of the Offering). No shares of preferred stock will be outstanding upon the consummation of the Offering.

COMMON STOCK

   The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the holders of Common Stock. The holders of Common Stock are not entitled to cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor. The Company does not intend to pay any dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon consummation of the Offering will be fully paid and non-assessable.

PREFERRED STOCK

   The authorized preferred stock of the Company is currently divided into two series. The first series consists of 3,465,866 shares of Series A Preferred Stock. The second series consists of 4,000,000 shares of Series B Preferred Stock. All the issued and outstanding shares of Series A and Series B Preferred Stock are to be converted into an aggregate of 1,291,234 shares of Common Stock upon the consummation of the Offering. At such time, pursuant to the Company's Restated Certificate of Amendment which will then become effective, the Board of Directors of the Company will have the authority to issue up to 4,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Because the terms of the preferred stock may be fixed by the Board of Directors of the Company without stockholder action, the preferred stock could be issued with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this would have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

 Restated Certificate of Incorporation and Bylaws

   In addition to the ability of the Company's Board of Directors to issue preferred stock without further stockholder approval, the Company's Amended and Restated Certificate of Incorporation and

Amended and Restated Bylaws (the "Bylaws") (each to become effective upon consummation of the Offering) contain several provisions that may be deemed to have the effect of making more difficult the acquisition of control of the Company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. The provisions of the Amended and Restated Certificate of Incorporation and Bylaws discussed below are designed to help to ensure that holders of Common Stock are treated fairly and equally in a multi-step acquisition. In addition, they are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's Board of Directors.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. The Bylaws require not less than 20 nor more than 60 days' notice to the Company with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Such notice must provide specified information, including information regarding the ownership of Common Stock by the person giving the notice, information regarding the proposal or the nominees and information regarding the interest of the proponent in the proposal or the nominations.

   Stockholder Meetings. The Bylaws provide that a special meeting of the stockholders may be called by the President and shall be called by the President or Secretary at the request of a majority of the Board of Directors, and may not be called absent such a request. In addition, pursuant to the Company's Amended and Restated Certificate of Incorporation, stockholders may not take any action by written consent.

 Delaware Takeover Statute

   Upon consummation of the Offering, the Company will become subject to
Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   Section 203 defines a business combination to include, among other things:
(i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities. Of the 4,844,391 shares of Common Stock to be outstanding upon consummation of the Offering, the 1,850,000 shares of Common Stock offered hereby (2,127,500 shares if the Underwriters' over-allotment option is exercised in full) will be immediately freely tradeable without restriction (except as to affiliates of the Company, including Titan) or further registration under the Securities Act. The remaining 2,944,391 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 and may only be sold if registered under the Securities Act or pursuant to an exemption from such registration requirement, including the exemption provided by Rule 144. Any shares of Common Stock purchased in the Offering by Titan or any other affiliate of the Company will be subject to certain of the resale limitations of Rule 144. Holders of 2,927,159 shares of Common Stock, including each director, officer, member of the SAB and principal stockholder of the Company (including Titan), have agreed that they will not offer to sell, contract to sell, sell, distribute, grant any option to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock for a period of 360 days after the date of this Prospectus without the prior written consent of the Representative, on behalf of the Underwriters. Taking into account the restrictions of Rule 144 and the lock-up agreements, 68,079 of the restricted shares will become eligible for sale in the public market beginning 90 days after the date of this Prospectus and 1,923,059 will become eligible for sale in the public market beginning 360 days after the date of this Prospectus. Additional shares of Common Stock, including shares issuable upon the exercise of options and warrants, will also become available for sale in the public market from time to time in the future.

   In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of such restricted shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 48,444 shares after giving effect to the Offering) or the average weekly trading volume of the Common Stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 relating to such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. Under clause (k) of Rule 144, a person who is not an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least three years, would be entitled to sell such shares immediately following the Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

   Prior to the Offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such restricted shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

OPTIONS

   As of August 31, 1996, options to purchase a total of 433,069 shares of Common Stock granted under the 1994 Plan were outstanding and exercisable. An additional 414,431 shares of Common Stock were available for future option grants under the 1994 Plan, as amended. In addition, as of August 31, 1996, options to purchase a total of 16,761 shares of Common Stock, which were granted to certain officers of the Company outside of the 1994 Plan, were outstanding and exercisable. An aggregate of 353,738 of the shares of Common Stock purchasable upon exercise of such options are subject to lock-up agreements that apply for a 360-day period from the date of this Prospectus. See "Underwriting."

   Rule 701 under the Securities Act generally provides that shares of Common Stock acquired on the exercise of outstanding options awarded pursuant to certain written compensation benefit plans for employees, directors, officers, consultants or advisors may be resold by persons other than "affiliates," beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by "affiliates" beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock purchasable upon exercise of options granted under the 1994 Plan and outside of the 1994 Plan to certain officers. Such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements that apply for a 360-day period from the date of this Prospectus, if applicable. See "Underwriting."

BRIDGE WARRANTS

   As of August 31, 1996, Bridge Warrants to purchase a total of 300,000 shares of Common Stock were outstanding and exercisable. An aggregate of 300,000 of the Bridge Warrants and the shares of Common Stock underlying the Bridge Warrants are subject to lock-up agreements that apply for a 360-day period from the date of this Prospectus. See "Underwriting."

REGISTRATION RIGHTS

   After the Offering, the beneficial holders of 1,763,695 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, including the holders of the Bridge Warrants. Under the terms of the agreements between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Certain of such holders benefitting from these rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its diligent reasonable efforts to effect such registration. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances. All of the holders of such securities have agreed not to exercise their registration rights prior to the expiration of one year from the date of this Prospectus. See "Certain Transactions."

   Furthermore, the holders of the Representative's Warrants and the securities underlying the Representative's Warrants have certain registration rights with respect to such securities. See "Underwriting."

                                 UNDERWRITING

   The Underwriters named below, for whom Kaufman Bros., L.P. is acting as the Representative (the "Representative"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

 NAME                         NUMBER OF SHARES
-------------------------  --------------------
Kaufman Bros., L.P.  .....

                           --------------------
 Total ...................      1,850,000
                           ====================

   The Underwriting Agreement provides that the several Underwriters are obligated to purchase all of the 1,850,000 shares of Common Stock offered by the Underwriters hereby (other than shares which may be purchased under the over-allotment option), if any are purchased. The Representative has advised the Company that the Underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession
of $          per share and that such dealers may reallow a concession of
$          per share to certain other dealers. After the Offering, the offering price and the concessions may be changed by the Representative.

   The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to 277,500 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of shares of Common Stock in the Offering. To the extent that the Underwriters exercise the option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 1,850,000 shares of Common Stock initially offered hereby.

   The Company has agreed to pay to the Representative, individually and not in its capacity as Representative, a non-accountable expense allowance of two
percent of the gross proceeds of the Offering ($          if the
Underwriters' over-allotment option is not exercised and $          if the
Underwriters' over-allotment option is exercised in full), of which $25,000 has been paid to date. If the Offering is not consummated, the Representative will be entitled to be reimbursed for actual out-of-pocket expenses, on an accountable basis only, up to $50,000, inclusive of the amount paid to date. The Company has also agreed to pay all expenses in connection with registering or qualifying the Common Stock offered hereby for sale under the laws of the states in which the Common Stock is sold by the Underwriters (including expenses of counsel retained for such purposes by the Underwriters) as well as certain expenses associated with information meetings.


   The Company has agreed to sell to the Representative, or its designees, warrants (the "Representative's Warrants") to purchase 185,000 shares of Common Stock at an aggregate purchase price of $185.00. The exercise price per Representative's Warrant, subject to anti-dilution adjustment, is equal to 165% of the initial public offering price per share of Common Stock offered hereby. The Representative's Warrants are exercisable for a period of five years from the date of this Prospectus (the "Warrant Exercise Term"). The Representative's Warrants may not be transferred, sold, assigned or hypothecated for a period of one year commencing from the date of the consummation of the Offering, except that they may be transferred during such period to officers of the Representative or members of the underwriting or selling group and/or their officers or partners, if any. During the Warrant Exercise Term, the holders of the Representative's Warrants are given, at nominal cost, the opportunity to profit from an increase in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders of the Company. The Company has granted the Representative certain registration rights with respect to the Representative's Warrants. All registration rights will terminate seven years from the date of this Prospectus.


   The Company and holders of 2,927,159 shares of Common Stock, including each director, officer, member of the SAB and principal stockholder of the Company (including Titan), have agreed that they will not offer to sell, contract to sell, sell, distribute, grant any option to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock for a period of 360 days after the date of this Prospectus without the prior written consent of the Representative.

   Pursuant to the Underwriting Agreement, the Representative will have the right to designate an observer to attend all of the meetings of the Company's Board of Directors (at the expense of the Company) for a period of three years after the consummation of the Offering.

   The initial public offering price of the Common Stock offered hereby will be determined through negotiations between the Company and the Representative. Among the factors to be considered in making such determination will be the prevailing market conditions, the Company's fiscal and operating history and condition, the Company's prospects and the prospects of its industry, the management of the Company, the market price of securities for companies in businesses similar to that of the Company and other relevant factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial offering price.

   The Representative became registered as a broker-dealer in July 1995 and to date has co-managed one public offering. See "Risk Factors --Lack of Underwriting History."

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                            CHANGES IN ACCOUNTANTS

   Ernst & Young LLP, which has been and is the independent auditors for Titan and for each of Titan's subsidiaries, declined, for reasons unrelated to the Company, in July 1995 to consent to the use of its report in the Registration Statement on Form SB-2 (the "Registration Statement") to which this Prospectus forms a part as originally filed. As a result, the Company engaged Richard A. Eisner & Company, LLP as independent auditors effective July 1995 for the purpose of auditing and reporting on the Company's financial statements for the periods from July 25, 1991 (inception) through December 31, 1994. The report of Richard A. Eisner & Company, LLP on such financial statements, which report was dated July 21, 1995 and was included in the Registration Statement as originally filed and in Amendment No. 1 thereto, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. However, such report contained an explanatory paragraph that described the substantial doubt as to the ability of the Company to continue as a going concern.

   Ernst & Young LLP now has consented to the use of its report, which is dated February 23, 1996 (except as to certain subsequent events) and which relates to the Company's financial statements for the periods from July 25, 1991 (inception) through December 31, 1995, in Amendment No. 2 to the Registration Statement. Such report contains an explanatory paragraph that describes the substantial doubt as to the ability of the Company to continue as a going concern.

   The report of Richard A. Eisner & Company, LLP has been removed from the Registration Statement effective with Amendment No. 2. In connection with its audit of the Company's financial statements for the period from July 25, 1991 (inception) through December 31, 1994 and subsequent thereto until the commencement by Ernst & Young LLP of its audit of the Company's financial statements of the year ended December 31, 1995, there were no disagreements between Richard A. Eisner & Company, LLP and the Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Richard A. Eisner & Company, LLP, would have caused Richard A. Eisner & Company, LLP to make reference to the matter in its report.

                                LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York and for the Underwriters by O'Sullivan Graev & Karabell, LLP, New York, New York.

                                   EXPERTS

   The financial statements of Ingenex at December 31, 1994 and 1995, and for each of the years then ended, and for the period from July 25, 1991 (inception) through December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the uncertainty surrounding the Company's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The statements relating to United States patent matters, under the headings "Risk Factors--Uncertainty Relating to Patents and Proprietary Technology" and "Business--Proprietary Rights," except those statements qualified as being based on the Company's belief, have been reviewed and approved by Pennie & Edmonds, New York, New York, special patent counsel to the Company, and have been included herein in reliance upon the review and approval by such firm as experts in United States patent law.

                            ADDITIONAL INFORMATION

   The Company has filed with the SEC a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC.

   Upon consummation of the Offering, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act and in accordance therewith will be required to file reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at its principal offices. In addition, the Company is required to file electronic versions of such reports and other information with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                        INDEX TO FINANCIAL STATEMENTS

                                                          PAGE
                                                       --------
Report of Ernst & Young LLP, Independent Auditors  ...    F-2
Balance Sheets .......................................    F-3
Statements of Operations .............................    F-4
Statement of Net Capital Deficiency ..................    F-5
Statements of Cash Flows .............................    F-6
Notes to Financial Statements ........................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Ingenex, Inc.

   We have audited the accompanying balance sheets of Ingenex, Inc. (a development stage company) as of December 31, 1994 and 1995, and the related statements of operations, net capital deficiency, and cash flows for the years then ended and for the period from July 25, 1991 (commencement of operations) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ingenex, Inc. (a development stage company) at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended and for the period from July 25, 1991 (commencement of operations) to December 31, 1995 in conformity with generally accepted accounting principles.

   As more fully described in Note 1 to the financial statements, the Company is in the development stage, has incurred losses since inception of approximately $12.5 million and expects to incur substantial and increasing operating losses over the next several years. At December 31, 1995, the Company had a working capital deficit and a net capital deficiency of approximately $4.1 million and $5.2 million, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The 1995 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                         /S/ ERNST & YOUNG LLP

Palo Alto, California
February 23, 1996, except for
Note 8 as to which the date is September 27, 1996.

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                                BALANCE SHEETS

                                                                                                                   UNAUDITED PRO
                                                                                                                       FORMA
                                                                                                                  LIABILITIES AND
                                                                                                                    NET CAPITAL
                                                                   DECEMBER 31,    DECEMBER 31,                    DEFICIENCY AT
                                                                       1994            1995       JUNE 30, 1996    JUNE 30, 1996
                                                                 --------------  --------------  --------------  ---------------
                                                                                                   (UNAUDITED)       (NOTE 8)
ASSETS
Current assets:
  Cash and cash equivalents ....................................   $   693,538     $     37,938    $        168
  Prepaid sponsored research ...................................        76,844               --              --
  Other current assets .........................................        16,198               --           6,709
                                                                 --------------  --------------  --------------
    Total current assets .......................................       786,580           37,938           6,877
Furniture and equipment, net ...................................            --            3,760           8,333
Deferred offering costs ........................................            --           25,000          27,483
Deferred financing costs .......................................            --          142,604         119,474
Other assets ...................................................        14,323               --          37,212
                                                                 --------------  --------------  --------------
    Total assets ...............................................   $   800,903     $    209,302    $    199,379
                                                                 ==============  ==============  ==============
LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable .............................................   $   409,179     $    376,172    $    255,237
  Note payable--bridge financing ...............................            --        1,500,000              --
  Payable to parent ............................................       592,331        1,313,214          31,613
  Accrued sponsored research ...................................       522,824          197,622              --
  Other accrued liabilities ....................................        91,975          248,291         107,640
  Current portion of technology financing ......................            --          494,107         537,447
                                                                 --------------  --------------  --------------
    Total current liabilities ..................................     1,616,309        4,129,406         931,937
Noncurrent portion of technology financing .....................            --        1,289,313         966,430
Commitments
Net capital deficiency:
Preferred stock, $.001 par value; issuable in series, at
 amounts paid in; 7,465,866 convertible shares authorized
 (4,000,000 pro forma):
 Series A--1,007,834 shares issued and outstanding at
  December 31, 1994 and 1995, and June 30, 1996, respectively
  (none pro forma); liquidation preference of $5,341,520 at
  December 31, 1995 and June 30, 1996 ..........................     5,323,570        5,323,570       5,323,570    $         --
 Series B--283,400 shares issued and outstanding at
  December 31, 1994 and 1995, and June 30, 1996, respectively
  (none pro forma); liquidation preference of $1,643,720 at
  December 31, 1995 and June 30, 1996 ..........................     1,241,032        1,241,032       1,241,032              --
Common stock, $.001 par value, at amounts paid in;
  25,000,000 shares authorized; 585,807, 708,537, and 1,703,157 shares issued and outstanding at December 31, 1994 and 1995,
  and June 30, 1996, respectively (2,994,391 pro forma)  .......        24,457          154,085       5,561,764      12,126,366
Additional capital .............................................       128,805          600,000         600,000         600,000
Deficit accumulated during the development stage ...............    (7,533,270)     (12,528,104)    (14,425,354)    (14,425,354)
                                                                 --------------  --------------  --------------  ---------------
    Total net capital deficiency ...............................      (815,406)      (5,209,417)     (1,698,988)   $ (1,698,988)
                                                                 --------------  --------------  --------------  ===============
    Total liabilities and stockholders' equity .................   $   800,903     $    209,302    $    199,379
                                                                 ==============  ==============  ==============

                           See accompanying notes.

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF OPERATIONS

                                                                      PERIOD FROM
                                                                    COMMENCEMENT OF
                                     YEAR ENDED DECEMBER 31,           OPERATIONS
                                 ------------------------------   (JULY  25, 1991) TO
                                       1994            1995        DECEMBER 31, 1995
                                 --------------  --------------  ---------------------
Revenue ........................   $        --     $   139,522      $    139,522
Costs and expenses:
 Research and development (1)  .     3,988,139       2,500,817         8,250,972
 Research and
 development-stockholders (2)          368,684         320,543         1,437,240
 General and administrative (1)        549,663       1,204,166         1,861,827
                                 --------------  --------------  -----------------
  Total cost and expenses  .....     4,906,486       4,025,526        11,550,039
                                 --------------  --------------  -----------------
  Loss from operations .........    (4,906,486)     (3,886,004)      (11,410,517)
Other income (expense):
 Interest income ...............        22,885          41,036            63,921
 Interest expense ..............            --      (1,149,866)       (1,181,508)
                                 --------------  --------------  -----------------
  Net loss .....................   $(4,883,601)    $(4,994,834)     $(12,528,104)
                                 ==============  ==============  =================
Pro forma net (loss) per share                     $     (1.56)
                                                 ==============
Shares used in computing
 pro forma net (loss) per share                      3,211,192
                                                 ==============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                    PERIOD FROM
                                                                    COMMENCEMENT
                                    SIX MONTHS ENDED JUNE 30,      OF OPERATIONS
                                 ------------------------------   (JULY 25, 1991)
                                       1995            1996       TO JUNE 30, 1996
                                 --------------  --------------  ----------------
REVENUE                             $    --       $     46,418      $    185,940
Costs and expenses:
 Research and development (1)  .     1,435,932       1,066,877         9,317,849
 Research and
 development-stockholders (2)          132,87             --           1,437,240
 General and administrative (1)        417,850         548,260         2,410,087
                                 --------------  --------------  ----------------
  Total cost and expenses  .....     1,986,656       1,615,137        13,165,176
                                 --------------  --------------  ----------------
  Loss from operations .........    (1,986,656)     (1,568,719)      (12,979,236)
Other income (expense):
 Interest income ...............        27,621              42            63,963
 Interest expense ..............      (239,468)       (328,573)       (1,510,081)
                                 --------------  --------------  ----------------
  Net loss .....................   $(2,198,503)    $(1,897,250)     $(14,425,354)
                                 ==============  ==============  ================
Pro forma net (loss) per share                     $     (0.53)
                                                 ==============
Shares used in computing
 pro forma net (loss) per share                      3,258,571
                                                 ==============

------------

(1) See Note 6 for description of related party transactions.

(2) See Note 2 for description of sponsored research agreements with certain stockholders (3 universities).


See accompanying notes.

                                 INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                     STATEMENT OF NET CAPITAL DEFICIENCY

                                                                               CLASS A              CLASS B
                                                    PREFERRED STOCK         COMMON STOCK         COMMON STOCK
                                                ---------------------  ---------------------  -----------------
                                                  SHARES      AMOUNT     SHARES      AMOUNT     SHARES   AMOUNT
                                                ---------  ----------  ---------  ----------  --------  -------
Issuance of common stock to parent for amount
 receivable in February 1993 at $0.0018 per
 share ........................................         --  $       --    426,372  $      782       --   $    --
Issuance of common stock to directors for cash
 and amount receivable in February 1993 at
 $0.0018 per share ............................         --          --     37,074          67       --        --
Issuance of common stock to a university for
 cash in February 1993 at $0.072 per share  ...         --          --     16,356       1,508       --        --
Issuance of common stock for cash to
 consultants in February 1993 for $0.072 per
 share ........................................         --          --         --          --   65,427     4,800
Issuance of common stock to a college of
 medicine for cash in April 1993 and November
 1993 at $0.0018 per share ....................         --          --     26,948          50       --        --
Forgiveness of note payable to related party  .         --          --         --      10,000       --        --
Net loss--from incorporation (July 25, 1991)
 to December 31, 1993 .........................         --          --         --          --       --        --
                                                ---------  ----------  ---------  ----------  --------  -------
BALANCE at December 31, 1993 ..................         --          --    506,750      12,407   65,427     4,800
Receipt of cash for stockholder receivable  ...         --          --         --          --       --        --
Issuance of Series A convertible preferred
 stock to parent for cash and settlement of
 payable in May 1994 at $5.28 per share  ......  1,007,834   5,323,570         --          --       --        --
Issuance of common stock as partial
 consideration for a license to an institute
 in May 1994 at $0.53 per share ...............         --          --     13,630       7,250       --        --
Issuance of Series B convertible preferred
 stock to investors for cash in September 1994
 at $5.82 per share (net of issuance costs of
 $408,968) ....................................    283,400   1,241,032         --          --       --        --
Conversion of Class B common into common stock          --          --     65,427       4,800  (65,427)   (4,800)
Common stock to be issued to a college of
 medicine and pursuant to antidilutive
 provisions ...................................         --          --         --          --       --        --
Net loss ......................................         --          --         --          --       --        --
                                                ---------  ----------  ---------  ----------  --------  -------
BALANCE at December 31, 1994 ..................  1,291,234   6,564,602    585,807      24,457       --        --
Issuance of antidilutive common stock in
 February 1995 ................................         --          --    107,034      99,562       --        --
Issuance of common stock to a college of
 medicine in April 1995 .......................         --          --      7,063      29,243       --        --
Issuance of common stock upon exercise of
 stock option grants in November 1995  ........         --          --      5,725         556       --        --
Issuance of common stock upon exercise of
 stock option grant in December 1995 ..........         --          --      2,908         267       --        --
Issuance of warrants in connection with a
 bridge financing .............................         --          --         --          --       --        --
Net loss ......................................         --          --         --          --       --        --
                                                ---------  ----------  ---------  ----------  --------  -------
BALANCE at December 31, 1995 ..................  1,291,234   6,564,602    708,537     154,085       --        --
Issuance of common stock upon exercise of
 stock option grants in March 1996 (unaudited)          --          --     12,503       7,651       --        --
Issuance of common stock upon exercise of
 stock option grants in June 1996 (unaudited)           --          --        299          28       --        --
Issuance of common stock to parent for cash
 and settlement of payable in June 1996 at
 $5.50 per share ..............................         --          --    981,818   5,400,000       --        --
Net loss--six months ended June 30, 1996
 (unaudited) ..................................         --          --         --          --       --        --
                                                ---------  ----------  ---------  ----------  --------  -------
BALANCE at June 30, 1996 (unaudited)  .........  1,291,234  $6,564,602  1,703,157  $5,561,764       --   $     --
                                                =========  ==========  =========  ==========  ========  =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                 RECEIVABLE     COMMON                     DURING THE        NET
                                                    FROM         STOCK       ADDITIONAL   DEVELOPMENTAL    CAPITAL
                                                STOCKHOLDERS  TO BE ISSUED     CAPITAL       STAGE        DEFICIENCY
                                               -------------  ------------   ----------  --------------  ------------
ISSUANCE OF COMMON STOCK TO PARENT FOR AMOUNT
 RECEIVABLE IN FEBRUARY 1993 AT $0.0018 PER
 SHARE ........................................     $(782)       $     --          --     $        --   $        --
ISSUANCE OF COMMON STOCK TO DIRECTORS FOR CASH
 AND AMOUNT RECEIVABLE IN FEBRUARY 1993 AT
 $0.0018 PER SHARE ............................       (34)             --          --              --            33
Issuance of common stock to a university for
 cash in February 1993 at $0.072 per share  ...        --              --          --              --         1,508
                                                                                                        -----------
Issuance of common stock for cash to
 consultants in February 1993 for $0.072 per
 share ........................................        --              --          --              --         4,800
Issuance of common stock to a college of
 medicine for cash in April 1993 and November
 1993 at $0.0018 per share ....................        --              --          --              --            50
Forgiveness of note payable to related party  .        --              --          --              --        10,000
Net loss--from incorporation (July 25, 1991)
 to December 31, 1993 .........................        --              --          --      (2,649,669)   (2,649,669)
                                                ------------  ------------  ----------  -------------   -----------
BALANCE at December 31, 1993 ..................      (816)             --          --      (2,649,669)   (2,633,278)
Receipt of cash for stockholder receivable  ...       816              --          --              --           816
Issuance of Series A convertible preferred
 stock to parent for cash and settlement of
 payable in May 1994 at $5.28 per share  ......        --              --          --              --     5,323,570
Issuance of common stock as partial
 consideration for a license to an institute
 in May 1994 at $0.53 per share ...............        --              --          --              --         7,250
Issuance of Series B convertible preferred
 stock to investors for cash in September 1994
 at $5.82 per share (net of issuance costs of
 $408,968) ....................................        --              --          --              --     1,241,032
Conversion of Class B common into common stock         --              --          --              --            --
Common stock to be issued to a college of
 medicine and pursuant to antidilutive
 provisions ...................................        --         128,805          --              --       128,805
Net loss ......................................        --              --          --      (4,883,601)   (4,883,601)
                                                ------------  ------------  ----------  -------------   -----------
BALANCE at December 31, 1994 ..................        --         128,805          --      (7,533,270)     (815,406)
Issuance of antidilutive common stock in
 February 1995 ................................        --         (99,562)         --              --            --
Issuance of common stock to a college of
 medicine in April 1995 .......................        --         (29,243)         --              --            --
Issuance of common stock upon exercise of
 stock option grants in November 1995  ........        --              --          --              --           556
Issuance of common stock upon exercise of
 stock option grant in December 1995 ..........        --              --          --              --           267
Issuance of warrants in connection with a
 bridge financing .............................        --              --     600,000              --       600,000
Net loss ......................................        --              --          --      (4,994,834)   (4,994,834)
                                                ------------  ------------  ----------  -------------   -----------
BALANCE at December 31, 1995 ..................        --              --     600,000     (12,528,104)   (5,209,417)
Issuance of common stock upon exercise of
 stock option grants in March 1996 (unaudited)         --              --          --              --         7,651
Issuance of common stock upon exercise of
 stock option grants in June 1996 (unaudited)          --              --          --              --            28
Issuance of common stock to parent for cash
 and settlement of payable in June 1996 at
 $5.50 per share ..............................        --              --          --              --     5,400,000
Net loss--six months ended June 30, 1996
 (unaudited) ..................................        --              --          --      (1,897,250)   (1,897,250)
                                                ------------  ------------  ----------  -------------   -----------
BALANCE at June 30, 1996 (unaudited)  .........     $  --        $     --     $600,000   $(14,425,354)  $(1,698,988)
                                                ============  ============  ==========  =============   ===========

                           See accompanying notes.

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF CASH FLOWS

                                                                               PERIOD FROM
                                                                               COMMENCEMENT
                                                                              OF OPERATIONS
                                                                             (JULY 25, 1991)
                                                                                    TO
                                                  YEARS ENDED DECEMBER 31,     DECEMBER 31,
                                                     1994          1995            1995
                                                ------------  ------------  ----------------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss .....................................  $(4,883,601)  $(4,994,834)    $(12,528,104)
 Adjustments to reconcile net loss to net cash
  used in operating activities ................
  Amortization and depreciation ...............       10,837           555           14,101
  Amortization of debt discount ...............           --       600,000          600,000
  Amortization of debt issue costs ............           --       237,396          237,396
  Common stock issued or subsequently issued
  in exchange for  consulting services and
  license agreements ..........................      136,055            --          136,055
 Changes in operating assets and liabilities:
  Prepaid sponsored research ..................       54,107        76,844               --
  Due from parent .............................      324,136            --               --
  Other current assets ........................      (16,198)       16,198               --
  Other assets ................................           --        14,323          (13,546)
  Accounts payable ............................      275,134       (33,007)         376,172
  Accrued sponsored research ..................      414,364      (325,202)         197,622
  Other accrued liabilities ...................       61,878       156,316          248,291
                                                ------------  ------------  ----------------
 Net cash used in operating activities  .......   (3,623,288)   (4,251,411)     (10,732,013)
                                                ------------  ------------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture and equipment  ........           --        (4,315)          (4,315)
                                                ------------  ------------  ----------------
  Net cash used in investing activities  ......           --        (4,315)          (4,315)
                                                ------------  ------------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable to related
  parties .....................................           --            --          435,000
  Payments of notes payable to related parties            --            --         (425,000)
  Net proceeds from issuance of preferred
  stock .......................................    3,199,017            --        3,199,017
  Proceeds from issuance of common stock  .....          816           823            8,030
  Payable to parent ...........................    1,113,797       720,883        4,678,799
  Proceeds from technology financing  .........           --     2,000,000        2,000,000
  Payment of principal on technology financing            --      (216,580)        (216,580)
  Proceeds from bridge financing ..............           --     1,500,000        1,500,000
  Payment of principal on bridge financing  ...           --            --               --
  Deferred offering costs .....................           --       (25,000)         (25,000)
  Deferred financing costs ....................           --      (380,000)        (380,000)
                                                ------------  ------------  ----------------
 Net cash provided by financing activities  ...    4,313,630     3,600,126       10,774,266
                                                ------------  ------------  ----------------
 Net increase (decrease) in cash and cash
  equivalents .................................      690,342      (655,600)          37,938
 Cash and cash equivalents, beginning of
  period ......................................        3,196       693,538               --
                                                ------------  ------------  ----------------
 Cash and cash equivalents, end of period  ....  $   693,538   $    37,938     $     37,938
                                                ============  ============  ================
SUPPLEMENTAL CASH FLOW DISCLOSURE
  Forgiveness of note payable to a related
  party .......................................  $    10,000   $        --     $     10,000
                                                ============  ============  ================
  Issuance of Series A preferred stock for
  settlement payable to  Parent ...............  $ 3,365,585   $        --     $  3,365,585
                                                ============  ============  ================
  Interest paid ...............................  $        --   $   233,720     $    233,720
                                                ============  ============  ================








                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                               PERIOD FROM
                                                                               COMMENCEMENT
                                                                              OF OPERATIONS
                                                                             (JULY 25, 1991)
                                                                                    TO
                                                 SIX MONTHS ENDED JUNE 30,       JUNE 30,
                                                     1995          1996            1996
                                                ------------  ------------  ----------------
                                                 (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss .....................................  $(2,198,503)  $(1,897,250)    $(14,425,354)
 Adjustments to reconcile net loss to net cash
  used in operating activities ................
  Amortization and depreciation ...............           --         1,076           15,177
  Amortization of debt discount ...............       85,713            --          600,000
  Amortization of debt issue costs ............       47,128        23,130          260,526
  Common stock issued or subsequently issued
  in exchange for  consulting services and
  license agreements ..........................           --            --          136,055
 Changes in operating assets and liabilities:
  Prepaid sponsored research ..................       24,414            --               --
  Due from parent .............................           --            --               --
  Other current assets ........................       16,198        (6,709)          (6,709)
  Other assets ................................       14,323       (37,212)         (50,758)
  Accounts payable ............................     (335,865)     (120,936)         255,236
  Accrued sponsored research ..................     (156,328)     (197,622)              --
  Other accrued liabilities ...................      112,206      (140,651)         107,640
                                                ------------  ------------  ----------------
 Net cash used in operating activities  .......   (2,390,714)   (2,376,174)     (13,108,187)
                                                ------------  ------------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture and equipment  ........           --        (5,649)          (9,964)
                                                ------------  ------------  ----------------
  Net cash used in investing activities  ......           --        (5,649)          (9,964)
                                                ------------  ------------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable to related
  parties .....................................           --            --          435,000
  Payments of notes payable to related parties            --            --         (425,000)
  Net proceeds from issuance of preferred
  stock .......................................           --            --        3,199,017
  Proceeds from issuance of common stock  .....           --         7,679           15,709
  Payable to parent ...........................     (196,176)    4,118,400        8,797,199
  Proceeds from technology financing  .........    2,000,000            --       2,000,000
  Payment of principal on technology financing       (29,625)     (279,543)       (496,123)
  Proceeds from bridge financing ..............    1,500,000            --       1,500,000
  Payment of principal on bridge financing  ...           --    (1,500,000)     (1,500,000)
  Deferred offering costs .....................     (151,682)       (2,483)        (27,483)
  Deferred financing costs ....................     (380,000)           --        (380,000)
                                                ------------  ------------  ----------------
 Net cash provided by financing activities  ...    2,742,517     2,344,053      13,118,319
                                                ------------  ------------  ----------------
 Net increase (decrease) in cash and cash
  equivalents .................................      351,803       (37,770)            168
 Cash and cash equivalents, beginning of
  period ......................................      693,538        37,938              --
                                                ------------  ------------  ----------------
 Cash and cash equivalents, end of period  ....   $1,045,341   $       168     $       168
                                                ============  ============  ================
SUPPLEMENTAL CASH FLOW DISCLOSURE
  Forgiveness of note payable to a related
  party .......................................   $       --   $        --     $    10,000
                                                ============  ============  ================
  Issuance of Series A preferred stock for
  settlement payable to  Parent ...............   $       --   $ 5,400,000     $ 8,765,585
                                                ============  ============  ================
  Interest paid ...............................   $   95,375   $   140,876     $   374,596
                                                ============  ============  ================

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 THE COMPANY

   Ingenex, Inc. (the "Company") is a biopharmaceutical company engaged in the development of proprietary gene-based therapies and the application of functional genetics to pharmaceutical discovery. The Company's initial commercial strategy is to develop gene therapy products for the oncology market. The Company is currently a majority-owned subsidiary of Titan Pharmaceuticals, Inc. ("Titan" or "Parent").

   The Company is dependent on its Parent to provide working capital, facilities and equipment and certain administrative, financial, regulatory, business development and human resource services. The Company and the Parent have members of their boards of directors in common. The Company also depends on third parties for the license of certain technologies and for sponsored research. All of the Company's current products under development are the subject of license agreements which will require the payment of future royalties.

 BASIS OF PRESENTATION

   The Company's activities since incorporation have primarily consisted of establishing its offices and research facilities, recruiting personnel, conducting research and development, performing business and financial planning and raising capital. Accordingly, the Company is considered to be in the development stage and expects to incur increasing losses and require additional financial resources to achieve commercialization of its products.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, the Company has incurred cumulative net operating losses of approximately $12.5 million and has a working capital deficiency of approximately $4.1 million as of December 31, 1995. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management expects the Company to incur additional losses for the next several years and recognizes the need for an infusion of cash during 1996. The Parent has committed to funding the Company in the amount of $2.6 million in addition to its repayment of the bridge financing referred to in Note 4. The Company is actively pursuing various options which include securing additional equity financing and believes that sufficient funding will be available to achieve its planned business objectives. However, if the Company is unable to obtain necessary cash, other more substantial restructuring options may be necessary, which would have a material adverse effect on the Company's business, results of operations and prospects. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result.

   In September 1994, the Company effected a 1.875-for-one split of all outstanding common and preferred stock. In May 1995, the Company effected a 3.4389-for-one reverse stock split of the Company's Series A convertible preferred stock and common stock, and a 2.3288-for-one reverse stock split of the Company's Series B convertible preferred stock. All share and per share amounts included in the accompanying financial statements have been retroactively adjusted to reflect the stock split and reverse stock splits.

 INTERIM FINANCIAL INFORMATION

   The financial information at June 30, 1996 and for the six months ended June 30, 1995 and June 30, 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                    JUNE 30, 1995 AND 1996 IS UNAUDITED)

   Company considers necessary for a fair presentation of its financial position at such date and of its operating results and cash flows for those periods. Results of the 1996 interim period are not necessarily indicative of results expected for the entire year.

 CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

   The Company considers all highly liquid investments with a maturity from date of purchase of 90 days or less to be cash equivalents. At December 31, 1994 and 1995, the Company had $662,935 and $7,244, respectively, in money market mutual funds which invest in various U.S. government securities including Treasury bills, notes and bonds. The funds seek to maintain a constant $1 net asset value per share. These amounts are included in cash and cash equivalents.

   The Company's investment policy is to maintain liquidity and ensure the safety of principal.

 FURNITURE AND EQUIPMENT

   Furniture and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to five years.

 REVENUE

   Revenue consists of revenue from government grants which support the Company's research efforts in specific research projects. These grants generally provide for reimbursement of approved costs incurred as defined in the various agreements. Revenues are recognized as earned.

 SPONSORED RESEARCH AND LICENSES

   Research and development expenses under sponsored research arrangements are recognized as the related services are performed, generally ratably over the period of service. Payments for license fees are expensed as incurred.

 STOCK-BASED COMPENSATION

   For stock awards and options granted for a fixed number of shares to employees at prices not less than fair value at award or grant date, the Company does not record compensation expense.

 USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 NET LOSS PER SHARE

   Except as noted below, net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (resulting primarily from stock options and amounts

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                    JUNE 30, 1995 AND 1996 IS UNAUDITED)


payable to the Parent) arising during the period commencing 12 months prior to a proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and the if-converted method for amounts payable to Parent). Per share information calculated on the above noted basis is as follows:

                                              YEAR ENDED             SIX MONTHS ENDED
                                             DECEMBER 31,                JUNE 30,
                                      ------------------------  ------------------------
                                          1994         1995         1995         1996
                                      -----------  -----------  -----------  -----------
                                                                 (UNAUDITED)  (UNAUDITED)
Net loss per share ..................  $    (2.94)  $    (2.83)  $    (1.26)  $    (1.06)
                                      ===========  ===========  ===========  ===========
Shares used in calculating net loss
 per share ..........................   1,658,860    1,763,157    1,746,582    1,794,107
                                      ===========  ===========  ===========  ===========

   Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC policy, to common equivalent shares from convertible preferred stock and additional amounts payable to Parent.


   The Company intends to use a portion of the proceeds from the proposed public offering to repay its indebtedness associated with the technology financing (see Note 4). Supplementary net loss per share gives effect to the retirement of such debt at the beginning of the respective periods shown below.



                                              YEAR ENDED      SIX MONTHS ENDED
                                           DECEMBER 31, 1995   JUNE 30, 1996
                                          -----------------  ----------------
                                                                (UNAUDITED)
Supplementary net loss per share  .......     $    (1.40)        $    (0.47)
                                          =================  ================
Shares used in calculating supplementary
 net loss per share .....................      3,394,525          3,436,913
                                          =================  ================


2. SPONSORED RESEARCH AND LICENSE AGREEMENTS

 WITH STOCKHOLDERS

   In May 1992, the Company acquired three exclusive worldwide licenses from the University of Illinois at Chicago ("UIC") regarding certain patent properties. In connection with the license agreements, the Company agreed to pay royalties based on sales of products and processes incorporating the licensed technology, subject to certain minimum royalty payments, royalties based on sublicensing income, a percentage of revenues from research relating to the subject matter of each license that is performed on a contract basis for third parties and all costs and expenses associated with patent prosecution and maintenance. The Company also paid UIC and expensed fees for various UIC licenses totaling $45,000, $73,000 and $149,000 in 1993, 1994 and 1995, respectively. In conjunction with the licenses, the Company and UIC entered into a one-year sponsored research agreement pursuant to which the Company paid UIC an aggregate of $400,000 over 1992 and 1993. Additionally, UIC purchased 16,356 shares of the common stock of the Company ("common stock") in February 1993. In January 1995, these licenses were assigned by the Company to a capital management partnership (see Note 4). However, the Company is still responsible for making minimum royalty and other payments as stipulated in the aforementioned agreements.

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                   JUNE 30, 1995 AND 1996 IS UNAUDITED)


   In September 1992, the Company acquired an exclusive license under a patent (issued in March 1993) assigned to the Massachusetts Institute of Technology ("MIT"). Under the license agreement, the Company agreed to pay MIT royalties based on net sales of products and processes incorporating the licensed technology, subject to certain minimum annual amounts ranging from $3,000 in 1993 to $15,000 in 1997, and $25,000 per year thereafter to maintain the license. In connection with the execution of the license agreement, the Company issued to MIT 13,630 shares of common stock as partial consideration for the license, for which the Company expensed $7,250. In January 1995, this license was assigned by the Company to a capital management partnership (see Note 4). However, the Company is still responsible for making the payments required under the license agreement.

   In October 1992, the Company acquired an exclusive worldwide license under U.S. and foreign patent applications assigned to the Baylor College of Medicine ("Baylor"). Under the license agreement, the Company agreed to pay Baylor royalties based on net sales of products and processes incorporating the licensed technology, subject to certain minimum annual amounts ranging from $8,000 in 1993 to $36,000 in 1997 and each year thereafter to maintain the exclusivity of the license, and a percentage of sublicensing income arising from the license of such products and processes. Pursuant to the research agreement with Baylor also entered into in October 1992, the Company was obligated to pay a total of $797,254 to Baylor for its research efforts. The Company recorded expenses of $242,691 and $239,543 in 1994 and 1995, respectively, and $132,874 and $0 for the periods ended June 30, 1995 and 1996, respectively. As more fully described in the license agreement, the Company also agreed to issue shares of common stock to Baylor over the three-year period following the execution of the agreement. None of these shares were issued as of December 31, 1992, and 26,948 shares were issued in the year ended December 31, 1993. At December 31, 1994, an additional 7,063 shares were issuable to Baylor. These shares were issued in April 1995. The Company recorded research and development expenses of $29,243 in 1994 as consideration for the stock to be issued and included this amount as common stock in the Company's balance sheet at December 31, 1994.

 WITH OTHER PARTIES

   In March 1993, the Company entered into a research agreement with the University of Texas M.D. Anderson Cancer Center ("MD Anderson"). Under the research agreement, the Company agreed to pay MD Anderson $500,574 over a two-year period for research activities. The Company exercised its option under the agreement to provide working space for the researchers and fund related expenditures up to $740,000. Pursuant to the agreement, $414,011 and $826,563 were included in research and development expenses in 1993 and 1994, respectively. The original term of the agreement expired in 1995. However, the Company has agreed to fund an additional $240,000 at the rate of $24,000 per month commencing March 1996.

   The Company is a party to several other license agreements, which involve lesser funding commitments by the Company.

3. RENT EXPENSE

   Total rent expense, including a certain research facility, was $229,154 and $97,686 for 1994 and 1995, respectively, and $14,323 and $138,565 for the periods ended June 30, 1995 and 1996, respectively. In March 1995, the Company terminated the lease of a certain research facility. There are no remainingpayments due and the Company is no longer using the facility. Additionally, included in the cost allocation from Parent (see Note 6), the Company incurred additional occupancy charges of $174,056 and $189,928 for 1994 and 1995, respectively, and $123,238 and $33,345 for the periods ended June 30, 1995 and 1996, respectively.

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                   JUNE 30, 1995 AND 1996 IS UNAUDITED)


 4. DEBT OBLIGATIONS

 TECHNOLOGY FINANCING AGREEMENT

   In January 1995, the Company assigned its rights under certain of its technology license agreements to Aberlyn Capital Management Limited Partnership ("Aberlyn") in exchange for $2,000,000. The Company has licensed-back the technology for research and development purposes and has agreed to make monthly payments of $25,000 through July 1995 and $60,060 from August 1995 through January 1999. Each payment includes implicit interest at approximately 11.6% per annum. At the end of the payment term, the assigned license rights can be reacquired by the Company for $1.00. As part of the financing agreement, the Parent issued to Aberlyn a warrant to purchase 112,375 shares of the Parent's common stock at a price of $3.56 per share. The warrant expires January 31, 2002. The Company incurred a finder's fee of $140,000 related to this transaction, which has been capitalized as deferred financing costs and is being amortized over 48 months. The Parent has guaranteed payment of the loan and has issued finder and director warrants to purchase an aggregate of 7,395 shares of the Parent's common stock at an exercise price of $3.25 per share. The warrants expire in January 2002.

 BRIDGE FINANCING NOTES

   In May 1995, the Company completed a bridge financing pursuant to which the Company issued $1,500,000 principal amount of bridge notes payable and warrants to purchase an aggregate of 300,000 shares of common stock (the "bridge warrants"). Net proceeds from the bridge financing were approximately $1,305,000 (after expenses of the offering). The bridge notes payable were due, together with interest at the rate of 9% per annum, on the earlier of December 31, 1995 or upon the consummation of an initial public offering of the common stock. The Company did not complete an initial public offering prior to the December 31, 1995 due date of the bridge notes and was not otherwise able to repay the bridge notes by that date. Therefore, the Company and the Parent negotiated an extension of the bridge notes until February 28, 1996. The bridge notes were subsequently repaid by the Parent with proceeds from the Parent's initial public offering in January 1996. The bridge warrants entitle the holders thereof to purchase up to 300,000 shares of the common stock until May 30, 2000 at a price of $2.50 per share. The bridge warrants were assigned a value of $600,000. This amount was reflected as a discount on the bridge notes and was accreted as additional financing (interest) expense over the initial term of the bridge notes.

 FAIR VALUE OF DEBT OBLIGATIONS

   The carrying amounts of the Company's technology financing and bridge notes approximate fair value, which was estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED)

 5. STOCKHOLDERS' EQUITY

 PREFERRED STOCK

   The following table describes information with respect to various series of convertible preferred stock ("preferred stock") outstanding as of December 31, 1995 and June 30, 1996:

                                                                PRIMARY
                                                              LIQUIDATION     PRIMARY TOTAL
                 SHARES      SHARES ISSUED   ISSUANCE PRICE  PREFERENCE PER    LIQUIDATION
               AUTHORIZED   AND OUTSTANDING    PER SHARE         SHARE         PREFERENCE
             ------------  ---------------  --------------  --------------  ---------------
Series A  ..   3,465,866       1,007,834         $5.28           $5.30         $5,341,520
Series B  ..   4,000,000         283,400         $5.82           $5.80         $1,643,720

   The holders of the Series A and B convertible preferred stock are entitled to receive noncumulative dividends, when and if declared by the Company's board of directors, out of legally available assets at a rate of $0.52 and $0.58 per share, respectively, per annum. No dividends have been declared by the board of directors.

   Each share of preferred stock can be converted at the option of the holder into one share of common stock, subject to certain adjustments. The preferred stock will be automatically converted into common stock upon a vote by a majority of each class of preferred shareholders or upon consummation of an underwritten public offering in which the offering price equals or exceeds $4.50 per share and the aggregate public offering proceeds equal or exceed $5,000,000. Each share of the preferred stock has voting rights equal to the number of shares of common stock into which it is convertible.

   The Series A and B convertible preferred stock have primary liquidation preferences of $5.30 and $5.80 per share, respectively, plus all dividends declared and unpaid. After payment of these liquidation preferences, any remaining assets will be distributed on a pro rata basis to the holders of the Series A and B convertible preferred stock and the holders of the common stock, based on the number of shares of common stock held by each stockholder (assuming conversion of all such Series A and B convertible preferred stock into common stock) until the holders of the Series A and B convertible preferred stock have received an aggregate of $26.50 per share and $29.00 per share, respectively, including amounts distributed to the holders of such preferred stock prior to the pro rata distribution to all stockholders. Any remaining assets will be distributed on a pro rata basis to the holders of common stock.

 COMMON STOCK

   The Company has reserved a sufficient number of shares of common stock to permit conversion of the preferred stock.

   In February 1993, 65,427 shares of common stock were issued to two consultants (Drs. Roninson and Davidson); such shares are subject to certain repurchase rights of the Company if they cease being consultants to the Company prior to the vesting of such shares. These shares were subject to certain antidilution privileges, pursuant to which an additional 107,034 shares of common stock became issuable in May 1994 and were issued in February 1995. At December 31, 1994, the Company recorded research and development expenses of $99,562 as consideration for the shares to be issued and included this amount in common stock in the balance sheet at December 31, 1994.

 STOCK OPTIONS

   In October 1993, the Company granted options to purchase an aggregate of 33,522 shares of common stock at an exercise price of $0.018 per share to employees. These options are immediately exercisable,

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                   JUNE 30, 1995 AND 1996 IS UNAUDITED)


but are subject to repurchase rights which lapse ratably over four years, with the first increment after one year. At December 31, 1995 and June 30, 1996, 13,968 and 4,889 shares, respectively, of common stock underlying the options would be subject to repurchase by the Company if all options were exercised.

   In December 1993, the Company's board of directors adopted a stock option plan (the "Plan") and initially reserved 85,827 shares of common stock for issuance pursuant to the exercise of options. Under the Plan, incentive stock options may be granted to employees, and nonstatutory stock options may be granted to employees, directors and consultants of the Company, its Parent and subsidiary corporations.

   Options granted under the Plan expire no later than ten years from the date of the grant, except when the grantee receives an incentive stock option and is a 10% stockholder of the Company, its Parent or subsidiary corporations, in which case the maximum term is five years from the date of the grant. The exercise price shall be at least 100%, 85% and 110% of the fair market value of the stock subject to the option on the grant date, as determined by the board of directors, for incentive stock options, nonstatutory stock options and incentive stock options granted to 10% stockholders of the Company (or its Parent or subsidiary corporations), respectively. The options are exercisable immediately upon grant; however, the shares issuable upon exercise of the options are subject to the Company's right of repurchase. Such repurchase rights will lapse as the shares vest over periods of up to five years from the date of grant.

   Plan transactions from Plan inception (December 1993) to June 30, 1996 were as follows:


                                                          OUTSTANDING STOCK OPTIONS
                                             SHARES    ------------------------------
                                            AVAILABLE    NUMBER OF       PRICE PER
                                            FOR GRANT     SHARES           SHARE
                                          -----------  -----------  -----------------
Shares reserved as of December 31, 1993       85,827           --            --
Shares reserved .........................     50,480           --            --
Options granted .........................   (120,390)     120,390      $0.02 --$0.45
                                          -----------  -----------
BALANCE at December 31, 1994 ............     15,917      120,390      $0.02 --$0.45
Shares reserved .........................    344,561           --            --
Options granted .........................   (275,361)     275,361      $0.85 --$3.50
Options canceled ........................     99,267      (99,267)   $0.0918 --$0.8597
Options exercised .......................         --       (4,422)  $0.0918
                                          -----------  -----------
BALANCE at December 31, 1995 ............    184,384      292,062      $0.02 --$3.50
Shares reserved .........................    366,632           --            --
Options granted .........................   (157,244)     157,244      $2.00 --$5.00
Options canceled ........................     13,212      (13,212)     $0.85 --$2.50
Options exercised .......................         --       (3,025)  $0.0184
                                          -----------  -----------
BALANCE at June 30, 1996 ................    406,984      433,069      $0.02 --$5.00
                                          ===========  ===========


   As of December 31, 1994 and 1995 and June 30, 1996, 100,338 shares, 248,314 shares and 373,236 shares, respectively, of common stock underlying the options would be subject to repurchase by the Company if all options were exercised.

6. RELATED PARTY TRANSACTIONS

   On August 1, 1994, the Company entered into an agreement with the Parent regarding the allocation of costs by Titan to the Company for certain services provided in managing the affairs of the Company,

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                    JUNE 30, 1995 AND 1996 IS UNAUDITED)


consisting primarily of occupancy and equipment charges. These expenses are allocated among Titan and Titan's majority-owned subsidiaries based upon the relative percentage of effort expended by Titan on each subsidiary's affairs and relative use of assets held by Titan, including those under a master capital equipment lease (see below). Prior to this agreement, these costs were being allocated using a similar methodology. In October 1995, the allocation was changed to a flat fee per year of $119,500. Management believes that the expense allocation used by Titan is reasonable and does not believe that the expenses would be materially different on a stand-alone basis.

   Research and development expenses allocated by Titan to the Company were $514,733, $470,983, $293,090 and $119,724 for 1994 and 1995, and for the six
months ended June 30, 1995 and 1996, respectively. General and administrative expenses allocated by Titan to the Company were $433,308, $367,997, $275,274 and $59,737 for 1994 and 1995, and for the six months ended June 30, 1995 and 1996, respectively.


   No interest has been charged on the net payable to Parent prior to December 1995. Activity under the payable to Parent is summarized as follows:

                                         YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED
                                      ----------------------------       JUNE 30,
                                           1994           1995             1996
                                      -------------  -------------  ----------------
                                                                       (UNAUDITED)
Beginning balance ...................   $  2,519,983   $    592,331    $  1,313,214
 Corporate cost allocations .........       948,000        838,980         213,147
 Cash disbursements made on behalf
  of or payments made to Parent  ....            --     (1,023,581)             --
 Accrued interest ...................            --             --         155,036
 Cash disbursements made on behalf
  of the Company ($324,136 applied
  to receivable from Parent in 1994)        489,933        905,484       3,750,216
 Conversion of payable to Parent to
  common stock ......................    (3,365,585)            --      (5,400,000)
                                      -------------  -------------  ----------------
Ending balance ......................   $    592,331   $  1,313,214    $     31,614
                                      =============  =============  ================

   The average balances outstanding for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 were approximately $1,314,000, $614,000, and $3,324,154, respectively.

   Effective December 1995, the Parent and the Company executed a debt conversion agreement whereby the Parent had the right, exercisable until July 3, 1996, to convert up to an aggregate of $1,400,000 of indebtedness (including any accrued interest) payable by the Company to the Parent into shares of common stock at a conversion rate of $5.50 per share (which the Company's board of directors had determined to be the then fair value of common stock). In May 1996, the Parent and the Company executed an additional debt conversion agreement whereby the Parent had the right, exercisable until July 3, 1996, to convert up to $4,000,000 of additional indebtedness (including any accrued interest) into shares of common stock at a conversion rate of $5.50 per share (which the Company's board of directors had determined to be the then fair value of the common stock). In the event that the Company consummates, on or before July 3, 1996, an initial public offering of its securities which includes the sale of warrants to purchase common stock for each $5.50 of indebtedness actually converted, Titan has the right to purchase for $0.10 a five year warrant to purchase one share of the common stock at $6.60 per share. Furthermore, pursuant to the December 1995 conversion agreement, all amounts owed to Titan bear interest at 9% per

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                    JUNE 30, 1995 AND 1996 IS UNAUDITED)


annum beginning December 1995 (See Note 8). In June 1996, the Company converted an aggregate of $5,400,000 of indebtedness payable by the Company to the Parent into 981,818 shares of common stock.

 LEASE COMMITMENT

   Titan is party to a master capital equipment lease pursuant to which the Company and other Titan subsidiaries are jointly and severally liable under a sublease and assignment agreement and guaranty for monthly payments (currently totaling $30,459) under the lease, should Titan be unable to satisfy its obligations under the equipment lease. As of December 31, 1995 and June 30, 1996, the amounts outstanding under the lease were $973,851 and $864,964, respectively.

 CONSULTING AGREEMENTS

   The Company incurred research and development expenses of $52,835, $54,998, $29,499 and $29,499 for the years ended December 31, 1994 and 1995, and the periods ended June 30, 1995 and 1996, respectively, pursuant to consultant arrangements with two stockholders (Drs. Roninson and Davidson).

7. INCOME TAXES

   Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. There was no effect of adoption, as the Company has incurred losses since inception.

   As of December 31, 1995, the Company had federal net operating loss carryforwards of approximately $11,600,000. The Company also had federal research and development tax credit carryforwards of approximately $300,000. The net operating loss and credit carryforwards expire at various dates beginning on 2007 through 2010, if not utilized.

   Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

   Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                DECEMBER 31,
                                            1994           1995
                                       -------------  -------------
Net operating loss carryforwards  ....   $  2,400,000   $  4,100,000
Research credit carryforwards  .......       200,000        400,000
Capitalized research and development         300,000        500,000
Other ................................       100,000        200,000
                                       -------------  -------------
Deferred tax asset ...................     3,000,000      5,200,000
Valuation allowance ..................    (3,000,000)    (5,200,000)
                                       -------------  -------------
Total ................................   $        --   $         --
                                       =============  =============

During the year ended December 31, 1994, the valuation allowance increased $2,100,000.

                                INGENEX, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AT JUNE 30, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED)


 8. PROPOSED PUBLIC OFFERING AND OTHER MATTERS

   In August 1995, the Company filed a registration statement with the SEC in connection with a possible public offering of shares of common stock and warrants to purchase shares of common stock. The possible offering was subsequently deferred. General and administrative expenses for 1995 include a charge of $360,799 in connection with the deferred offering.

   On June 28, 1996, the Company's board of directors authorized management to amend the registration statement originally filed in August 1995, which is not yet effective. If the registration statement is declared effective by the SEC, the Company expects to offer shares of common stock to the public (the "Offering"). If the Offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically convert into 1,291,234 shares of common stock. In addition, upon the conversion of the Series A and Series B convertible preferred stock, the Company's Amended and Restated Certificate of Incorporation will be amended such that the Company will be authorized to issue 4,000,000 shares of $0.001 par value preferred stock.

   Unaudited pro forma liabilities and net capital deficiency gives effect to the assumed conversion of the Series A and Series B convertible preferred stock as if such transactions occurred as of June 30, 1996.

   During the period from July through September 1996, the Company borrowed an aggregate of $1,000,000 from Titan for working capital purposes. This loan is to be evidenced by a convertible note (the "Titan Note") that bears interest at the rate of 9% per annum and is due and payable on September 30, 1998. For a one-year period commencing on the consummation of the Offering, Titan will be entitled to convert the Titan Note into shares of common stock at a conversion price per share equal to the initial public offering price.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              TABLE OF CONTENTS

                                              PAGE
                                           --------
Prospectus Summary .......................      3
Risk Factors .............................      7
Use of Proceeds ..........................     17
Dividend Policy ..........................     17
Capitalization ...........................     18
Dilution .................................     19
Selected Financial Data ..................     20
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ..............................     21
Business .................................     25
Management ...............................     43
Certain Transactions .....................     51
Principal Stockholders ...................     54
Description of Capital Stock .............     56
Shares Eligible for Future Sale ..........     58
Underwriting .............................     60
Change in Accountants ....................     61
Legal Matters ............................     62
Experts ..................................     62
Additional Information ...................     62
Index to Financial Statements ............    F-1

UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               1,850,000 SHARES
                                 COMMON STOCK

 #############################################################################

                               GRAPHIC TO COME

 #############################################################################

                                 INGENEX, INC.

                               -----------------
                                 PROSPECTUS
                               -----------------

                             KAUFMAN BROS., L.P.

                                      , 1996

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

   The Registrant's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Registrant for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

   The Registrant believes that it is the position of the Securities and Exchange Commission that, insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Securities Act"), such provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

   The Registrant intends to enter into indemnification agreements (the "Indemnification Agreements") with each of its directors and officers prior to the consummation of the Offering. Each such Indemnification Agreement will provide that the Registrant will indemnify the indemnitee against any and all expenses (including attorneys' fees), witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative (including an action by or in the right of the Registrant) to which he is, was or at any time becomes a party, or is threatened to be made a party by reason of the fact that he is, was or at any time becomes a director, officer, employee or agent of the Registrant, or is or was serving, or at any time serves, at the request of the Registrant, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification will be available, subject to certain exceptions, if the indemnitee's conduct is not finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a breach of his duty of loyalty to the Registrant, or to have resulted in him personally having gained a financial profit or other advantage to which he was not legally entitled. The Indemnification Agreements will also require that the Registrant indemnify the director or officer in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is a party thereto to bring suit to seek recovery or amounts due under the Indemnification Agreement and to recover the expenses of such a suit if successful.

   The Registrant's Bylaws provide that the Registrant shall indemnify its directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law, and the Registrant shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Registrant would have the power to indemnify such person against the liability. The Registrant has not currently purchased any such insurance policy on behalf of any of its directors, officers, employees or agents but intends to do so prior to, or as soon as possible after, the consummation of the Offering.

ITEM 25. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

 SEC Registration fee ...................... $    7,703.02
Nasdaq National Market Listing fee  .......      28,365.64
NASD fee ..................................       2,021.13
Printing and engraving ....................      75,000.00
Legal fees and expenses of the Registrant       300,000.00
Accounting fees and expenses ..............     120,000.00
Blue sky fees and expenses ................      15,000.00
Transfer agent fees .......................       3,500.00
Representative's expense (non-accountable)      370,000.00
Miscellaneous .............................      98,410.21
                                            --------------
  Total ...................................  $1,020,000.00
                                            ==============

ITEM 26. Recent Sales of Unregistered Securities

   Since June 15, 1992, the Registrant has issued and sold the following securities (as adjusted to reflect (i) a 1.875-for-one stock split effected in September 1994 and (ii) a 3.438924545-for-one reverse stock split of the Common Stock and Series A Preferred Stock and a 2.328840417-for-one reverse stock split of the Series B Preferred Stock effected in May 1995):

   1. In May 1994, the Registrant issued and sold 1,007,834 shares of its Series A Preferred Stock to Titan Pharmaceuticals, Inc., its parent company, for an aggregate purchase price of $5,324,000.

   2. In September 1994, the Registrant issued and sold 283,400 shares of its Series B Preferred Stock to four purchasers for an aggregate purchase price of $1,650,000. Montgomery Securities acted as placement agent for this financing and received fees and expenses of $168,000.

   3. On May 31, 1995, the Registrant issued to ten purchasers an aggregate of $1,500,000 principal amount of the Registrant's promissory notes (the "Bridge Notes") due the earlier of December 31, 1995 or the fifth business day following consummation of an initial public offering of securities of the Registrant (the "Maturity Date"). The Bridge Notes bore interest at 9% per annum payable on the Maturity Date. The Bridge Notes were sold as Units consisting of (a) a promissory note in the principal amount of $100,000 and (b) warrants to purchase 20,000 shares of the Registrant's Common Stock (the "Bridge Warrants"). The price per Unit was $100,000 and all fifteen Units that were offered were sold. The Bridge Notes were repaid in January and February 1996 by the Registrant's parent, and there are presently outstanding Bridge Warrants to purchase 300,000 shares of the Registrant's Common Stock.
      A. R. Baron acted as the Registrant's placement agent for the sale of the Units and received from the Registrant a placement fee of $150,000 and a non-accountable expense allowance of $45,000.

   4. In December 1995 and June 1996, the Registrant granted Titan the right to convert up to an aggregate of $5,400,000 of its indebtedness into the Registrant's Common Stock at $5.50 per share. In June 1996, Titan converted such indebtedness into an aggregate of 981,818 shares of the Registrant's Common Stock. Certain of such indebtedness related to Titan's repayment of the Bridge Notes.

   5. In September 1996, the Registrant issued to Titan a convertible note in the principal amount of $1,000,000 (the "Titan Note") due on September 30, 1998. The Titan Note bears interest at 9% per annum, payable at maturity. Pursuant to the terms of the Titan Note, Titan has the right, on or before the first anniversary of the initial public offering of the Registrant's securities, to convert the entire outstanding principal amount of the Titan Note and any accrued and unpaid interest thereunder into shares of the Registrant's Common Stock at the price per share at which the Registrant offers shares of its Common Stock in its initial public offering (the "IPO Price"). To the extent that Titan exercises its right of conversion under the Titan Note, the number of shares of the Registrant's Common Stock that Titan is entitled to purchase pursuant to an option (the "Titan Option") granted to it by the Registrant to purchase approximately 300,000 shares of the Registrant's Common Stock at the IPO Price shall be decreased by the number of shares of the Registrant's Common Stock that Titan receives pursuant to such conversion. Titan shall only be entitled to exercise its conversion rights under the Titan Note in connection with the exercise of the Titan Option.

   The issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 27. Exhibits and Financial Statement Schedules

   (a) Exhibits


   EXHIBIT
     NO.                                                 DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
     1.1 *   Form of Underwriting Agreement, including form of Representative's Warrant (preliminary forms).
     3.1 *   Certificate of Incorporation of the Company, as amended to date.
     3.2 *   Form of Amended and Restated Certificate of Incorporation to be filed after the closing of the offering made pursuant to this Registration Statement.
     3.3 *   Amended and Restated Bylaws of the Company.
     3.4 *   Form of Amended and Restated Bylaws to be effective upon the closing of the offering made pursuant to this Registration Statement.
     4.2 *   Specimen Common Stock certificate.
     4.3 *   Form of Representative's Warrant. Reference is made to Exhibit 1.1.
     4.6 *   Form of Subscription Agreement, dated as of May 31, 1995, by and between the Company and certain purchasers.
     4.7 *   Form of Bridge Warrant.
     4.9 *   Registration Rights Agreement, dated May 20, 1992, by and among the Company, Dr. Igor Roninson and Dr. Richard Davidson.
     4.10*   Amended and Restated Investors' Rights Agreement, dated September 27, 1994, by and between the
             Company and certain investors, and related Waiver of Certain Investor's Rights.
     4.11*   Convertible Note, dated September 1996, issued by the Company in favor of Titan Pharmaceuticals,
             Inc.
     5.1 *   Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.
    10.1 *   Form of Indemnification Agreement between the Company and its directors and officers.
    10.2 *   Amended and Restated 1994 Stock Option Plan.
    10.3 *   Employment Agreement, dated July 25, 1995, between the Company and Mark E. Furth, Ph.D.
    10.4 *+  Sponsored Research Agreement, dated March 23, 1993, between the Company and the University of
             Texas M.D. Anderson Cancer Center.
    10.6 *   GSE Research Agreement, dated May 6, 1992, between Pharm-Gen Systems, Ltd. and the Board of
             Trustees of the University of Illinois.

                               II-3





   EXHIBIT
     NO.                                                 DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
    10.7 *+  GSE Exclusive License Agreement, dated May 6, 1992, between Pharm-Gen Systems, Ltd. and the Board of Trustees of the University of Illinois. (Incorporated by reference to Exhibit 10.8 to the
             Registration Statement (File No. 33-9938) on Form SB-2 of Titan Pharmaceuticals, Inc. (the "Titan
             Registration Statement").)
    10.8 *+  MDR Exclusive License Agreement, dated May 6, 1992, between Pharm-Gen Systems, Ltd. and the Board of Trustees of the University of Illinois. (Incorporated by reference to Exhibit 10.9 to the
             Titan Registration Statement.)
    10.17*+  License Agreement by and between the Company and the Massachusetts Institute of Technology, dated
             September 11, 1992. (Incorporated by reference to Exhibit 10.16 to the Titan Registration
             Statement.)
    10.18*+  License Agreement by and between the Company and Baylor College of Medicine, dated October 21,
             1992 (including Research Agreement of the same date attached as Appendix I). (Incorporated by reference to Exhibit 10.16 to the Titan Registration Statement.)
    10.19*+  License Assignment and License Agreement dated January 31, 1995 by and between Aberlyn Capital
             Management Limited Partnership and the Company, and First Amendment dated January 31, 1995.
             (Incorporated by reference to Exhibit 10.17 to the Titan Registration Statement.)
    10.20*   Amended Services Agreement dated August 1, 1994, by and between the Company and Titan
             Pharmaceuticals, Inc.
    10.23*   Consulting Agreement between Dr. Igor Roninson and the Company dated May 1992.
    10.24*   Consulting Agreement between Dr. Richard Davidson and the Company dated May 1992.
    10.25*   Consulting Agreement between Eli Gilboa, Ph.D. and the Company dated January 1994.
    10.26*   Consulting Agreement between Andrei Gudkov, Ph.D. and the Company dated September 1994.
    10.27*   Consulting Agreement between Dr. William F. Benedict and the Company dated August 1993.
    10.28*   Consulting Agreement between Dr. Hong J. Xu and the Company dated August 1993.
    10.29*   Consulting Agreement between Richard E. Giles, Ph.D. and the Company dated September 1993.
    10.30*   Letter Agreement between the University of Texas M.D. Anderson Cancer Center and the Company
             dated May 1996.
    10.31*   Master Equipment Lease between Titan Pharmaceuticals, Inc. and Phoenix Leasing Incorporated dated
             February 1994. (Incorporated by reference to Exhibit 10.7 to the Titan Registration Statement.)
    10.32*   Sublease and Acknowledgment of Assignment between Titan Pharmaceuticals, Inc., Ingenex, Inc.,
             Geneic Sciences, Inc., Theracell, Inc. and Ansan, Inc. dated February 1994.
    10.33*   Continuing Guaranty Agreement between Ingenex, Inc., Geneic Sciences, Inc., Theracell, Inc.,
             Ansan, Inc., Phoenix Leasing Incorporated and Titan Pharmaceuticals, Inc. dated February 1994.
    10.34*   Shareholders' Agreement between the Company and Titan Pharmaceuticals, Inc. dated September 1996.
    10.35*   Corporate Services Agreement between the Company and Titan Pharmaceuticals, Inc. dated July 1996.

                               II-4





   EXHIBIT
     NO.                                                 DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
    10.36*   Amended and Restated Conversion Agreement between the Company and Titan Pharmaceuticals, Inc.
             dated December 4, 1995.
    10.37*   Conversion Agreement between the Company and Titan Pharmaceuticals, Inc. dated May 23, 1996.
    10.38*   Menlo Park Lease, dated March 6, 1996.
    11.1 *   Statement of Pro Forma Net Loss Per Share.
    16.1     Letter of Richard A. Eisner & Company, LLP regarding change in certifying accountant.
    23.1     Consent of Ernst & Young LLP, Independent Auditors.
    23.2 *   Consent of Shereff, Friedman, Hoffman & Goodman, LLP. Reference is made to Exhibit 5.1.
    23.3     Consent of Pennie & Edmonds.
    27   *   Financial Data Schedule.



------------


   *  Previously filed.

   + Confidential treatment requested as to certain portions of these exhibits. Such portions have been redacted.


ITEM 28. Undertakings

   The Registrant hereby undertakes to provide to the Underwriter, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes:

   (1) that, for the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 25th day of October, 1996.


                                          INGENEX, INC.


                                          By: /s/ Mark E. Furth
                                              -------------------------------
                                              Mark E. Furth
                                              President and Chief Executive
                                              Officer
                                              (Principal Executive Officer)


   In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on this 25th day of October, 1996.


            SIGNATURE                                        TITLE
------------------------------  -------------------------------------------------------------
/S/ MARK E. FURTH
------------------------------- PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR (PRINCIPAL
MARK E. FURTH                   EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL AND ACCOUNTING
                                OFFICER)
                                Director

-------------------------------
Robert T. Abbott
               *                Director
-------------------------------
Louis R. Bucalo
                                Director
-------------------------------
Vincent T. DeVita, Jr.

/s/ John K. A. Prendergast      Director
-------------------------------
John K. A. Prendergast
               *                Director
-------------------------------
Wilhelm F. Schaeffler


*By: /s/ Mark E. Furth
     ---------------------------
     Attorney-in-Fact

                                EXHIBIT INDEX

  EXHIBIT NO.                                           DESCRIPTION                                           PAGE NO.
---------------  ----------------------------------------------------------------------------------------  ------------
       1.1       Form of Underwriting Agreement, including form of Representative's Warrant (preliminary forms).
       3.1 *     Certificate of Incorporation of the Company, as amended to date.
       3.2       Form of Amended and Restated Certificate of Incorporation to be filed after the closing of the offering made pursuant to this Registration Statement.
       3.3 *     Amended and Restated Bylaws of the Company.
       3.4       Form of Amended and Restated Bylaws to be effective upon the closing of the offering made pursuant to this Registration Statement.
       4.2 *     Specimen Common Stock certificate.
       4.3       Form of Representative's Warrant. Reference is made to Exhibit 1.1.
       4.6 *     Form of Subscription Agreement, dated as of May 31, 1995, by and between the Company and certain purchasers.
       4.7 *     Form of Bridge Warrant.
       4.9 *     Registration Rights Agreement, dated May 20, 1992, by and among the Company, Dr. Igor Roninson and Dr. Richard Davidson.
       4.10*     Amended and Restated Investors' Rights Agreement, dated September 27, 1994, by and between the Company and certain investors, and related Waiver of Certain Investor's Rights.
       4.11      Convertible Note, dated September 1996, issued by the Company in favor of Titan Pharmaceuticals,
                 Inc.
       5.1       Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.
      10.1       Form of Indemnification Agreement between the Company and its directors and officers.
      10.2       Amended and Restated 1994 Stock Option Plan.
      10.3 *     Employment Agreement, dated July 25, 1995, between the Company and Mark E. Furth, Ph.D.
      10.4 +     Sponsored Research Agreement, dated March 23, 1993, between the Company and the University of Texas M.D. Anderson Cancer Center.
      10.6 *     GSE Research Agreement, dated May 6, 1992, between Pharm-Gen Systems, Ltd. and the Board of
                 Trustees of the University of Illinois.
      10.7 *+    GSE Exclusive License Agreement, dated May 6, 1992, between Pharm-Gen Systems, Ltd. and the
                 Board of Trustees of the University of Illinois. (Incorporated by reference to Exhibit 10.8 to the Registration Statement (File No. 33-9938) on Form SB-2 of Titan Pharmaceuticals, Inc.
                 (the "Titan Registration Statement").)
      10.8 *+    MDR Exclusive License Agreement, dated May 6, 1992, between Pharm-Gen Systems, Ltd. and the
                 Board of Trustees of the University of Illinois. (Incorporated by reference to Exhibit 10.9 to the Titan Registration Statement.)
      10.17*+    License Agreement by and between the Company and the Massachusetts Institute of Technology,
                 dated September 11, 1992. (Incorporated by reference to Exhibit 10.16 to the Titan Registration
                 Statement.)
      10.18*+    License Agreement by and between the Company and Baylor College of Medicine, dated October
                 21, 1992 (including Research Agreement of the same date attached as Appendix I). (Incorporated by reference to Exhibit 10.16 to the Titan Registration Statement.)
      10.19*+    License Assignment and License Agreement dated January 31, 1995 by and between Aberlyn Capital
                 Management Limited Partnership and the Company, and First Amendment dated January 31, 1995.
                 (Incorporated by reference to Exhibit 10.17 to the Titan Registration Statement.)





  EXHIBIT NO.                                           DESCRIPTION                                           PAGE NO.
---------------  ----------------------------------------------------------------------------------------  ------------
      10.20*     Amended Services Agreement dated August 1, 1994, by and between the Company and Titan
                 Pharmaceuticals, Inc.
      10.23*     Consulting Agreement between Dr. Igor Roninson and the Company dated May 1992.
      10.24*     Consulting Agreement between Dr. Richard Davidson and the Company dated May 1992.
      10.25*     Consulting Agreement between Eli Gilboa, Ph.D. and the Company dated January 1994.
      10.26*     Consulting Agreement between Andrei Gudkov, Ph.D. and the Company dated September 1994.
      10.27*     Consulting Agreement between Dr. William F. Benedict and the Company dated August 1993.
      10.28*     Consulting Agreement between Dr. Hong J. Xu and the Company dated August 1993.
      10.29      Consulting Agreement between Richard E. Giles, Ph.D. and the Company dated September 1993.
      10.30      Letter Agreement between the University of Texas M.D. Anderson Cancer Center and the Company
                 dated May 1996.
      10.31*     Master Equipment Lease between Titan Pharmaceuticals, Inc. and Phoenix Leasing Incorporated
                 dated February 1994. (Incorporated by reference to Exhibit 10.7 to the Titan Registration
                 Statement.)
      10.32      Sublease and Acknowledgment of Assignment between Titan Pharmaceuticals, Inc., Ingenex, Inc.,
                 Geneic Sciences, Inc., Theracell, Inc. and Ansan, Inc. dated February 1994.
      10.33      Continuing Guaranty Agreement between Ingenex, Inc., Geneic Sciences, Inc., Theracell, Inc.,
                 Ansan, Inc., Phoenix Leasing Incorporated and Titan Pharmaceuticals, Inc. dated February 1994.
      10.34      Shareholders' Agreement between the Company and Titan Pharmaceuticals, Inc. dated September
                 1996.
      10.35      Corporate Services Agreement between the Company and Titan Pharmaceuticals, Inc. dated July
                 1996.
      10.36      Amended and Restated Conversion Agreement between the Company and Titan Pharmaceuticals, Inc.
                 dated December 4, 1995.
      10.37      Conversion Agreement between the Company and Titan Pharmaceuticals, Inc. dated May 23, 1996.
      10.38      Menlo Park Lease, dated March 6, 1996.
      11.1       Statement of Pro Forma Net Loss Per Share.
      16.1       Letter of Richard A. Eisner & Company, LLP regarding change in certifying accountant.
      23.1       Consent of Ernst & Young LLP, Independent Auditors.
      23.2       Consent of Shereff, Friedman, Hoffman & Goodman, LLP. Reference is made to Exhibit 5.1.
      23.3       Consent of Pennie & Edmonds.
      27         Financial Data Schedule.

------------

   *  Previously filed.

   *+ Confidential treatment requested as to certain portions of these exhibits. Such portions have been redacted.